Filed pursuant to Rule 424 (b)(2)
                            Registration No. 333-23841

                          LETTERHEAD OF MERCANTILE BANK



April 25, 1997

Dear Fellow Shareholder,



Pursuant to our Bank's pending acquisition by SierraWest Bancorp and merger with and into its wholly owned subsidiary, SierraWest Bank, we have enclosed the following documents for your review:

     1. Booklet containing the Notice of a Special Meeting of Shareholders, the Prospectus of SierraWest Bancorp and the Proxy Statement of Mercantile Bank together with financial information, a copy of the Plan of Acquisition and Merger and related information.

     2. A blue Proxy Form to be executed and returned in the enclosed green envelope.

     3.   SierraWest Bancorp's Form 10-K.

     4.   The 1996 Annual Report of SierraWest Bancorp.

     5.   The 1996 Annual Report of Mercantile Bank.

After you have reviewed the enclosed materials concerning the proposed Plan of Acquisition and Merger, please indicate your vote on the blue Proxy Form and return it immediately in the green envelope.

Should you have any questions or comments, please feel free to call our Bank's President, Michael Burkart, at your convenience.

Thank you for your attention given to this matter. We shall look forward to seeing you at the Special Meeting of Shareholders at 5:00 P.M. on May 27, 1997, at the Bank's Main Office.

                              Sincerely,



                              /s/ Robert F. Gaines
                              Robert F. Gaines
                              Chairman of the Board



Enclosures

                                   MERCANTILE BANK
                              Notice of Special Meeting
                                   of Shareholders
                                    May 27, 1997
                                        5:00 P.M.

TO THE SHAREHOLDERS:

     A Special Meeting of Shareholders of Mercantile Bank, a California banking corporation, will be held at the Bank's offices, 455 Capitol Mall, Sacramento, California on May 27, 1997 at 5:00 P.M. for the following purposes:

     1. To approve the Plan of Acquisition and Merger dated January 23, 1997, among Mercantile Bank ("Mercantile"), SierraWest Bancorp ("SierraWest"), and SierraWest's wholly-owned subsidiary SierraWest Bank (the "Bank") and the related Merger Agreement to be entered into by Mercantile and the Bank, pursuant to which Mercantile would merge with and into the Bank; and

     2. To act upon such other matters as may properly come before such meeting or any adjournment thereof.

     Only shareholders of record at the close of business on April 17, 1997 are entitled to notice of and to vote at this meeting and any adjournments thereof.

                              By Order of the Board of Directors,


                                   /S/ Denis R. Long
                                   Denis R. Long, Corporate Secretary

Sacramento, California
April 22, 1997

         WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE
     SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN
                    THE ENCLOSED POST-PAID ENVELOPE.

--------------------------------------------------------------------------------
     Prospectus of                                     Proxy Statement of
   SIERRAWEST BANCORP                                    MERCANTILE BANK
10181 Truckee-Tahoe Airport Road                         455 Capitol Mall
 Truckee, California 96160                         Sacramento, California 95814
     916-582-3000                                           916-442-6000
--------------------------------------------------------------------------------

                  This Proxy Statement/Prospectus is being furnished to the shareholders of Mercantile Bank ("Mercantile") in connection with the solicitation of proxies by the Board of Directors of Mercantile to be used in voting at the special meeting of shareholders of Mercantile to be held on May 27, 1997 (the "Mercantile Meeting"). This Proxy Statement/Prospectus is first being mailed to holders of common stock of Mercantile on or about April 25, 1997.

                  The Mercantile Meeting has been called to consider and vote upon proposals:

                  1. To approve the Plan of Acquisition and Merger (the "Agreement") dated January 23, 1997, among Mercantile, SierraWest Bancorp
("SierraWest") and SierraWest's wholly owned subsidiary SierraWest Bank, and the related Merger Agreement to be entered into by SierraWest Bank and Mercantile (the "Merger Agreement"), pursuant to which Mercantile would merge with and into SierraWest Bank (the "Merger"); and

                 2. To act upon such other matters as may properly come before such meeting or any adjournment thereof.

                  This Proxy Statement/Prospectus covers a maximum of 250,000 shares of SierraWest common stock, which are to be issued to shareholders of Mercantile in exchange for shares of Mercantile common stock. The specific details of the Agreement are more fully discussed under the heading "PROPOSAL
ONE: THE MERGER" in this Proxy Statement/Prospectus, and in the Agreement and in the Merger Agreement which are set forth in full in Annex A to this Proxy Statement/Prospectus, which is incorporated herein by reference.

                  The affirmative vote of the holders of a majority of the issued and outstanding shares of Mercantile common stock are required to approve the Merger.

                  This Proxy Statement/Prospectus also constitutes the Prospectus of SierraWest under the Securities Act of 1933, as amended (the "1933 Act"), for the public offering of the shares of SierraWest common stock to be issued in exchange for Mercantile common stock in the Merger. This Proxy Statement/Prospectus does not cover any resales of SierraWest common stock to be received by the shareholders of Mercantile or SierraWest in the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

                  NEITHER THIS TRANSACTION NOR THE SECURITIES OF SIERRAWEST HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Proxy Statement/Prospectus is April 22, 1997.

                  No person is authorized to give any information or to make any representation with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein or in the documents incorporated by reference herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by SierraWest or Mercantile. This Proxy Statement/ Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities or the solicitation of a proxy or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of SierraWest or Mercantile since the date hereof or that the information in this Proxy Statement/Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the dates hereof or thereof.

AVAILABLE INFORMATION

                  SierraWest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith has filed reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by SierraWest with the Commission can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, NW, Room 1024, Washington, DC 20549 and at the public reference facilities of the Chicago Regional Office, Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604, and the New York Regional Office, 75 Park Place, New York, New York, 10007. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW Washington DC 20549 at prescribed rates.

                  The Commission maintains a web site, which contains reports, proxy and information statements and other information pertaining to registrants that file electronically with the Commission including SierraWest. The address of this site is http://www.sec.gov.

                  SierraWest has filed with the Commission a Registration Statement on Form S-4 as amended (No. 333-23841) under the 1933 Act relating to the shares of SierraWest common stock to be issued in connection with the Merger (the "Registration Statement"). This Proxy Statement/Prospectus also constitutes the Prospectus of SierraWest filed as part of the Registration Statement and does not contain all the information set forth in the Registration Statement and Exhibits thereto. The Registration Statement and the Exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above.

                  ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS WITH RESPECT TO SIERRAWEST AND ITS SUBSIDIARY HAS BEEN SUPPLIED BY SIERRAWEST AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO MERCANTILE HAS BEEN SUPPLIED BY MERCANTILE.


INFORMATION INCORPORATED BY REFERENCE

                  The following documents previously filed or to be filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

                  (a) SierraWest's Annual Report on Form 10-K for the year ended December 31, 1996 (the "SierraWest 10-K");

                  (b) SierraWest's Current Report on Form 8-K filed with the Commission on January 31, 1997; and

                  (c) All documents filed by SierraWest pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof.

                  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO SIERRAWEST WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE
AVAILABLE  WITHOUT  CHARGE  UPON  REQUEST  FROM  DAVID  C.  BROADLEY,  EVP/CHIEF
FINANCIAL OFFICER, SIERRAWEST BANCORP, 10181 TRUCKEE-TAHOE AIRPORT ROAD, TRUCKEE, CALIFORNIA 96160, TELEPHONE 916-582-3000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 12, 1997.

                  Any statement contained in a SierraWest document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                  THIS   PROXY   STATEMENT/PROSPECTUS   AND   DOCUMENTS   HEREIN
INCORPORATED BY REFERENCE INCLUDING, BUT NOT LIMITED TO THE SIERRAWEST 10-K CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF SIERRAWEST FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE EXPECTED IMPACT OF THE MERGER ON SIERRAWEST'S FINANCIAL PERFORMANCE AND THE MARKET VALUE OF SIERRAWEST COMMON STOCK (SEE "INVESTMENT CONSIDERATIONS", "SUMMARY", "THE MERGER--REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS" "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS" AND "MERCANTILE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS   OF   MERCANTILE").   THESE FORWARD-LOOKING STATEMENTS INVOLVE
CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS IN-CLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER
LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COM-PETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESS OF SIERRAWEST AND MERCANTILE ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRON-MENT REDUCE MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (7) CHANGES IN THE REGULATORY ENVIRONMENT;
(8) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND(9) CHANGES IN THE SECURITIES MARKETS. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF SIERRAWEST OR MERCANTILE NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF SIERRAWEST AFTER THE MERGER IS INCLUDED IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN. MOREOVER, WHENEVER PHRASES SUCH AS, OR SIMILAR TO, "IN MANAGEMENT'S OPINION," "MANAGEMENT BELIEVES," OR "MANAGEMENT CONSIDERS" ARE USED, SUCH STATEMENTS ARE AS OF, AND BASED UPON THE KNOWLEDGE OF MANAGEMENT, AT THE TIME MADE AND ARE SUBJECT TO CHANGE BY THE PASSAGE OF TIME AND/OR SUBSEQUENT EVENTS, AND ACCORDINGLY SUCH STATEMENTS ARE SUBJECT TO THE SAME RISKS AND UNCERTAINTIES NOTED ABOVE WITH RESPECT TO FORWARD-LOOKING STATEMENTS.

                               TABLE OF CONTENTS
                                                                                               PAGE


AVAILABLE INFORMATION...........................................................................2

INFORMATION INCORPORATED BY REFERENCE...........................................................2

SUMMARY.........................................................................................4
The Parties to the Merger.......................................................................4
Date, Time and Place of Meeting.................................................................4
Purpose of the Meeting..........................................................................4
Persons Entitled to Vote........................................................................5
Vote Required...................................................................................5
Principal Terms of the Merger; Exchange Amount..................................................5
Cash/Stock Election.............................................................................6
Conditions and Regulatory Approvals.............................................................6
Termination and Amendment; Termination Payment..................................................6
Expenses........................................................................................7
Certain Federal Income Tax Consequences.........................................................7
Effective Date of the Merger....................................................................7
Recommendations of the Board of Directors.......................................................7
Fairness Opinion................................................................................8
Dissenters' Rights of Appraisal.................................................................8
Differences in Charter Documents and Applicable Law.............................................8
Interests of Certain Persons in the Merger......................................................8
Market Price Data...............................................................................9
Dividend Policy.................................................................................9
Selected Financial Information.................................................................10
Recent Developments............................................................................13

INVESTMENT CONSIDERATIONS......................................................................14
Concentration of Lending Activities............................................................14
Reliance on SBA Loan Sales.....................................................................14
Prepayment Risk................................................................................14
Environmental Liabilities......................................................................15
Growth Strategy................................................................................15
Potential Adverse Climatic and Economic Conditions.............................................15
Impact of New Accounting Pronouncement on Regulatory Capital...................................15
Mercantile-Regulatory Agreement................................................................16

SPECIAL MEETING OF THE SHAREHOLDERS OF MERCANTILE..............................................17
INTRODUCTION...................................................................................17
VOTING AND PROXIES.............................................................................17
     Date, Time and Place of Meeting...........................................................17
     Record Date and Voting Rights.............................................................17
     Voting by Proxy...........................................................................17
     Adjournments..............................................................................17
     Solicitation of Proxies...................................................................18
PROPOSAL ONE: THE MERGER.......................................................................19
Background.....................................................................................19
Reasons for the Merger and Recommendation......................................................19
Fairness Opinion...............................................................................20
     General...................................................................................20
     Analysis of Selected Merger Transactions..................................................21
     Contribution Analysis.....................................................................21
Interests of Certain Persons in the Merger.....................................................22


                               TABLE OF CONTENTS
                                  (Continued)
                                                                                               PAGE
Principal Terms of the Merger..................................................................22
     General...................................................................................22
     Effective Date of the Merger..............................................................22
     Exchange Amount...........................................................................22
     Adjustments to the Exchange Amount........................................................25
     Cash/Stock Election.......................................................................25
     Rights of Holders After Effective Date; Dividends.........................................26
     Exchange of Mercantile Stock Certificates; Fractional Interests...........................26
     Personnel Matters.........................................................................26
     Conduct of Business Prior to Merger.......................................................27
     Representations and Warranties............................................................28
     Conditions to the Merger..................................................................28
     Required Regulatory Approvals.............................................................28
     Dissenters' Rights of Appraisal...........................................................29
     Non-Solicitation Covenants................................................................30
     Certain Federal Income Tax Consequences...................................................30
     Accounting Treatment......................................................................31
     Termination and Amendment; Termination Payment............................................31
     Expenses..................................................................................32
     Resales of SierraWest Common Stock........................................................32
     Conduct of Business of SierraWest and Mercantile Following the Merger.....................32

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..............................................34

INFORMATION ABOUT SIERRAWEST...................................................................38

INFORMATION ABOUT MERCANTILE...................................................................39

SELECTED FINANCIAL DATA........................................................................48

MERCANTILE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF MERCANTILE............................................................50

DESCRIPTION OF SIERRAWEST CAPITAL STOCK........................................................57

DESCRIPTION OF MERCANTILE CAPITAL STOCK........................................................58

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS..................................................58

MARKET PRICE AND DIVIDEND INFORMATION..........................................................61

EXPERTS........................................................................................62

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE.....................................................................................62

LEGAL MATTERS..................................................................................63

OTHER MATTERS..................................................................................63

MERCANTILE BANK Financial Statements December 31, 1996 and 1995 (With Auditors' Report Thereon)

MERCANTILE BANK Financial Statements December 31, 1995 and 1994 (With Auditors' Report Thereon)


                              TABLE OF CONTENTS
                                 (Continued)


ANNEX A   Plan of Acquisition and Merger dated January 23, 1997

ANNEX B   Fairness Opinion of Carpenter & Company

ANNEX C Excerpts of Chapter 13 of the California Corporations Code regarding Dissenters Rights

                                    SUMMARY

                  Certain matters discussed or incorporated by reference in this Proxy Statement/Prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, those described in "INVESTMENT CONSIDERATIONS", "SUMMARY", "PROPOSAL ONE: THE MERGER - Reasons for the Merger and Recommendation; Principal Terms of the Merger - Exchange Amount", "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS" and "MERCANTILE MANAGEMENT'S DISCUS-SION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MERCAN-TILE". Therefore, the information set forth therein should be carefully con-sidered when evaluating the business prospects of SierraWest and Mercantile.



                  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary does not contain a complete statement of all material features of the Merger and is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus and the Annexes hereto. Mercantile shareholders are urged to read this Proxy Statement/Prospectus and the accompanying Annexes in their entirety.

The Parties to the Merger

                  SierraWest is a corporation organized under the laws of the State of California. It is registered as a bank holding company under the Bank Holding Company Act of 1956 (the "BHC Act"). SierraWest owns one banking subsidiary, SierraWest Bank (the "Bank" or "subsidiary"), a California state banking corporation. SierraWest's former Nevada banking subsidiary was merged with and into the Bank on October 1, 1996. At December 31, 1996, SierraWest had consolidated assets of approximately $ 447.9 million and shareholders' equity of approximately $33.9 million. SierraWest's principal office is located in Truckee, California. The Bank has eleven banking offices and eight loan production offices in California and Nevada.

                  Mercantile is a state banking corporation licensed by the California State Banking Department as a commercial bank. It was incorporated under the laws of the State of California in 1975 and is headquartered in Sacramento, California. Mercantile conducts a general commercial banking business through its single office. At December 31, 1996, Mercantile had assets of approximately $46.4 million and shareholders' equity of approximately $4.9 million.

                  The Bank and Mercantile have their deposits insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits.

                  If the Merger had been consummated on December 31, 1996, the combined companies would have had, on a pro forma basis after certain adjustments, total assets of $492.7 million and shareholders' equity of approximately $37.2 million. Combined net income for the year ended December 31, 1996 would have been approximately $3.5 million.


Date, Time and Place of the Meeting

                  The Mercantile Meeting will be held on May 27, 1997 at 5:00 p.m. local time at Mercantile's office at 455 Capitol Mall, Sacramento, California.


Purpose of the Meeting

                  At the Mercantile Meeting, the shareholders of Mercantile will be asked to (1) consider and vote upon the Agreement and the Merger Agreement; and (2) consider and vote upon such other business as may properly come before the Mercantile Meeting, including any adjournment or postponement thereof.

                  THE  BOARD  OF  DIRECTORS  OF   MERCANTILE   RECOMMENDS   THAT
SHAREHOLDERS VOTE THEIR SHARES OF MERCANTILE COMMON STOCK IN FAVOR OF THE MERGER PROPOSAL.

Persons Entitled to Vote

                  Mercantile has fixed the close of business on April 17, 1997, as the record date for determining persons entitled to notice of and to vote at the Mercantile Meeting. At the close of business on April 17, 1997, there were outstanding and entitled to vote 336,980 shares of Mercantile common stock.
See "VOTING AND PROXIES."


Vote Required

                  Under the Agreement and applicable law, approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of Mercantile common stock is a condition to completion of the Merger. See "VOTING AND PROXIES--Record Date and Voting Rights."

                  As a group, executive officers and directors of Mercantile and the affiliates of such officers and directors beneficially owned 188,565 shares, or approximately 56%, of Mercantile common stock outstanding as of April 17, 1997. Holders of approximately 56% of the outstanding shares of Mercantile common stock, including all of the directors, have agreed to vote their shares in favor of the Merger. Accordingly, no additional shares are required to approve the transaction. No executive officer or director of Mercantile or any affiliate of any such officer or director beneficially owned any shares of SierraWest common stock as of such date.


Principal Terms of the Merger; Exchange Amount

                  The Merger will become effective on the date (the "Effective Date") that the Merger Agreement is filed with the Secretary of State of the
State of California and the California Superintendent of Banks (the "Superintendent"). Assuming all conditions to the Merger are met, the parties anticipate that the Effective Date will be on or about June 30, 1997, or as soon thereafter as practicable. Upon completion of the Merger, Mercantile will be merged with the Bank. The Bank will be the surviving corporation in the Merger and will continue to operate as a wholly owned subsidiary of SierraWest.

                  On the Effective Date, the outstanding shares of Mercantile common stock will be converted into the right to receive a combination of cash and shares of SierraWest common stock (the "Cash Component" and the "Stock Component") with an aggregate value equal to the Exchange Amount. The Exchange Amount will be $6,601,000 or approximately $19.59 per share, subject to certain adjustments. The Exchange Amount will consist one-half of cash and one-half of SierraWest common stock, subject to a cash/stock election by Mercantile shareholders. For purposes of determining the number of shares of SierraWest common stock to be issued, such stock will be valued at the average of the closing prices of the shares of SierraWest common stock as reported in the western edition of the Wall Street Journal for the 20 trading days ending five business days before the Effective Date, provided that the maximum number of shares of SierraWest common stock that will be issued is 250,000.

                  The Exchange Amount will be reduced by 7.44% of the amount by which Mercantile's average core deposits for the 20 business days ending the month end before the Effective Date are less than $22.7 million. Core deposits include all deposits of Mercantile other than certificates of deposit; brokered deposits, wholesale deposits and deposits of other depository institutions; deposits maintained by the officers, directors or shareholders of Mercantile or their related interests to the extent that such deposits exceed $1 million in the aggregate; and deposits opened or renewed after the date of the Agreement for which the rate exceeds the rates established by SierraWest for similar deposit products. At March 31, 1997, Core Deposits were approximately $24.1 million. See "SUMMARY -- Recent Developments."


                  The Exchange Amount will also be increased or decreased by the amount by which Mercantile's Adjusted Shareholders' Equity is greater or less than $4,912,000. Mercantile's Adjusted Shareholders' Equity is defined as actual shareholders' equity under generally accepted accounting principles ("GAAP"), reduced by certain pro forma reserves and accruals to reflect SierraWest's loan grading system, any prospective inconsistencies in Mercantile's method of calculating its allowance for loan losses and amount necessary to increase the valuation reserve reflected on Mercantile's books to offset the effect of any additional carry-forward tax losses resulting from additions to Mercantile's allowance for loan losses or operating losses occurring after December 31, 1996.
At  March 31,  1997,  Mercantile's   shareholders'  equity  under  GAAP  was
$5,024,000. See SUMMARY -- Recent Developments." No assurance can be given that actual shareholders' equity or Adjusted Shareholders' Equity will be higher or lower than this amount as of the Effective Date. All adjustments, except for the valuation allowance adjustment, will be net of the related tax benefit or cost.

                  The Agreement limits the Stock Component to 250,000 shares of SierraWest common stock. If the Exchange Amount remains at $6,601,000 and the Stock Component remains at $3,300,500, the Exchange Amount will effectively be reduced by any decrease in the average stock price of SierraWest common stock during the measurement period below $13.20. The last reported sale price for SierraWest common stock on April 16, 1997 was $18.00 per share.


                  For a more complete description of the Exchange Amount, see "PROPOSAL ONE: THE MERGER--Principal Terms of the Merger."

Cash/Stock Election

                  The Exchange Amount will be allocated to the Stock Component and the Cash Component in accordance with an election procedure (the "Cash/Stock Election").

                  Each Mercantile shareholder may elect to receive his or her portion of the Exchange Amount in either all SierraWest shares or all cash. If no election is made, the shareholder will receive 50% of his or her Exchange Amount in a Cash Component and 50% in a Stock Component, subject to certain adjustments and limitations. The aggregate Cash Component for all Mercantile shareholders must equal 50% of the Exchange Amount, including cash used to pay dissenters. The aggregate Stock Component may not exceed 250,000 shares of SierraWest common stock. If the aggregate Cash Component is undersubscribed, the unsubscribed portion of this minimum aggregate Cash Component will be allocated pro rata (by number of shares) among all Mercantile shareholders receiving stock; if the aggregate Cash Component is oversubscribed, the Cash Component of each Mercantile shareholder electing to receive cash will be reduced pro rata (by number of shares electing to receive cash) so that the aggregate Cash Component of all Mercantile shareholders (plus amounts paid to shareholders exercising dissenters' rights) will equal one-half of the Exchange Amount or $3,300,500, as adjusted. The total of the Cash Component and the Stock Component will always equal the Exchange Amount, subject to the limitation on the total number of shares of SierraWest common stock to be issued as part of the Exchange Amount.

                  After the Effective Date, SierraWest will send to each Mercantile shareholder a letter of transmittal describing the Cash/Stock Election in more detail and providing forms for making the Cash/Stock Election. The Cash/Stock Election, if made, must be made for all shares held in the name of the Mercantile shareholder. A Mercantile shareholder who holds shares in two or more capacities or in different names may make a separate Cash/Stock Election for each name or capacity in which shares are held.

                  Mercantile shareholders who make a Cash/Stock Election have no assurance that they will receive all cash or all stock or any specific proportion thereof.

                  There are certain differences in the rights of holders of Mercantile common stock and the rights of holders of SierraWest common stock. See "CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS."

Conditions and Regulatory Approvals

                  Consummation of the Merger is subject to the satisfaction of various conditions, including the accuracy of each party's representations and warranties, each party's substantial compliance with its obligations under the Agreement, the absence of any material adverse change (as defined in the Agreement) in the business or financial condition of SierraWest or Mercantile, receipt of required regulatory approvals from the FDIC and California State Banking Department (the "Department"), the effectiveness of SierraWest's Regis-tration Statement, receipt of a legal or accounting opinion as to the qualifi-cation of the Merger as a tax-free reorganization with respect to the Stock Component, the exchange of current unaudited financial information, Mercan-tile's receipt of a fairness opinion from its financial advisor and the adjust-ment (if necessary) of certain of Mercantile's reserves and asset classifica-tions to conform to specified standards. See "PROPOSAL ONE: THE MERGER-- Representations and Warranties; Conditions to the Merger." Except as to any condition the satisfaction of which is required by law, the Boards of Directors of SierraWest and Mercantile have the corporate power and authority to waive satisfaction of the conditions to their respective company's obligation to consummate the Merger.


Termination and Amendment; Termination Payment

                  The Agreements may be terminated any time prior to the Effective Date as follows: (a) by the mutual consent of the respective Boards of Directors; (b) by the Board of Directors of SierraWest on or after June 30,

1997, if any of the conditions to the obligations of SierraWest have not been fulfilled or waived, any material adverse change in Mercantile or its properties, operations or financial condition occurs or is learned, Mercantile materially fails to comply with its obligations under the Agreement, Mercantile enters into a transaction or series of transactions with a third person or group providing for the acquisition of all or a substantial part of Mercantile, whether by way of merger, exchange or purchase of stock, sale of assets or otherwise; (c) by the Board of Directors of Mercantile on or after June 30, 1997, if any of the conditions to the obligations of Mercantile are subject have not been fulfilled or waived by Mercantile (subject to SierraWest's right to pursue certain litigation or administrative proceedings to obtain one or more of the required regulatory approvals, but not beyond December 31, 1997), any material adverse change in SierraWest or its properties, operations or financial condition occurs or is learned, SierraWest materially fails to comply with its obligations under the Agreement, SierraWest or its affiliates enter into a business combination with any other entity which does not expressly contemplate the performance by SierraWest or its successor in interest of SierraWest's obligations under the Agreement and SierraWest indicates it will not consummate the Agreement.

                  If either party willfully breaches the Agreement or enters into another transaction (such as a merger or similar business combination) that prevents performance of its obligations under the Agreement, the other party may terminate the Agreement and becomes entitled to liquidated damages of $350,000. In addition, each party remains liable for its other expenses as set forth in
Section 10 of the Agreement.

Expenses

                  Each party will pay the costs incurred incident to the performance of its obligations under the Agreement, including costs related to the Registration Statement and these Proxy Materials, their respective financial statements and the fees of its counsel, accountants, consultants and financial advisors. Mercantile will pay or accrue up to $10,000 toward the printing costs of the Registration Statement and the Proxy Materials and the costs of distributing the Proxy Materials and other information relating to these transactions to shareholders of Mercantile. All fees payable pursuant to state "blue-sky" securities laws, fees related to obtaining a tax opinion, and the fee required to be paid to the Commission to register the shares of SierraWest common stock will be shared equally by the parties.

Certain Federal Income Tax Consequences

                  As a condition to the consummation of the Merger, SierraWest and Mercantile have received an opinion from the law firm McCutchen, Doyle, Brown & Enersen LLP, to the effect that the Merger will constitute a tax-free reorganization for federal and California state income tax purposes as to the Stock Component of the Exchange Amount. Consequently, it is the intent of the parties that Mercantile shareholders who receive SierraWest common stock pursuant to the Merger will not recognize gain or loss for federal income tax purposes with respect to the Stock Component. Gain or loss will, however, be recognized on the receipt by holders of Mercantile common stock of cash as payment pursuant to the exercise of dissenters' rights and may be recognized on the receipt of the Cash Component and cash in lieu of fractional shares of SierraWest common stock. The character and amount of such gain or loss may vary with each shareholder's individual circumstances. Mercantile's shareholders are urged to consult their own tax advisors regarding the federal (and any applicable foreign, state and local) income tax consequences of the Merger. However, the opinion will be based on the assumption that the value of the Stock Component will be equal to at least 50% of the Exchange Amount. This assumption will not be correct if the market value of SierraWest common stock is less than $13.20. See "PROPOSAL ONE: THE MERGER-- Certain Federal Income Tax Consequences."


Effective Date of the Merger

                  The Merger will become effective on the date (the "Effective Date") that the Merger Agreement is filed with the Secretary of State of the State of California and the Superintendent. Assuming all conditions to the Merger are met, the parties anticipate that the Effective Date will be on or before June 30, 1997, or as soon thereafter as practicable.


Recommendations of the Board of Directors

                  The Board of Directors of Mercantile believes that the Merger is in the best interests of Mercantile and its shareholders. The Board is of the opinion that combining the business of SierraWest and Mercantile will enhance the prospects of Mercantile. The Board of Directors of Mercantile voted to recommend to its shareholders a vote FOR approval of the Merger. See "PROPOSAL
ONE: THE MERGER--Reasons for the Merger and Recommendations."

Fairness Opinion

                  Mercantile has retained Carpenter & Company as its financial advisor in connection with the Merger and to render an opinion to the Board of Directors of Mercantile as to whether the Exchange Amount and the Exchange Ratio in the proposed Merger are fair from a financial point of view to the shareholders of Mercantile. Carpenter & Company delivered its opinion to this effect on January 23, 1997. See "PROPOSAL ONE: THE MERGER Fairness Opinion" and Annex B.

Dissenters' Rights of Appraisal

                  If the Merger is consummated, shareholders of Mercantile who follow certain statutory procedures may demand dissenters' rights under California law. A shareholder's vote against approval of the Merger alone is not sufficient to preserve a dissenting shareholder's right to receive such dissenters' rights. A dissenting shareholder must affirmatively complete certain procedures including giving notice to Mercantile within certain statutory time frames in order to preserve the dissenter's rights of appraisal. See "PROPOSAL
ONE: THE MERGER--Dissenters' Rights of Appraisal" and Annex C which set forth the relevant sections of the California General Corporation Law.

Differences in Charter Documents and Applicable Law

                  SierraWest and Mercantile are both organized under the corporate law of California. Mercantile is also subject to the California Banking Law. While there are many similarities between the laws governing the rights of shareholders, there are certain differences in the charter documents and law applicable to the two companies. See "CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS."

Interests of Certain Persons in the Merger

                  Directors of Mercantile hold a substantial number of Mercantile shares and will benefit to the same extent as all Mercantile shareholders from the conversion of Mercantile shares to SierraWest shares. Michael Burkart, president of Mercantile, has a contract with Mercantile under which he is entitled, upon completion of the Merger, to certain incentive compensation based on the value paid to Mercantile shareholders. If the Exchange Amount is at least $6,293,000, his incentive compensation will be $50,000. He will receive an additional $25,000 for each increment of $484,000 by which the Exchange Amount exceeds $6,293,000. See "PROPOSAL ONE: THE MERGER--Interests of Certain Persons in the Merger."

                  The Agreement provides that Mercantile employee Denis Long will be eligible for employment by SierraWest provided that he and SierraWest have agreed to the terms of employment on or before the Determination Date; provided, in the event that he has not reached agreement with SierraWest by such date, Mercantile will have no obligation to terminate Denis Long prior to the Effective Date. To resolve any questions as to the rights to the parties under the agreement and their respective relationships with Denis Long, Mercantile and SierraWest, with the consent of Denis Long, have entered into a letter agreement which provides: (1) As of the Effective Date, the employment of Denis Long shall be terminated and he shall have no further rights under the terms of any employ-ment contracts that may exist between Denis Long and Mercantile; (2) In consideration of receipt of an enforeceable release from Denis Long, SierraWest and Mercantile shall jointly make a payment to him equal to $85,000 (one year's base salary) less applicable withholdings as full and final severance. Each of SierraWest and Mercantile shall bear one-half of the severance payment; and (3) Following the Effective Date, SierraWest will have the right, but not the obligation, to offer further employment to Denis Long on such terms as may be agreed.

Market Price Data

                  SierraWest common stock is quoted on the Nasdaq National Market. Mercantile common stock is thinly traded in the over-the-counter market and is not quoted on Nasdaq.

                  The following table sets forth historical per share market values for SierraWest common stock and Mercantile common stock and the equivalent pro forma market values (i) on January 23, 1997, the last trading day prior to public announcement of the Merger and (ii) on April 16, 1997. The historical per share market values shown below for SierraWest common stock and Mercantile common stock represent the last sale prices on or before the dates indicated; such values for SierraWest may be higher or lower than the "Market Value" of SierraWest common stock as such term is defined in the Agreement for purposes of determining the Exchange Amount. The equivalent pro forma market value per share of Mercantile common stock reflects an Exchange Amount of $19.59 per share, assuming an average Cash Component of $9.795 per share and a Market Value equivalent to the market price for SierraWest common stock shown in the table.


                                                                                             Equivalent Pro Forma
                                 Market Price                                                Market Value

                        Historical          Historical
                        SierraWest        Mercantile(1)


January 23, 1997          $17.00              $ 8.25        Cash Component                     $   9.795

                                                            Stock Component                        9.795


                                                            Total                               $ 19.590





April 16, 1997            $18.00              $ 8.25        Cash Component                     $   9.795


                                                            Stock Component                        9.795


                                                            Total                               $ 19.590




(1) The historical market price for Mercantile's common stock is based on information provided to management by various sources, but not verified by Mercantile. Mercantile has not been a party to such trades. Mercantile is not aware of any actual trades since January 23, 1997.

                  No assurance can be given that SierraWest's Market Value will not be lower or higher than the amounts shown in the above table or that actual stock prices for SierraWest's common stock will be equal to or greater than such Market Value at any time after completion of the Merger. Upon completion of the Merger, Mercantile will be merged into the Bank, and there will be no further public market for Mercantile common stock. SierraWest common stock will continue to be quoted on the Nasdaq National Market.

Dividend Policy

                  SierraWest's Board of Directors will consider the advisability and amount of proposed dividends each year. Future dividends will be determined in light of SierraWest's earnings, financial condition, future capital needs, regulatory requirements and such other factors as the Board of Directors may deem relevant. SierraWest's primary source of funds for payment of dividends to its shareholders will be the receipt of dividends from its subsidiary. The payment of dividends by California corporations is subject to various legal and regulatory restrictions.

Selected Financial Information

                  The following tables present selected historical and unaudited pro forma combined financial information, including per share information, for SierraWest and Mercantile. The following financial data should be read in conjunction with the consolidated financial statements of SierraWest incorporated by reference in this Proxy Statement/Prospectus and the financial statements of Mercantile included in this Proxy Statement/Prospectus, the unaudited pro forma combined financial information of SierraWest and Mercantile appearing herein, and the notes to such statements and information. The unaudited pro forma combined information presents selected financial information based on the historical financial statements of the parties, giving effect to the proposed combination under the purchase method of accounting and the assumptions and adjustments in the notes thereto. The unaudited pro forma combined financial statements do not necessarily indicate the results that would have occurred if the Merger had been in effect on the dates indicated or that may occur in the future. See "SUMMARY -- Recent Developments."

                                     Summary of Selected Financial Information
                                      (in thousands, except per share amounts)

           At or for the Year Ended December 31,     1996            1995           1994          1993         1992
                                                     ----            ----           ----          ----         ----

SierraWest

Results of operations:

    Interest income                                   $33,269       $ 25,831       $19,657       $17,246      $16,597

    Interest expense                                   12,495          8,491         5,597         4,503        6,876

    Net interest income                                20,774         17,340        14,060        12,743        9,721

    Provision for loan losses                           1,010          1,270           885         1,560          915

    Noninterest income                                  7,338          7,969         9,177        10,214        9,406

    Noninterest expense                                21,697         20,944        17,486        17,023       15,616

    Net income                                          3,328          1,916         3,003         2,704        1,833


Balance sheet (end of period):

    Total assets                                     $447,889       $337,518      $259,975      $250,065     $243,758

    Net loans                                         318,820        236,124       169,393       156,347      152,603

    Deposits                                          399,651        293,154       218,876       220,768      211,976

    Convertible debentures                              8,520         10,000        10,000           250          250

    Shareholders' equity                               33,916         29,833        28,163        25,645       22,907

Financial ratios:

    Tier 1 risk-based capital  (1)                      9.8%          11.6%         14.1%         13.8%        12.6%

    Total risk-based capital  (1)                      13.6           16.6          20.3          15.1         13.9

    Leverage ratio  (1)                                 7.9            9.1          11.0          10.5         10.1

    Allowance for loan
       losses/period end loans                          1.4            1.6           2.1           2.2          1.8

    Return on average assets                            0.9            0.7           1.2           1.2          0.8

    Return on average equity                           10.5            6.5          11.2          11.1          8.6

    Nonperforming assets to total
      assets                                            1.3            1.8           1.4           1.6          2.0

    Dividend payout rate, primary                      25.2           33.3           0.0           0.0          0.0

    Dividend payout rate, fully diluted                29.7           36.4           0.0           0.0          0.0


                                          Selected Financial Information
                                      (in thousands, except per share amounts)


          At or for the Year Ended December 31,       1996           1995           1994            1993         1992
                                                      ----           ----           ----            ----         ----

Per share:

    Book value                                       $12.24        $ 11.51        $ 10.75       $   9.90      $  8.84

    Net income

       Primary                                         1.19           0.72           1.12           1.04         0.73

       Fully diluted                                   1.01           0.66           0.96           1.02         0.71

    Dividends declared                                 0.30           0.24              0              0            0

    Weighted average shares
      outstanding primary                             2,802          2,678          2,678          2,609        2,503

    Weighted average shares
      outstanding, fully diluted                      3,747          3,687          3,606          2,657        2,642

Mercantile

Results of operations:

     Interest income                                 $4,047         $4,461        $ 3,687       $  3,379      $ 3,449
     Interest expense                                 1,689          2,017          1,436          1,320        1,685
     Net interest income                              2,358          2,444          2,251          2,059        1,764
     Provision for loan losses                          428            293            990            122           78
     Noninterest income                                 424            133            126            127          222
     Noninterest expense                              1,698          2,235          1,400          1,391        1,396
     Net income                                         358             23             11            453          361

Balance sheet (end of period):
     Total assets                                   $46,376        $52,265        $43,603       $ 44,819      $42,156

     Net loans                                       30,801         35,695         33,602         34,801       32,727
     Deposits                                        41,246         47,227         39,459         40,401       38,316
     Shareholders' equity                             4,931          4,151          4,026          4,133        3,659

Financial ratios
     Tier 1 risk-based capital                         13.9%           8.7%          11.6%          11.2%        11.3%
     Total risk-based capital                          15.1            7.8           12.8           12.5         12.5
     Leverage ratio                                    10.6            8.8            9.7            9.1          8.2
     Allowance for loan
        losses/period end loans                         3.4            2.5            3.0            1.6          1.5
     Return on average assets                           0.7            0.1            0.1            1.0          0.8
     Return on average equity                           7.6            0.6            0.3           11.6         10.4

     Nonperforming assets to total
       assets                                           3.6            3.1            3.2            2.9          2.7

     Dividend payout rate, primary (5)                  N/A            N/A            N/A            N/A          N/A

Per share:
    Book value                                       $14.64        $ 14.65        $ 14.20       $  14.58      $ 12.91

    Net income, primary                                1.15           0.08           0.04           1.60         1.28

    Weighted average shares
      outstanding, primary                              312            283            283            283          283

                                          Selected Financial Information
                                      (in thousands, except per share amounts)


SierraWest and Mercantile - unaudited
(pro forma combined)  (2), (3)                        1996
                                                      ----

Results of operations

     Interest income                                   $37,146

     Interest expense                                   14,184

     Net interest income                                22,962

     Provision for loan losses                           1,438

     Noninterest income                                  7,762

     Noninterest expense                                23,574

     Net income                                          3,477

Balance sheet

     Total assets                                     $492,654

     Net loans                                         349,621

     Deposits                                          440,897

     Other borrowed funds                                8,520

     Shareholders' equity                               37,236

Per share:
    Book value                                          $12.64

    Net income
       Primary                                            1.17
       Fully diluted                                      0.89
    Dividends declared                                    0.30
    Weighted average shares
       outstanding, primary                              2,976
    Weighted average shares
       outstanding, fully diluted                        3,921


Mercantile - unaudited (pro forma equivalent per share) (4)

Net income
       Primary                                           $0.60
       Fully diluted                                      0.46

Dividends declared (5)                                    0.00
       Book value                                         6.52


                                      Notes to Selected Financial Information

(1) SierraWest, as a registered bank holding company, is regulated by the Federal Reserve Board ("FRB"). In computing the capital level required for bank holding companies, the FRB follows GAAP in the computation of the components of the capital ratios. SierraWest's subsidiary bank is regulated by the FDIC, which does not in all respects follow GAAP and has special rules which have the effect of reducing the amount of capital it will recognize for purposes of determining the capital adequacy of the subsidiary bank. Because of the above difference in accounting principles, the capital adequacy of SierraWest as a whole and its subsidiary bank varies significantly.

(2) The unaudited pro forma combined per share data for net income have been calculated using SierraWest's average number of common shares outstanding for the period presented increased by 173,711 SierraWest shares to be issued to Mercantile shareholders using an Exchange Amount of $6,601,000, a Cash Component of $3,300,500, and an Exchange Ratio for the Stock Component of 0.515492 SierraWest shares (assuming a SierraWest Market Value of $19.00 per share) for each Mercantile share outstanding at December 31, 1996, as if these shares were outstanding for the period presented. The unaudited pro forma combined per share data has been calculated by using SierraWest's common shares outstanding increased by the SierraWest shares to be issued to Mercantile shareholders using an Exchange Ratio of 0.515492 SierraWest shares for each Mercantile share outstanding at December 31, 1996, as if these shares were outstanding for the period presented. Such unaudited pro forma per share data assumes no dissenting Mercantile share-holders and no exercise of outstanding SierraWest stock options.

(3) The unaudited pro forma combined information reflects the purchase method of accounting. Intangibles, which are estimated to be $1,789,000 at December 31, 1996, are allocated between core deposit intangibles and goodwill. For income statement purposes, the core deposit intangible is being amortized on a straight-line basis over a 7-year life and goodwill is being amortized on a straight-line basis over a 15-year life.

(4) Mercantile pro forma equivalent per share data is based on SierraWest and Mercantile unaudited pro forma combined per share data multiplied by the Exchange Ratio of 0.515492. Such data assumes a per share Stock Component equal to 50% of the per share Exchange Amount and does not reflect the benefit of the per share Cash Component.

(5)   No dividends were declared by Mercantile in the years 1992 through 1996.

Recent Developments

     During the first quarter of 1997, SierraWest engaged Sheshunoff Management Services, Inc. ("Sheshunoff") to assist it in identifying opportunities to reduce SierraWest's operating expenses and to recommend more efficient methods of operation. The cost of the consulting arrangement with Sheshunoff is expected to be approximately $600 thousand, most of which will be incurred in the second quarter of 1997. Sheshunoff's fees will be reduced on a sliding scale if total identified savings do not exceed $1.5 million on an annualized basis. Expenses associated with the planned restructuring, which are not expected to exceed $500 thousand, should primarily be absorbed in the second quarter of 1997.

     The SBA announced that effective May 5, 1997, it would limit the size of loans made under its 7(a) program to $500 thousand. This change is subject to review by Congress which has a 15 day comment period. The change is not expected to have a significant impact on SierraWest earnings for 1997.

     For the first quarter of 1997, SierraWest had net income of $1.2 million, or $.32 per share on a fully diluted basis. Total assets, loans, deposits and shareholders' equity at March 31, 1997, were $474.0 million, $347.8 million, $423.6 million and $39.9 million, respectively. Net interest margin declined from 6.3% for the first quarter of 1996 to 5.9% for the first quarter because of an increase in the cost of interest bearing transaction deposits. Net loan chargeoffs for the quarter were $230 thousand, or 0.2% of loans outstanding and nonperforming assets, as a percentage of total assets, were 1.2% at March 31. The allowance for loan losses stood at 1.4% of loans outstanding at March 31, 1997.

     Mercantile earnings for the first quarter of 1997 were $114 thousand, or $.34 per share, after expenses of $129 thousand attendant to the Merger. Total assets, loans, deposits and shareholders' equity were $47.4 million, $30.8 million, $41.9 million and $5.0 million, respectively. Net interest margin declined from 5.3% for the first quarter of 1996 to 4.9% for the first quarter of 1997 because of a decrease in the level of interest earning assets and an increase in the cost of interest bearing deposits. There were no loan charge-offs for the quarter and nonperforming assets, as a percentage of total assets, were 3.0% at March 31. The allowance for loan losses stood at 3.5% of loans outstanding at March 31, 1997.

                               INVESTMENT CONSIDERATIONS

                  Certain matters discussed or incorporated by reference in this Proxy Statement/Prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, those described in "INVESTMENT CONSIDERATIONS", "SUMMARY", "PROPOSAL ONE: THE MERGER - Reasons for the Merger and Recommendation; Principal Terms of the Merger -- Exchange Amount", "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS" and "MERCANTILE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MERCANTILE". Therefore, the information set forth therein should be carefully considered when evaluating the business prospects of SierraWest and Mercantile.


Concentration of Lending Activities

                  At December 31, 1996, approximately 73% of SierraWest's loans were secured by real estate. At such date, approximately 41% of SierraWest's loans consisting of loans generated through SierraWest's United States Small Business Administration (the "SBA") loan program, were secured by commercial real estate, including small office buildings, owner-user office/warehouses, mixed-use residential/commercial properties and retail property. Approximately 25% of such loans are additionally guaranteed by the SBA. Approximately 18% of the properties which secure SierraWest's loans are located in Nevada with the remainder of the properties being located in California. The ability of SierraWest to continue to originate real estate secured loans may be impaired by adverse changes in local and regional economic conditions in the real estate market, increasing interest rates, or by acts of nature (including earthquakes, which may cause uninsured damage and other loss of value to real estate that secures SierraWest's loans). Due to the concentration of SierraWest's real estate collateral, such events could have a significant adverse impact on the value of such collateral or SierraWest's earnings.

Reliance on SBA Loan Sales

                  In recent years, a substantial portion of SierraWest's revenues and income have been derived from SBA loan activities. Many of the terms and conditions of the SBA program are subject to political and business considerations that could significantly influence SierraWest's future efforts in this area. Although the SBA program has been in effect since 1954, over the years a number of proposals to eliminate, consolidate or otherwise alter the SBA program have been considered in both the Executive Branch and Congress. Consequently, future income from this program will depend upon, among other things, the continuation and funding of the SBA program by the Federal government at or near present levels. In recent years, the budgeted governmental funding for the SBA program has not met increasing program demands and has required supplemental appropriations of funds by the Congress. There is no assurance that future levels of government funding will be adequate to fund the SBA program at current levels.

                  The SBA loan program includes certain risks not associated with traditional bank lending programs, including, but not limited to, possible loss of the SBA guarantee on individual loans if a loan is found to contain deficiencies in documentation or servicing which contributed to a greater loss to the SBA than would otherwise be incurred, additional risk associated with those SBA loans with terms longer than non-SBA loans made by most banks, and loan-to-value ratios higher than those normally utilized by SierraWest for non-SBA loans.

Prepayment Risk

                  A significant portion of SierraWest's reported income relates to excess servicing on SBA loans sold in the past. The related Excess Servicing asset included in SierraWest's Consolidated Financial Statements represents the recognition of the present value of the Excess Servicing spread, which was based on certain estimates made by management at the time SBA loans were sold. Such estimates were made based on management's expectations of future prepayment rates and other considerations. If actual prepayments with respect to sold SBA loans occur more quickly than was projected at the time such loans were sold, the carrying value of the Excess Servicing asset may have to be written down through a charge to earnings in the period of adjustment.

Environmental Liabilities

                  In the course of its business, SierraWest has acquired, and may in the future acquire, through foreclosure, properties securing loans it has originated or purchased which are in default. Primarily with respect to commercial properties securing SBA loans and commercial real estate loans made outside the SBA guaranteed loan program, there is a risk that hazardous substances or wastes, contaminants or pollutants could be discovered on such properties after acquisition by SierraWest. In such event, SierraWest might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurance that the cost of such removal would not substantially exceed the value of affected properties or the loans secured by the properties, that SierraWest would have adequate remedies against the prior owner or other responsible parties or that SierraWest would not find it difficult or impossible to sell the affected properties either prior to or following any such removal. See Note 8 to SierraWest's Consolidated Financial Statements.

Growth Strategy

                  SierraWest intends to pursue a growth strategy focusing on its SBA lending and general banking activities. This strategy is significantly dependent upon SierraWest's ability to generate an increasingly larger volume of deposits and loans at acceptable risk levels and on acceptable terms, and SierraWest having sufficient regulatory capital to support internal growth or the acquisition of other entities. There can be no assurance that SierraWest will be successful in implementing its strategy through internal growth or acquisitions. There can be no assurance that SierraWest will be successful in identifying appropriate acquisition targets and obtaining regulatory approval of such acquisitions. SierraWest's ability to pursue its growth strategy also may be adversely affected by general economic conditions.

Potential Adverse Climatic and Economic Conditions

                  A significant portion of SierraWest's banking offices are located in the Lake Tahoe area in the mountains of the Sierra Nevada. The economy of its service area is based in large part on tourism. The service area is also subject to extreme climatic conditions, such as heavy snowfall and cold temperatures. These conditions occasionally result in damage to major access highways, closure of airports and other disruptions to tourism. Media reports of such conditions may also cause potential visitors to the area to defer or cancel plans to travel to the area, even though other means of access may be available. Most recently, in January 1997, snow, rainfall and mudslides caused extensive damage to Highway 50, the primary access road from San Francisco and Sacramento to South Lake Tahoe. Highway 50 was closed for approximately four weeks. Customers in South Lake incurred economic losses during this period; however SierraWest is not expected to suffer any material adverse effect from those losses. No assurance can be given that similar events in the future will not have an adverse effect on SierraWest's financial condition or operations.


Impact of New Accounting Pronouncement on Regulatory Capital

                  In December 1996 the Federal Financial Institutions Examination Council's ("FFIEC") Task Force on Supervision, acting under delegated authority, approved revisions to the reporting requirements for the Reports of Condition and Income ("Call Report") for 1997. These revisions included changes to provide for call reports to be submitted on a GAAP basis versus special regulatory capital treatment of servicing assets.

                  Pursuant to the implementation of SFAS 125, effective January 1, 1997, SierraWest will report the asset formerly classified as "Excess servicing on SBA loans" as two separate assets, either: (a.)"Contractual servicing on SBA loans sold"; or, (b.) "Interest only strip on SBA loans sold". Under the interim guidance, the contractual servicing asset is considered an intangible asset in the determination of regulatory capital requirements with no deduction from capital. Prior to December 31, 1996 the excess servicing asset was deducted net of related taxes and certain discounts from capital.

                  These changes are not expected to have an adverse impact upon the regulatory capital position of SierraWest. However, in its pronouncement, the FFIEC noted that it was unable to provide assurance regarding what the capital treatment of such assets would be under any final capital rules on servicing assets. SierraWest cannot determine if the changes to current rules or subsequent interpretations of current rules will result in an adverse impact on its capital adequacy levels.

Mercantile - Regulatory Agreement

                  On August 16, 1995, Mercantile entered into a Memorandum of Understanding (the "Memorandum") with the FDIC and the Superintendent as a result of an examination of Mercantile by the FDIC. The Memorandum required that Mercantile take certain actions within specified periods of time. These requirements included, among other things, that Mercantile (a) revise and formalize various policies and procedures with respect to board and management supervision, lending and funds management, and compliance with laws, rules and regulations; (b) review and maintain an adequate allowance for loan losses; and (c) reduce the balance of classified assets to $2,500,000 and $2,000,000 by December 31, 1995 and June 30, 1996, respectively.

                  Subsequently, on July 8, 1996, this original Memorandum of Understanding was terminated and replaced with a new Memorandum with the FDIC and the Superintendent, which requires Mercantile to, among other things:
(a) retain management acceptable to the FDIC and the Superintendent; (b) maintain a Tier 1 capital ratio that equals or exceeds 7.5% of total assets;
(c) eliminate all assets classified "Loss" and one-half of the assets classi-fied "Doubtful" within 10 days of the July 8, 1996 effective date; (d) reduce the balance of assets classified "Substandard" to $4,200,000, $4,000,000, $3,000,000, and $2,000,000 by September 30, 1996, December 31, 1996, March 31,
1997, and June 30, 1997, respectively; (e) revise, adopt, and implement written lending and collection policies; (f) establish and maintain an adequate Allowance for Loan Losses; (g) adopt and implement a written profit plan;
(h) submit a revised mid-range strategic plan; (i) eliminate and/or correct all violations of law; (j) develop or revise, adopt, and implement a written liquidity and funds management policy; and (k) make quarterly reports to the FDIC and the Superintendent. As a result of the Memorandum, Mercantile is subject to operating restrictions, including the payment of dividends.

                  As of September 30 and December 31, 1996 and March 31, 1997 assets classified "Substandard" were approximately $3,848,000, $2,940,000, and $2,632,000, respectively. Management of Mercantile believes Mercantile is in substantial compliance with the terms and conditions of the Memorandum. How-ever, no assurance can be given that Mercantile will meet or continue to be able to meet the terms and conditions of the Memorandum. See "INFORMATION ABOUT MERCANTILE - Regulatory Agreement."

                     SPECIAL MEETING OF SHAREHOLDERS OF MERCANTILE

INTRODUCTION

                  This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Mercantile of proxies to be voted at the Special Meeting of Shareholders of Mercantile (the "Meeting") and any adjournments or postponements thereof. This Proxy Statement/ Prospectus also serves as the Prospectus of SierraWest with regard to the offering of shares of SierraWest common stock to shareholders of Mercantile.

                  At the Meeting, the shareholders of Mercantile will be asked to (1) consider and vote upon the Agreement and the Merger Agreement; and (2) consider and vote upon such other business as may properly come before the Meeting, including any adjournment or postponement thereof.


VOTING AND PROXIES

Date, Time and Place of Meeting

                  The Meeting will be held on May 27, 1997 at 5:00 p.m. local time at Mercantile's office at 455 Capitol Mall, Sacramento, California.


Record Date and Voting Rights

                  Only holders of record of Mercantile common stock at the close of business on April 17, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. At the Mercantile Record Date, there were approximately 113 shareholders of record and 336,980 shares of Mercantile common stock outstanding and entitled to vote. Directors and executive officers of Mercantile and their affiliates owned beneficially as of the Record Date an aggregate of 188,565 shares of Mercantile common stock, or approximately 56% of the outstanding Mercantile common stock. Holders of approximately 56% of the outstanding shares of Mercantile common stock, including all of the directors, have agreed to vote their shares in favor of the Merger. Accordingly, no additional shares are required to approve the transaction.

                  Each Mercantile shareholder is entitled to one vote for each share of common stock he or she owns. Under the terms of the Agreement and California law, approval of the Merger by the Mercantile shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of Mercantile common stock.

Voting by Proxy

                  Shareholders of Mercantile may use the enclosed proxy if they are unable to attend the Meeting in person or wish to have their shares voted by proxy even if they attend the Meeting. All proxies that are properly executed and returned, unless revoked, will be voted at the Meeting in accordance with the instructions indicated thereon or, if no direction is indicated, in favor of the Merger. The execution of a proxy will not affect the right of a shareholder of Mercantile to attend the Meeting and vote in person. A person who has given a proxy may revoke it any time before it is exercised at the Meeting by filing with the Secretary of Mercantile a written notice of revocation or a proxy bearing a later date or by attendance at the Meeting and voting in person. Attendance at the Meeting will not, by itself, revoke a proxy.

Adjournments

                  The Meeting may be adjourned, even if a quorum is not present, by the vote of the holders of a majority of the shares represented at the Meeting in person or by proxy. In the absence of a quorum at the Meeting, no other business may be transacted at the Meeting.

                  Notice of the adjournment of the Meeting need not be given if the time and place thereof are announced at the Meeting at which the adjournment is taken, provided that if the adjournment is for more than 45 days, or if after the adjournment a new record date is fixed for the adjourned Meeting, a notice of the adjourned Meeting shall be given to each shareholder of record entitled to vote at the Meeting. At an adjourned Meeting, any business may be transacted which might have been transacted at the original Meeting.

Solicitation of Proxies

                  The proxy relating to the Mercantile Meeting is being solicited by the Board of Directors of Mercantile. Mercantile will pay or accrue up to $10,000 toward the printing costs of the Registration Statement and the Proxy Materials and the costs of distributing the Proxy Materials and other information relating to these transactions to shareholders of Mercantile. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Mercantile common stock beneficially owned by others to forward to such beneficial owners.

                  Mercantile may reimburse such persons representing beneficial owners of its shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Mercantile, who will not be additionally compensated therefor.

                           PROPOSAL ONE: THE MERGER

                  Certain matters discussed or incorporated by reference in this Proxy Statement/Prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, those described in "INVESTMENT CONSIDERATIONS", "SUMMARY", "PROPOSAL ONE: THE MERGER - Reasons for the Merger and Recommendation; Principal Terms of the Merger - Exchange Amount", "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS" and "MERCANTILE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MERCANTILE". Therefore, the information set forth therein should be carefully considered when evaluating the business prospects of SierraWest and Mercantile.



Background

                  The terms of the Agreement are the result of arm's-length negotiations between representatives of SierraWest and Mercantile. The following is a brief description of the events that led to the execution of the Agreement. In August, 1996, representatives of SierraWest and Mercantile held preliminary discussions regarding a potential business combination of the two companies. Negotiations and due diligence continued through November, 1996, and negotiations and drafting of a definitive agreement began on or about November 15, 1996. During this time, the parties discussed the appropriate level of the allowance for loan losses for each company. They also considered establishing a fixed Exchange Amount rather than a variable Exchange amount that might fluctuate up until the Effective Date. During that time the Boards of Directors of Mercantile and SierraWest met separately several times to consider the Merger. The parties executed the Agreement as of January 23, 1997. The
Mercantile Board of Directors approved the Merger on January 23, 1997. The SierraWest Board of Directors also approved the Merger in a separate meeting on January 23, 1997.

Reasons for the Merger and Recommendation

                  Mercantile's Board of Directors has concluded that the terms of the Merger are fair to, and in the best interests of, Mercantile's shareholders. In evaluating the terms of the Merger, the Board of Directors considered the cash and number of shares of SierraWest common stock to be issued in exchange for each outstanding share of Mercantile common stock, the impact of the Merger upon their depositors, customers and employees, the overall compatibility of their office structures, the long-term prospects for both organizations in a rapidly changing banking and financial services industry, the anticipated ability of the combined entity to compete more effectively in its market area and the tax-free nature of the Merger with respect to the shares of SierraWest common stock to be issued. Mercantile's Board of Directors also considered the greater liquidity of SierraWest common stock. Mercantile's Board of Directors also reviewed, among other things, the method of calculating the Exchange Amount and the Exchange Ratio in relation to the market value, book value and earnings per share of Mercantile common stock and SierraWest common stock, information concerning the financial condition, results of operations and prospects of SierraWest and Mercantile, the benefits of economies of scale and the financial terms of other recent business combinations in the California banking industry.

                  In addition, the Board of Directors of Mercantile considered the opinion rendered by Carpenter & Company to the effect that the Merger is fair to the Mercantile shareholders from a financial point of view as further described below.

                  In summary, the Board of Directors of Mercantile, without assigning any relative or specific weight to the factors considered, concluded the following: (i) the Exchange Amount represents a fair multiple of Mercantile per share book value and historical and projected earnings; (ii) the Merger is intended to be tax-free for Federal and California income tax purposes for the shareholders of Mercantile (other than the Cash Component and cash paid in lieu of fractional shares) subject to certain assumptions (See "Certain Federal Income Tax Consequences"); (iii) SierraWest shares have greater market liquidity than Mercantile shares; and (iv) the due diligence examination of SierraWest by Mercantile representatives indicated that SierraWest has strong management and capital.

                  The Board of Directors of SierraWest determined that the Merger is in its best interests and the best interests of its shareholders. It also considered the method of determining the Exchange Amount and the Exchange Ratio in relation to its own capital and managerial resources and prospects for future operations. Among the important factors it considered are the following:
(i) It has conducted a due diligence examination of Mercantile which indicates that Mercantile is a well capitalized institution; (ii) Mercantile will benefit from the management expertise, expanded menu of products and services and other resources available through the holding company structure, thereby improving Mercantile's ability to serve its customers, as well as increasing its potential for growth and increased earnings; (iii) the geographic markets served by Mercantile complement the markets served by SierraWest Bank, and encompass areas into which SierraWest Bank would like to expand its services; (iv) the types of lending activities engaged in and products offered by Mercantile complement the lending activities and products of SierraWest Bank; (v) the ability of SierraWest Bank and Mercantile to cross-market products and services will benefit consumers by increasing competition in the markets served by each institution; (vi) the diversification of SierraWest's customer base and loan portfolio which will result from the Merger will help diversify risk in the SierraWest organization.

Fairness Opinion

                  General. Pursuant to an engagement letter dated January 3, 1997 (the "Engagement Letter"), Mercantile engaged Seapower Carpenter Capital, Inc. dba Carpenter & Company ("Carpenter") to provide a fairness opinion with respect to the transaction. Carpenter is an investment banking firm specializing in California financial institutions, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Mercantile selected Carpenter to render the opinion on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the banking and investment communities. No limitations were imposed by Mercantile on Carpenter with respect to the investigations made or procedures followed in rendering its opinion.

                  At a meeting of the Mercantile Board on January 14, 1997, Carpenter delivered its oral opinion that the consideration to be received by the holders of Mercantile Common Stock pursuant to the Merger was fair to such shareholders from a financial point of view, as of the date of such opinion. Carpenter's oral opinion was subsequently confirmed in writing as of such date.

                  The full text of Carpenter's written opinion to the Mercantile Board, dated January 23, 1997, which sets forth the assumptions made, matters considered, and limitations of the review, by Carpenter, is attached hereto as Annex C and is incorporated herein by reference. The following summary of Carpenter's opinion is qualified in its entirety by reference to the full text of the opinion, which should be read carefully and in its entirety. In furnishing such opinion, Carpenter does not admit that it is an expert with respect to the Registration Statement of which this Joint Proxy Statement/Prospectus is part within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder nor does it admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Carpenter's opinion is directed to the Mercantile Board, covers only the fairness of the consideration to be received by holders of Mercantile Common Stock from a financial point of view as of the date of the opinion and does not constitute a recommendation to any holder of Mercantile Common Stock as to how such shareholder should vote at the Mercantile Meeting.

                  In connection with its Opinion, Carpenter, among other things:
(i) reviewed certain publicly available financial and other data with respect to Mercantile and SierraWest, including the consolidated financial statements for recent years and interim periods to November 30, 1996 and certain other relevant financial and operating data relating to Mercantile and SierraWest made available to Carpenter from published sources and from the internal records of Mercantile, (ii) reviewed the Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Mercantile Common Stock and SierraWest Common Stock; (iv) compared Mercantile and SierraWest from a financial point of view with certain other companies in the banking industry which Carpenter deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which Carpenter deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Mercantile certain information of a business and financial nature regarding Mercantile, furnished to Carpenter by them; (vii) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with Mercantile's counsel; and (viii) performed such other analyses and examinations as Carpenter deemed appropriate.

                  In connection with its review, Carpenter did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. Carpenter also assumed that there were no material changes in Mercantile's or SierraWest's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to it. Carpenter relied on advice of counsel to Mercantile as to all legal matters with respect to Mercantile, the Merger and the Agreement. Mercantile acknowledged that Carpenter did not discuss with Mercantile's independent accountants any financial reporting matters with respect to Mercantile, the Merger or the Agreement. Mercantile informed Carpenter, and Carpenter assumed, that the Merger would be accounted for as a purchase under generally accepted accounting principles. Carpenter assumed that the Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations.

                  Carpenter assumed that the allowance for loan losses for each of Mercantile and SierraWest are in the aggregate adequate to cover such losses. In addition, Carpenter did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Mercantile or SierraWest, nor was Carpenter furnished with any such appraisals. Finally, Carpenter's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Carpenter as of the date of the opinion. Accordingly, although subsequent developments may affect Carpenter's opinion, it has not assumed any obligation to update, revise or reaffirm such opinion.

                  Set forth below is a brief summary of the report presented by Carpenter to the Mercantile Board on January 14, 1997 in connection with its opinion.

                  Analysis of Selected Merger Transactions. Carpenter reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, Carpenter reviewed 101 transactions involving acquisitions of banks based in California announced since January 1, 1992 (the "California Bank Acquisitions"), and 48 acquisition of banks based in California with total assets of less than $100 million since the same date (the "Small Bank Acquisitions)". Carpenter further analyzed 10 transactions in 1996 involving California banks under $100 million (the "1996 Small Bank Acquisitions). For each bank acquired or to be acquired in such transactions, Carpenter analyzed data illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits, purchase price to tangible book value and purchase price to last 12 months' ("LTM") earnings.

                  The figures for the California Bank Acquisitions, Small Bank Acquisitions, and 1996 Small Bank Acquisitions produced, respectively: (i) median percentage of premium to core deposits of 6.3%, 5.5%, and 6.3%; (ii) median multiple of purchase price to tangible book value of 163.1x, 137.7x, and 157.2x; and (iii) median multiple of purchase price to LTM earnings of 17.5x, 19.4x, and 13.7x. In comparison, based upon an assumed purchase price of $19.60 for each share of Mercantile Common Stock, Carpenter determined that the consideration to be received by the holders of Mercantile Common Stock in the Merger represented a percentage of premium to core deposits of 7.4%, a multiple of price to tangible book value of 137.8x and a multiple of price to Mercantile's earnings for the 11 months ended November 30, 1996 (annualized) of 14.1x.

                  No other company or transaction used in the above analysis as a comparison is identical to Mercantile or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical: rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value and the announced acquisition prices of the companies to which Mercantile and the Merger are being compared.

                  Contribution Analysis. Carpenter analyzed the contribution of each of Mercantile and SierraWest to, among other things, total tangible common equity, assets, LTM net income, gross loans and core deposits of the pro forma combined companies at or for the period ended September 30, 1996. This analysis showed, among other things, that based on pro forma combined balance sheets for Mercantile and SierraWest at September 30, 1996, Mercantile would have contributed 13.5% of tangible common equity, 10.5% of assets, 9.6% of loans and 10.5% of core deposits. Pro forma income statements for the nine months ended September 30, 1996 indicated that Mercantile would have contributed 18.1% of the net income of the pro forma combined companies. Based upon analysis assuming an Average Price for SierraWest Common Stock of $16.00 and therefore an exchange ratio in the Merger of 0.61 of a share of SierraWest Common Stock for each share of Mercantile Common Stock and $9.79 in cash for each share of Mercantile Common stock, net of the cash payout holders of Mercantile Common Stock would own approximately 6.2% of the combined companies based on fully diluted shares outstanding on the date of the opinion.

                  The summary set forth above does not purport to be a complete description of the presentation by Carpenter to the Mercantile Board or of the analyses performed by Carpenter. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Carpenter believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Mercantile Board. In addition, Carpenter may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Carpenter's view of the actual value of Mercantile or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

                  In   performing   its   analyses,   Carpenter   made  numerous
assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mercantile or SierraWest. The analyses performed by Carpenter are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Carpenter's analysis of the fairness of the consideration to be received by the holders of Mercantile Common Stock in the Merger and were provided to the Mercantile Board in connection with the delivery of Carpenter's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by Carpenter in certain of its analyses are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

                  Pursuant to the Engagement Letter, Mercantile paid Carpenter a fee of $17,500 upon delivery of the fairness opinion. Mercantile has also agreed to reimburse Carpenter for its reasonable out-of-pocket expenses. Mercantile has agreed to indemnify Carpenter, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities.


Interests of Certain Persons in the Merger

                  As of April 17, 1997, the directors and executive officers of Mercantile owned an aggregate of 188,565 shares of Mercantile common stock which, if owned by them at the Effective Date, will be converted into cash and shares of SierraWest common stock with an approximate aggregate market value of $3,694,000, based on a market price for SierraWest shares of $19.00 per share.

                  Michael Burkart, president of Mercantile, has a contract with Mercantile under which he is entitled, upon completion of the Merger, to certain incentive compensation based on the value paid to Mercantile shareholders. If the Exchange Amount is at least $6,293,000, his incentive compensation will be $50,000. He will receive an additional $25,000 for each increment of $484,000 by which the Exchange Amount exceeds $6,293,000.


                  The Agreement provides that Mercantile employee Denis Long will be eligible for employment by SierraWest provided that he and SierraWest have agreed to the terms of employment on or before the Determination Date; provided, in the event that he has not reached agreement with SierraWest by such date, Mercantile will have no obligation to terminate Denis Long prior to the Effective Date. To resolve any questions as to the rights to the parties under the agreement and their respective relationships with Denis Long, Mercantile and SierraWest, with the consent of Denis Long, have entered into a letter agreement which provides: (1) As of the Effective Date, the employment of Denis Long shall be terminated and he shall have no further rights under the terms of any employ-ment contracts that may exist between Denis Long and Mercantile; (2) In consideration of receipt of an enforeceable release from Denis Long, SierraWest and Mercantile shall jointly make a payment to him equal to $85,000 (one year's base salary) less applicable withholdings as full and final severance. Each of SierraWest and Mercantile shall bear one-half of the severance payment; and (3) Following the Effective Date, SierraWest will have the right, but not the obligation, to offer further employment to Denis Long on such terms as may be agreed.

Principal Terms of the Merger

                  General. The following description of the principal terms of the Merger is subject to and qualified in its entirety by reference to the terms of the Agreement and the Merger Agreement, copies of which are annexed to this Proxy Statement/Prospectus as Annex A.

                  Effective Date of Merger. The Agreement provides that the Merger will be consummated upon the filing of the Merger Agreement with the California Secretary of State and the Superintendent in accordance with the laws of California. It is contemplated that the Effective Date will occur on or about June 30, 1997, or as soon thereafter as practicable, assuming the conditions set forth in the Merger Agreement are fully satisfied or waived. See "THE MERGER--Terms of the Merger--Representations and Warranties; Conditions to the Merger."

Exchange Amount.  For purposes of the Agreement, capitalized terms have the following meanings:

Exchange Amount                       $6,601,000, adjusted as described below.

Cash Component                        Cash  portion  of the  Exchange
                                      Amount equal to $3,300,500, increased or decreased by one-half of the amount of the adjustment described below and reduced by the amount of cash allocated to holders of shares of Mercantile common stock who exercise dissenters' rights


Stock Component                       Newly   issued    shares   of SierraWest
                                      common stock with an aggregate Market
                                      Value  equal  to  the  $3,300,500,
                                      increased or decreased by one-half of the amount of any adjustment described below;
                                      provided however, the total number of newly issued shares of SierraWest common stock shall not exceed 250,000.

Per Share Cash  Component             The  aggregate  Cash Component   divided
                                      by the number of outstanding shares of Mercantile common stock on the Effective
                                      Date.

Per Share Stock  Component            The aggregate Stock Component divided   by
                                      the   number  of outstanding  shares of
                                      Mercantile  common stock on the Effective
                                      Date.

Exchange Ratio                        The Per Share Stock Component divided by
                                      the Market Value

Market Value                          The average of the closing prices of
                                      the shares of SierraWest common stock as reported in the western edition of the Wall Street Journal for the 20 trading days preceding the Determination Date

Determination Date                    The fifth business day preceding the
                                      Effective Date.

Adjustment Date                       The last day of the month preceding the
                                      Determination Date.


                  On the Effective Date, the outstanding shares of Mercantile common stock (other than any shares as to which dissenters' rights have been perfected) will be converted into the right to receive a combination of cash and shares of the common stock, no par value, of SierraWest with an aggregate value equal to the Exchange Amount. The Cash Component shall be one-half of the Exchange Amount reduced by the amount of cash allocated to holders of shares of Mercantile common stock who exercise dissenters' rights. The Stock Component will comprise the balance of the Exchange Amount, provided that the total number of SierraWest shares to be issued shall not exceed 250,000. In the event that the Stock Component of the Exchange Amount reaches the maximum number of shares of SierraWest common stock, the Cash Component shall not be adjusted.

                  If the Exchange Amount remains $6,601,000, the per share Cash Component and per share Stock Component will each be $9.795 and the per share Exchange Amount will be $19.59. The range of the Exchange Ratio is a function of the Market Value of SierraWest's common stock on the Determination Date. The resulting number of shares of SierraWest common stock to be issued are shown by the following tables.



                              Market Value                           Number
                            SierraWest Common    Exchange            Shares
                                  Stock             Ratio           Issued
                                 $12.00            0.741884          250,000
                                  13.00            0.741884          250,000
                                  14.00            0.699596          235,750
                                  15.00            0.652957          220,033
                                  16.00            0.612147          206,281
                                  17.00            0.576138          194,147
                                  18.00            0.544131          183,361
                                  19.00            0.515492          173,711
                                  20.00            0.489717          165,025
                                  21.00            0.466398          157,167
                                  22.00            0.445198          150,023
                                  23.00            0.425841          143,500
                                  24.00            0.408098          137,521
                                  25.00            0.391774          132,020

                  The above table shows the Exchange Ratio for one share of Mercantile common stock exchanged for one-half cash and one-half SierraWest common stock. For each share of Mercantile common stock exchanged entirely for SierraWest common stock, the Exchange Ratio would be twice the amount shown above.

                  The Agreement does not impose a floor or ceiling on the Market Value (other than the limitation resulting from the 250,000 ceiling on the number of shares of SierraWest common stock that may be issued), so the Market Value as of the Determination Date may be lower or higher than the lowest and highest values for Market Value shown in the above table. On April 16, 1997, last reported sales price of SierraWest common stock as reported by the Nasdaq National Market was $18.00 per share which equates to an Exchange Ratio of
0.544131 and 183,361 shares issued. As of the Determination Date, the actual market price of SierraWest common stock may be higher or lower than such price. There can be no assurance that Mercantile shareholders who receive SierraWest shares in the Merger will be able to sell SierraWest Shares at prices equal to the Market Value, as the term is defined for purposes of the Exchange Ratio.

                  The following table assumes an Exchange Amount of $6,601,000 and shows the adjusted value of the Exchange Amount, in aggregate dollars, dollars per share and as a percentage of the unadjusted Exchange Amount, if the Market Value were to fall below $13.20 and the limit of 250,000 shares of SierraWest common stock applied.

                                                                              Adjusted                   Percentage of the
                                            Adjusted Value                    Per Share                      Unadjusted
             Market Value                 Of Exchange Amount               Exchange Amount                Exchange Amount
                $13.20                          $6,600,500                    $19.59                          100.0%
                 13.00                           6,550,500                     19.44                           99.2
                 12.00                           6,300,500                     18.70                           95.4
                 11.00                           6,050,500                     17.96                           91.2
                 10.00                           5,800,500                     17.21                           87.9
                  9.00                           5,550,500                     16.47                           84.1
                  8.00                           5,300,500                     15.73                           80.3


                  SierraWest and Mercantile do not expect that the Market Value will fall below $13.20 per share.

                  Adjustments to the Exchange Amount.

                  Core Deposits. The Exchange Amount will be reduced by 7.44% of the amount by which Mercantile core deposits are less than $22.7 million. Core deposits include all deposits of Mercantile other than: (i) certificates of deposit; (ii) brokered deposits, wholesale deposits or deposits of other depository institutions; (iii) deposits maintained by the officers, directors or shareholders of Mercantile or their related interests to the extent that such deposits exceed $1 million in the aggregate; and (iv) deposits opened or renewed after the date of the Agreement where the rate exceeds the rates established by SierraWest for similar deposit products. Total Deposits for purposes of this calculation shall be determined by averaging the Total Deposits reflected on the books of Mercantile for the 20 business days preceding the Adjustment Date. At March 31, 1997, Mercantile's core deposits, as defined, were $24.1 million. See "SUMMARY - Recent Developments".

                  Shareholders' Equity. The Exchange Amount will be increased or decreased by the amount by which Mercantile's Adjusted Shareholders' Equity is greater or less than $4,912,000. Adjusted Shareholder Equity shall be computed in accordance with GAAP but shall reflect the following adjustments which may not be in accordance with GAAP: Shareholders' equity will be reduced to reflect:
(a)  reserves  and/or  accruals   allocated  to  certain  assets  identified  by
SierraWest and Mercantile in the Agreement; (b) an increase, if necessary, in Mercantile's general allowance for loan losses to a level consistent with Mercantile's calculation methodology in effect as of December 31, 1996; (c) an increase, if necessary, in Mercantile's general allowance for loan losses that would be required by SierraWest's loan grading system as described in Section 3.2(i) of the Agreement; and (d) the amount necessary to increase the valuation reserve reflected on Mercantile's books to offset the effect of any additional carry-forward tax losses resulting from additions to Mercantile's allowance for loan losses or operating losses occurring after December 31, 1996. All adjustments, other than (d), will be net of the related tax benefit or cost. At March 31, 1996, Mercantile's shareholders' equity under GAAP was approxi-mately $5,024,000. See "SUMMARY - Recent Developments". No assurance can be given that actual shareholders' equity or adjusted shareholders' equity will be higher or lower than this amount as of the Effective Date.

                  The Agreement limits the Stock Component to 250,000 shares of SierraWest common stock. If the Exchange Amount remains at $6,601,000 and the Stock Component remains at $3,300,500, the Exchange Amount will effectively be reduced by any decrease in the average stock price of SierraWest common stock, during the measurement period below $13.20 per share. The last reported sale price for SierraWest common stock on April 16, 1997 was $18.00 per share.

                  Cash/Stock Election. The Exchange Amount will be allocated to the Stock Component and the Cash Component in accordance the following election and procedures (the "Cash/Stock Election").

                  Each Mercantile shareholder may elect to receive his or her portion of the Exchange Amount in either all SierraWest shares or all cash. If no election is made, the shareholder will receive a Cash Component equal to 50% of such shareholder's pro rata portion of the Exchange Amount and a Stock Component of 50% of such shareholder's pro rata portion of the Exchange Amount, subject to the adjustment described in the next paragraph.

                  The Cash/Stock Election is subject to the limitation that the aggregate Cash Component for all Mercantile shareholders electing cash may not be more than $3,300,500, reduced by the amount of cash allocated to holders of shares of Mercantile common stock who exercise dissenters' rights. If the aggregate Cash Component is undersubscribed, the unsubscribed portion of the aggregate Cash Component will be allocated pro rata (by number of shares) among all Mercantile shareholders electing stock. If the aggregate Cash Component is oversubscribed, the Cash Component of each Mercantile shareholder electing to receive cash will be reduced pro rata (by number of shares electing to receive cash) so that the aggregate Cash Component of all Mercantile shareholders will equal $3,300,500, as adjusted. The total of the Cash Component and the Stock Component will always equal the Exchange Amount as adjusted and subject to the limitation on the total number of shares of SierraWest common stock to be issued as part of the Exchange Amount.

                  A Mercantile shareholder may not make a Cash/Stock Election until after the Effective Date. Immediately following the Effective Date, SierraWest shall send to each Mercantile shareholder a letter of transmittal describing the Cash/Stock Election in more detail and providing forms for making the Cash/Stock Election, as desired.

                  The Cash/Stock Election, if made, must be made for all shares held in the name of the Mercantile shareholder. A Mercantile shareholder who holds shares in two or more capacities or in different names may make a different Cash/Stock Election for each name or capacity in which shares are held. However, shares represented by a single certificate may make only one Cash/Stock Election.

                  Mercantile shareholders who make a Cash/Stock Election have no assurance that they will receive all cash or all stock or any specific proportion thereof.

                  Rights of Holders After Effective Date; Dividends. Promptly after the consummation of the Merger, SierraWest will appoint an exchange agent (the "Exchange Agent"), who will forward a letter of transmittal to former shareholders of Mercantile containing detailed instructions for the Cash/Stock Election and for the surrender of certificates representing Mercantile common stock. Certificates should not be surrendered by shareholders until the letter of transmittal is received. For purposes of voting and establishing record of ownership of SierraWest common stock for the period from and after the Effective Date, any holder of Mercantile common stock who does not surrender the certificates representing such shares to the Exchange Agent, as discussed above,
(i) shall be deemed to hold that number of shares of SierraWest common stock that such holder would otherwise be entitled to receive if such certificates had been surrendered, and (ii) shall be entitled to vote in regard to any matter submitted to the SierraWest shareholders for their approval. Persons entitled to receive certificates for SierraWest common stock will not receive the Cash Component or any dividends or other distributions of any kind which are declared payable to shareholders of record of the SierraWest common stock after the Effective Date until they have surrendered their certificates representing Mercantile common stock. Upon surrender of their certificates, the holder will be paid, without interest, the Cash Component of the Exchange Amount and any dividends or other distributions with respect to the SierraWest common stock as to which the record date and payment date occurred on or after the Effective Date. Except as described in this paragraph, after the Effective Date, the holders of certificates formerly representing Mercantile common stock shall have no rights with respect to such shares other than any dissenters' rights they have perfected under California Law.

                  Exchange of Mercantile Stock Certificates; Fractional Interests. After the Effective Date, each holder of a certificate or certificates representing shares of Mercantile common stock immediately prior to the Merger will, upon the surrender thereof to the Exchange Agent, be entitled to receive a certificate or certificates representing the number of whole shares of SierraWest common stock into which shares of Mercantile common stock will have been converted and a payment in cash with respect to the Cash Component of the Exchange Amount and fractional shares, if any, determined as described above.

                  In lieu of fractional shares, each holder shall receive, at the time of surrender of the certificate or certificates representing the holder's Mercantile common stock, an amount in cash equal to the Market Value per share of the common stock of SierraWest, multiplied by the fraction of a share of SierraWest common stock to which such holder otherwise would be entitled. No holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

                  As promptly as practicable after the Effective Date and completion of the Cash/Stock Election, letters of transmittal will be mailed to holders of certificates representing shares of Mercantile common stock for use in exchanging such certificates for cash and shares of SierraWest common stock. MERCANTILE SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE BEEN NOTIFIED THAT THE MERGER HAS BEEN CONSUMMATED AND THEY HAVE RECEIVED A LETTER OF TRANSMITTAL.

                  Personnel Matters.

                  Employment At Effective Date. Not later than 30 days prior to the Determination Date, SierraWest will notify Mercantile in writing of those employees who will be eligible for employment by SierraWest or Subsidiary following the Effective Date. Any Mercantile employee who is not identified by SierraWest as being eligible for employment will be terminated by Mercantile immediately prior to the Effective Date. Mercantile will make severance payments to those employees who are not eligible for employment by SierraWest in the amount for each such employee of not less than two weeks salary plus one additional week of salary for each year served. Mercantile may, in its sole discretion, make additional special bonus payments to retain employees who are deemed necessary to complete the Merger. All such payments will be included in the calculation of Adjusted Shareholders' Equity and will be paid or accrued on or before the Adjustment Date. Such payments will be conditioned upon the receipt of enforceable releases from such employees. In terminating such employees, Mercantile must abide by all internal policies and all legal requirements for termination of employment. From the date of the Agreement through the Effective Date, Mercantile will consult with the human resources representative of SierraWest and keep that representative advised as to all matters related to employment. At any time after the Effective Date, former employees of Mercantile who are employed by SierraWest following the Effective Date may be terminated by SierraWest, with or without cause, for any reason not prohibited by law.

                    Notwithstanding the foregoing, the Agreement provides that Mercantile employee Denis Long will be eligible for employment by SierraWest provided that he and SierraWest have agreed to the terms of employment on or before the Determination Date; provided, in the event that he has not reached agreement with SierraWest by such date, Mercantile will have no obligation to terminate Denis Long prior to the Effective Date. To resolve any questions as to the rights to the parties under the agreement and their respective relation-ships with Denis Long, Mercantile and SierraWest, with the consent of Denis Long, have entered into a letter agreement which provides: (1) As of the Effect-ive Date, the employment of Denis Long shall be terminated and he shall have no further rights under the terms of any employment contracts that may exist be-tween Denis Long and Mercantile; (2) In consideration of receipt of an enforece-able release from Denis Long, SierraWest and Mercantile shall jointly make a pay ment to him equal to $85,000 (one year's base salary) less applicable with-holdings as full and final severance. Each of SierraWest and Mercantile shall bear one-half of the severance payment; and (3) Following the Effective Date, SierraWest will have the right, but not the obligation, to offer further employ-ment to Denis Long on such terms as may be agreed.

                  Retirement Benefits. Former employees of Mercantile who are employed by SierraWest after the Effective Date ("Retained Employees") will be eligible for participation in the SierraWest 401(k) plan and employee stock option plan at the earliest normal entry date following the Effective Date as allowed by applicable law and the provisions of SierraWest's benefit plan, so long as such employees then meet the eligibility requirements for participation in the SierraWest plan. Retained Employees will be credited for years of prior service with Mercantile for vesting (non-forfeitability) of accrued benefits in the SierraWest plan to the fullest extent such credit for such prior service is permitted by SierraWest's plan and by the laws, rules and regulations of the Internal Revenue Service and the Employee Retirement Security Act of 1974, as amended.

                  Other Benefit Plans. After the Effective Date, any or all Mercantile welfare benefit plans will be terminated by SierraWest. Retained Employees will be eligible for participation in any existing SierraWest plan, so long as such employee would otherwise be eligible to participate in such plan. Retained Employees will receive credit for length of service with Mercantile for determination of eligibility or participation in the SierraWest health service plans or long-term disability, voluntary accident and life insurance plans.

                  Retained Employees will retain vacation benefits accrued with Mercantile prior to the Effective Date, subject to SierraWest's maximum accrual and carryover limitations for such benefits. They will also retain the amount of sick leave benefit eligibility on Mercantile's records prior to the Effective Date, to be available subject to SierraWest's policy for sick leave benefits. Mercantile will have accrued the cost of such benefits on the books of Mercantile on or before the Adjustment Date. Following the Effective Date, all retained employees will be subject to the standard policies of SierraWest for accrual of such benefits.

                  Retained Employees will be subject to the severance policies in effect for all SierraWest employees.

                  Conduct of Business Prior to the Merger. The Agreement contains mutual covenants concerning the obligations of each party to use its best efforts to consummate the Merger, the right of each party to review the other party's books and records, and other customary matters.

                  Under the Agreement, Mercantile has agreed to conduct its businesses in the ordinary course as previously conducted; to preserve its business and customer goodwill intact; to consult with SierraWest as to of any decisions or actions in matters other than in the ordinary course; on reasonable request, to permit a designated representative or representatives of SierraWest to attend and participate (but not vote) in all loan committee meetings and board of directors meetings, except as to Merger-related matters or other privileged matters; to maintain its properties in customary repair; to comply in all material respects with all laws, regulations, decrees and regulatory orders applicable to the conduct of its business; to keep in force its present insurance to the extent practicable; to make all required governmental filings, returns and reports in a timely manner; to conduct an environmental audit prior to foreclosure on any property that it knows or should know is contaminated with any hazardous substance and provide the results of such audit to and consult with SierraWest prior to the foreclosure on any such property; to not sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets except other real estate owned or other property in the ordinary course, in each case for adequate value, without recourse and consistent with its customary practice; to not take any action to create, relocate or terminate any branch or other office or to form any new subsidiary or affiliated entity; to not settle any litigation or disputes involving a claim of more than $50,000 without the consent of SierraWest, which consent shall not be unreasonably withheld; to maintain an adequate allowance for loan losses; not to commit itself to any loan or renewal or restructure of an existing loan with a principal amount in excess of $40,000 if unsecured, or in excess of $80,000 and with a loan-to-value ratio above 75% if secured by real property; not to purchase or sell any investment security with a maturity in excess of three years; not to issue any certificate of deposit with a rate of interest in excess of 50 basis points above the rate sheets provided weekly to Mercantile by SierraWest; and not to enter into or renew any contract having a duration extending beyond nine months from the date of the Agreement.

                  SierraWest  has  agreed to advise  the board of  directors  of
Mercantile if it determines to undertake any transaction or series of transactions outside the ordinary course of business prior to the Effective Date; to preserve its business and customer goodwill; to maintain its properties; to comply with all laws, regulations, decrees and regulatory orders applicable to the conduct of its business; to keep in force its present insurance to the extent practicable; to make all required governmental filings, returns and reports in a timely manner; and not to sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets except for adequate value, without recourse and consistent with its customary practice.


                  Representations and Warranties. The Agreement contains representations and warranties by SierraWest and Mercantile regarding, among other things, their respective organizations, authorization to enter into the Agreements, capitalization, financial statements, compliance with applicable laws, payments of taxes, absence of undisclosed liabilities, loan quality, employment arrangements, adequacy of its allowance for loan losses and pending and threatened litigation. The Agreement provides that these representations and warranties must be true immediately prior to the consummation of the Merger but will not survive beyond the Effective Date except to the extent they relate to covenants or obligations to be performed after the Effective Date.

                  Conditions  to the  Merger.  The Merger will occur only if the
Merger is approved by the requisite vote of Mercantile shareholders. Consummation of the Merger is subject to satisfaction of certain other conditions. Such conditions include, but are not limited to, the following, applicable to both parties: each party's representations and warranties shall be true and correct; each party shall have substantially complied with its obligations under the Agreement; neither party shall have suffered a material adverse change in its business, financial condition or results of operations since September 30, 1996; each party shall have delivered to the other certain officers' certificates; SierraWest and Mercantile shall have received certain opinions from each other's legal counsel; no action or proceeding to enjoin or impede the Merger shall be pending or threatened; the Registration Statement shall have been declared effective by the Commission and remain effective; all necessary regulatory approvals, including those of the FDIC and the Superintendent, shall have been received without any materially burdensome conditions (see "Required Regulatory Approvals" below); Mercantile and SierraWest shall have received an opinion of a law firm or accounting firm to the effect that the exchange of shares of Mercantile common stock for SierraWest common stock pursuant to the Merger will be tax-free to the Mercantile shareholders and SierraWest shareholders, respectively; and SierraWest and Mercantile shall have exchanged unaudited financial information as of the month-end before the Effective Date.

                  In addition, Mercantile's obligations to complete the Merger are subject to its receipt of an opinion from its financial advisor to the effect that the Merger is fair to it and its shareholders from a financial point of view. It is noted that Carpenter has delivered such an opinion. See "Fairness Opinion."

                  SierraWest's obligations are subject to the additional condition that all directors of Mercantile and the Brooks Trust (which in the aggregate hold approximately 56% of the outstanding shares of Mercantile common stock) shall have entered into a shareholders' agreement by which such shareholders agree to vote their shares and any shares over which such shareholders have voting authority in favor of the Merger and further agreeing, to the extent permitted by law and the bylaws of Mercantile, to vote in favor of the Merger by consent solicitation. The directors of Mercantile and the Brooks Trust have entered into such agreements. Additional conditions to SierraWest's obligations are that (a) Mercantile's other real estate owned ("OREO"), non-performing loans ("NPAs") (those loans not accruing interest on Mercantile's books), loans 90 days or more past due, and other loans under regulatory requirements classified as substandard or non-performing shall not exceed $2.495 million and the ratio of OREO and NPAs to Shareholder Equity plus Allowance for Loan Losses ("ALL") shall not exceed 42.5%; (b) Mercantile shall maintain an ALL of no less than $962,000, less certain reserves, or 2.95% of total loans, whichever is greater, and a ratio of ALL to NPAs of not less than 38.5%; and (c) SierraWest shall have received from each of Mercantile's directors an agreement to comply with Commission Rule 145 concerning sales of SierraWest common stock after the Effective Date.

                  The Board of Directors of each party may waive any conditions to that party's performance of the Agreement unless doing so would violate applicable law.

                  Required Regulatory Approvals. The Merger is subject to approval by the FDIC under the Bank Merger Act and by the Department under the California Banking Law. The Bank Merger Act provides that no transaction may be approved which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly or which in any other manner might restrain trade, unless it is determined that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting a review of any application for approval, the FDIC is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned and the convenience and needs of the community to be served. An application may be denied if it is determined that the financial or managerial resources of the acquiring entity are inadequate.

                  A transaction approved by the FDIC may not be consummated for 15 days after such approval. During such period, the U.S. Department of Justice may commence legal action challenging the transaction under the antitrust laws. If, however, the Department of Justice does not commence a legal action during such 15-day period, it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of Section 2 of the Sherman Antitrust Act. The Bank Merger Act provides for the publication of notice and the opportunity for administrative hearings relating to the application for approval under the Bank Merger Act and authorizes the FDIC to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approval required for consummation of the Merger.

                  The Merger also must be approved by the Superintendent pursuant to the California Banking Law. The California Banking Law requires the Superintendent to consider factors and standards substantially similar to those under the Bank Merger Act.

                  Based on current precedents, the managements of SierraWest and Mercantile believe that the Merger will be approved by the appropriate regulatory agencies and will not be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that the regulatory agencies or the Department of Justice will concur in this assessment or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to SierraWest or Mercantile.

                  Dissenters'  Rights of Appraisal.  Shareholders  of Mercantile
who vote against the Merger may be entitled to certain dissenters' appraisal rights under Chapter 13 of the California General Corporation Law ("Chapter 13"). Chapter 13 is set forth in full in Annex C to this Proxy Statement/Prospectus.

                  Important details concerning these requirements are set forth below; failure to take these actions in a timely and proper fashion will result in the loss of dissenters' appraisal rights.

                  The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Annex C. This discussion and Annex C should be reviewed carefully by any shareholder of Mercantile who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth in Chapter 13 will result in the loss of dissenters' rights.

                  If the Merger is consummated, those shareholders of Mercantile who elect to exercise their dissenters' rights and who in a timely and proper fashion perfect such rights will be entitled to receive the "fair market value" of their shares in cash. Pursuant to Section 1300(a) of the California General Corporation Law, such "fair market value" would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation caused by the Merger.

                  In order to qualify for dissenters' rights, Mercantile shareholders (i) must make a written demand on Mercantile within 30 days after Mercantile mails to shareholders the notice of approval of the Merger and the procedure to be followed, and (ii) must not vote their shares in favor of the Merger.

                  A written demand by a Mercantile shareholder should be sent to Mercantile Bank, 455 Capitol Mall, Sacramento, California 95814, Attention:
Corporate Secretary. The written demand must (i) state the number and class of shares held of record by such shareholder which the shareholder demands that the company purchase for cash, and (ii) contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares as of the day before announcement of the proposed Merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to the company at that price.

                  If the Merger is approved, Mercantile will, within ten days after the Meeting, mail to any shareholder who has a right to require the company to purchase his or her shares a notice that the required shareholder approval of the Merger was obtained (the "Notice of Approval"). The Notice of Approval will set forth the price determined by Mercantile to represent the "fair market value" of any dissenting shares, and will set forth a brief description of the procedures to be followed by dissenting shareholders who wish to pursue further their statutory rights. The dissenting shareholder must deliver his or her share certificate(s) for receipt by Mercantile within 30 days after the date on which the Notice of Approval was mailed to such shareholder. The certificate(s) will be stamped or endorsed with a statement that the shares are dissenting shares and will be returned to the dissenting shareholder.

                  The statements in the Notice of Approval will constitute an offer by Mercantile to purchase from its shareholders any dissenting shares at the price stated, but only if the Merger is consummated. However, the determination by Mercantile of fair market value is not binding on its shareholders, and if a dissenting shareholder chooses not to accept such offer, he or she has the right during a period of six months following the mailing of the Notice of Approval to commence a lawsuit to have the fair market value, as described in Section 1300(a), determined by a court. The fair market value of dissenting shares as determined by the court in those circumstances could be higher or lower than the amount offered by Mercantile in the Notice of Approval or the consideration provided for in the Agreements, and any such determination would be binding on the dissenting shareholder or shareholders involved in the lawsuit and on the company. Any party may appeal the judgment. The court action to determine the fair market value of shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the Merger. Furthermore, no shareholder who has appraisal rights under Chapter 13 shall have any right to attack the validity of the Merger except in an action to test whether the number of shares required to authorize the Merger has been legally voted in favor of the Merger.

                  Dissenting Mercantile shares may lose their status as such if any of the following events occurs: the Merger is abandoned (in which case Mercantile shall pay on demand to its dissenting shareholders who have initiated proceedings in good faith as provided under Chapter 13 all necessary expenses and reasonable attorneys' fees incurred in such proceedings); the dissenting shares are transferred before being submitted to Mercantile for endorsement; the dissenting shareholder withdraws his or her demand with the consent of Mercantile; or, in the absence of agreement between the dissenting shareholder and the company as to the price of his or her shares, such Mercantile shareholder fails to file suit against the company or otherwise fails to become a party to such suit within six months following the mailing of the Notice of Approval.

                 The receipt of a cash payment for dissenting shares will result in recognition of gain or loss for federal and California state income tax purposes by dissenting shareholders. See "THE MERGER - Certain Federal Income Tax Consequences."

                  Non-Solicitation Covenants. Subject to the fiduciary obligations of its Board of Directors, Mercantile has agreed that neither it nor any of its officers, directors, affiliates or other agents shall initiate negotiations toward, or otherwise effect or agree to effect, any proposal for any merger, sale of capital stock resulting in a change of control, sale of all or substantially all of the assets, or any other means of acquisition of substantially all the outstanding capital of any entity (a "Business Combination") of Mercantile. The Agreement also requires Mercantile to notify SierraWest immediately of the receipt by it of any unsolicited proposal to effect a Business Combination with another entity. As of the date of this Proxy Statement/Prospectus, Mercantile has not received such a proposal since the announcement of the proposed Merger.

                  Certain Federal Income Tax Consequences. As a condition to the consummation of the Merger, SierraWest and Mercantile will receive an opinion from McCutchen, Doyle, Brown & Enersen, LLP acceptable to them that for federal and California income tax purposes: (a) the Merger will comply with the require-ments of Internal Revenue Code Section 368; (b) except for the Cash Component of the Exchange Amount and any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of shares of Mercantile common stock who receive shares of SierraWest common stock in exchange for the shares of Mercantile common stock which they hold; (c) the holding period of shares of SierraWest common stock exchanged for shares of Mercantile common stock will include the holding period of the shares of Mercantile common stock for which they are exchanged, assuming the shares of Mercantile common stock are capital assets in the hands of the holder thereof at the Effective Date; and (d) the basis of the shares of SierraWest common stock received in the exchange will be the same as the basis of the shares of Mercantile common stock for which they are exchanged, less any basis attributable to the Cash Component or to fractional shares for which cash is received. The opinion is based on certain assumptions discussed below.

                  A shareholder who perfects dissenters' rights and receives payment for his or her Mercantile shares will be treated as if such shares were redeemed. In general, if the shares are held as a capital asset at the Effective Date, the dissenting shareholder will recognize a capital gain or loss measured by the difference between the amount of cash received and the basis of the shares in the hands of the dissenting shareholder. However, if such dissenting shareholder owns, directly or indirectly through the application of Section 318 of the Code, any shares of common stock as to which dissenters' rights are not exercised and perfected and which are therefore exchanged for SierraWest common stock in the Merger, such shareholder may be treated as having received a dividend in the amount of cash paid to the shareholder in exchange for the shares as to which dissenter's rights were perfected. Under Section 318 of the Code, an individual is deemed to own stock that is actually owned (or deemed to be owned) by certain members of his or her family (spouse, children, grandchildren and parents, with certain exceptions) and other related parties, including, for example, certain entities in which the individual has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as stock that such individual (or a related person) has the right to acquire upon exercise of an option or conversion right held by such individual (or a related person). Each SierraWest or Mercantile shareholder who intends to dissent from the Merger (see "THE MERGER - Dissenters' Rights of Appraisal") should consult his or her own tax advisor with respect to the application of the constructive ownership rules to the shareholder's particular circumstances.

                  The opinion assumes that as of the Effective Date the Stock Component will be not less than 50% of the Exchange Amount. If the Market Value of SierraWest common stock is less than $13.20, the Stock Component would comprise less than 50% of the Exchange Amount, and this assumption may not be correct. The tax opinion of McCutchen, Doyle, Brown & Enersen, LLP, will not provide any assurance as to the tax consequences of the Merger in such case. Although no assurance can be given, SierraWest and Mercantile do not expect that the Market Value will fall below $13.20 as of the Effective Date. If the Stock Component were to fall below 50% of the Exchange Amount, McCutchen, Doyle, Brown & Enersen, LLP has indicated that its ability to render the required form of tax opinion will depend on the facts and circumstances at the time, including the actual percentage of the Exchange Amount represented by the Stock Component and the intent of Mercantile shareholders receiving shares of SierraWest common stock to hold or dispose of such shares following the Effective Date. SierraWest and Mercantile will consider whether any revised form of tax opinion is acceptable to them. If they cannot obtain an acceptable tax opinion, they will consider whether it is in the best interests of their respective companies and shareholders to proceed with the Merger notwithstanding the absence of a tax opinion, to revise the Agreement to increase the Stock Component (but not the value of the Exchange Amount otherwise payable) in order to satisfy the conditions and assumptions stated in the tax opinion or to abandon the Merger.

                  For federal tax purposes, the highest marginal tax rate for individuals on ordinary income is 39.6%, compared to 28% for capital gain, and the highest marginal tax rate for corporations is 35% on ordinary income and capital gain. Capital losses are treated differently than ordinary losses. Essentially, a capital loss for any taxable year may be deducted by a corporation in that year only to the extent of capital gain, and by an individual in that year only to the extent of capital gain plus up to $3,000 of ordinary income. Capital losses not deductible in the year they occur may be carried forward indefinitely by individuals and may be carried back up to three years and forward up to five years by corporations.

                  This Proxy Statement/Prospectus does not provide information about the tax consequences of the Merger under any state, local or foreign tax laws. The shareholders of Mercantile are urged to consult their own tax advisors with respect to all tax consequences of the Merger. Expenses incurred by any shareholder arising from disputes with the IRS or any state or foreign tax agency over the tax consequences of the Merger will not be borne by Mercantile or SierraWest.

                  Accounting Treatment. The management of Mercantile and SierraWest expect that the Merger will be subject to the purchase method of accounting. Under this method of accounting, Mercantile's assets and liabilities will be reflected on SierraWest's future financial statements at their fair market value, and the excess of the aggregate Exchange Amount, if any, above the fair market value of acquired assets and liabilities are allocated between core deposit intangibles and goodwill. The core deposit intangible will be amortized on a straight line basis over 7 years and goodwill will be amortized over 15 years.

                  The pro forma results of this accounting treatment are shown in the unaudited pro forma financial data included elsewhere in this Proxy Statement/Prospectus.

                  Termination and Amendment; Termination Payment. The Agreement may be terminated any time prior to the Effective Date as follows: (a) by the mutual consent of the Boards of Directors of both SierraWest and Mercantile before consummation of the Merger; (b) by the Board of Directors of SierraWest on or after June 30, 1997, if any of the conditions to the obligations of SierraWest have not been fulfilled or waived by SierraWest; (c) by the Board of Directors of SierraWest if (i) it has become aware of any facts or circumstances of which it was not aware on the date of the Agreement and which materially adversely affect Mercantile or its properties, operations or financial condition, (ii) a materially adverse change shall have occurred since September 30, 1996, in the business, financial condition, results of operations or properties of Mercantile, or (iii) there has been material failure or prospective material failure on the part of Mercantile to comply with its obligations under the Agreement, or any material failure or prospective failure to comply with any of the conditions set forth in Section 7 of the Agreement;
(d) by the Board of Directors of SierraWest in the event that Mercantile enters into a transaction or series of transactions with a third person or group providing for the acquisition of all or a substantial part of Mercantile, whether by way of merger, exchange or purchase of stock, sale of assets or otherwise; (e) by the Board of Directors of Mercantile on or after June 30, 1997, if (i) any of the conditions to the obligations of Mercantile have not been fulfilled or waived by Mercantile, provided, however, that if SierraWest is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the required regulatory approvals or if SierraWest shall be contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated hereby, such nonfulfillment shall not give Mercantile the right to terminate the Agreement until the later of (A) June 30, 1997, and (B) 60 days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto, including any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise or any waiting period with respect thereto provided such date shall not occur beyond December 31, 1997; (f) by the Board of Directors of Mercantile if (i) it has become aware of any facts or circumstances of which it was not aware on the date of the Agreement and which can or do materially adversely affect SierraWest or its properties, operations or financial condition, (ii) a materially adverse change shall have occurred since September 30, 1996 in the business, financial condition, results of operations or assets of SierraWest, or (iii) there has been a material failure or prospective material failure on the part of
SierraWest to comply with its obligations under the Agreement or the Merger Agreement, or any material failure or prospective material failure to comply with any condition set forth in Section 8 of the Agreement; or (g) by the Board of Directors of Mercantile in the event SierraWest or its affiliates enter into a business combination with any other entity which does not expressly contemplate the performance by SierraWest or its successor in interest of SierraWest's obligations under the Agreement and SierraWest indicates it will not consummate the Agreement.

                  If SierraWest  terminates  the Agreement  because of a willful breach of the Agreement by Mercantile or because Mercantile has entered into a transaction or series of transactions with a third person or group providing for the acquisition of all or a substantial part of Mercantile, Mercantile shall pay to SierraWest, on demand, the sum of $350,000. If Mercantile terminates this Agreement because of a willful breach of the Agreement by SierraWest or because SierraWest has entered into an agreement for a business combination that does not expressly contemplate the performance by SierraWest or its successor in interest of SierraWest's obligations under the Agreement and SierraWest indicates it will not consummate the Agreement, SierraWest shall pay to Mercantile, on demand, the sum of $350,000. These payments are deemed consideration or liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by the Agreement. In addition, each party remains liable for its other expenses as set forth in Section 10 of the Agreement.

                  Expenses. Each party agrees to pay the costs incurred incident to the performance of its obligations under the Agreement, including costs related to the Registration Statement and these Proxy Materials, their respective financial statements and the fees of its counsel, accountants, consultants and financial advisors. Mercantile will pay or accrue up to $10,000 toward the printing costs of the Registration Statement and the Proxy Materials and the costs of distributing the Proxy Materials and other information relating to these transactions to shareholders of Mercantile. All fees payable pursuant to state "blue-sky" securities laws, fees related to obtaining a tax opinion, and the fee required to be paid to the Commission to register the shares of Sierra common stock will be shared equally by the parties. For purposes of determining Adjusted Shareholders' Equity, all expenses of Mercantile in connection with the Merger will be treated as if they have been paid by and accrued on the books of Mercantile as of the Determination Date.

                  Resales of SierraWest Common Stock. The shares of SierraWest common stock to be issued to Mercantile shareholders in connection with the Merger have been registered under the 1933 Act. Such shares will be freely transferable under the 1933 Act, except for shares issued to each person who may be deemed to be an "affiliate" of Mercantile within the meaning of Rule 145 under the 1933 Act (each an "Affiliate"). The shares of SierraWest common stock received by Affiliates may not be sold without additional registration under the 1933 Act unless an exemption (including the exemption provided by Rule 145) from such registration requirement is available. The Affiliates have entered into agreements concerning the foregoing restrictions on transfer with respect to the shares of SierraWest common stock they will receive in connection with the Merger. The exemption under Rule 145 permits sale of shares if the issuer is current in its filings required under the 1934 Act, the Affiliate does not sell more than the greater of 1% of the issuer's outstanding shares or the number of shares equal to the weekly average trading volume over the preceding four weeks in any three-month period, all sales are conducted as "broker's transactions" or with a market maker and, in the case of persons who become Affiliates of SierraWest after the Merger, the Affiliate files Form 144 with the Commission upon placing a sell order.

                  Conduct of Business of SierraWest and Mercantile Following the Merger. When the Merger is consummated, the directors and officers of SierraWest and the Bank will continue to be the directors and officers of SierraWest and the Bank. After the Merger, Mercantile will be merged into the Bank and Mercantile's separate existence will cease. The former head office of Mercantile will continue to operate as a branch of the Bank.

                          UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


                  Certain matters discussed or incorporated by reference in this Proxy Statement/Prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, those described in "INVESTMENT CONSIDERATIONS", "SUMMARY", "PROPOSAL ONE: THE MERGER - Reasons for the Merger and Recommendation; Principal Terms of the Merger -- Exchange Amount", "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS" and "MERCANTILE MANAGE-MENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MERCANTILE". Therefore, the information set forth therein should be care-fully considered when evaluating the business prospects of SierraWest and Mercantile.
                  The following unaudited pro forma combined financial statements give effect to the Merger of SierraWest and Mercantile on the basis of the purchase method of accounting. This method requires that the purchase price be allocated to the acquired assets and liabilities of Mercantile on the basis of their estimated fair values as of the date of acquisition. Therefore, on the Effective Date, SierraWest will establish a new accounting and reporting basis for the acquired assets and liabilities which will be reflected in future consolidated financial statements of SierraWest. The unaudited pro forma combined balance sheet assumes the Merger took place on December 31, 1996. The unaudited pro forma combined statement of income assumes the Merger was consummated as of the beginning of the first period presented and includes adjustments directly attributable to the Merger and expected to have a continuing impact on the combined entity. Share information was calculated using, an aggregate Cash Component of $3,300,500 and an Exchange Ratio of 0.515492, which corresponds to a SierraWest Market Value of $19.00 per share.


                  These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of SierraWest and the historical financial statements and related notes thereto of Mercantile incorporated by reference or included in this Proxy Statement/Prospectus. The unaudited pro forma statements of income are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of the first period presented and should not be construed as representative of future operations.


                                      SierraWest and Mercantile
                          Pro Forma Combined Balance Sheet (unaudited) (1)

                                           (In thousands)
                                                                                     December 31, 1996

                                                                                         Adjustments


                                                                                                                    Pro Forma
                                                 SierraWest      Mercantile          Debit            Credit          Combined
Assets

Cash and due from banks                           $ 58,634       $ 10,109                             $3,400 (3)     $ 65,343

Securities                                          35,216          3,507                                              38,723

Loans                                              323,366         31,893                                             355,259

   Allowance for loan losses                        (4,546)        (1,092)                                             (5,638)
                                                   -------         ------                                             -------

   Net loans                                       318,820         30,801                                             349,621

Premises and equipment, net                         12,358            123                                              12,481
Excess servicing on SBA loans                       14,338              0                                              14,338

Other assets                                         8,523          1,836                                              10,359

Intangible assets                                        0              0          $ 1,789 (6)                          1,789
                                                   -------         ------          ----------         -------          ------

   Total assets                                   $447,889       $ 46,376          $ 1,789            $3,400         $492,654
                                                  ========       ========          =========          ======         ========





                                             SierraWest and Mercantile
                                 Pro Forma Combined Balance Sheet (unaudited) (1)

                                                  (In thousands)


                                                                                 December 31, 1996

                                                                                         Adjustments


                                                                                                                   Pro Forma
                                                SierraWest      Mercantile          Debit            Credit         Combined
Liabilities and Shareholders' Equity

Deposits

Non-interest bearing demand                       $ 80,525       $ 8,368                                          $ 88,893

Savings and interest-bearing demand                133,706        13,187                                           146,893

Time certificates                                  185,420        19,691                                           205,111
                                                   -------        ------                                           -------

   Total deposits                                  399,651        41,246                                           440,897


Other liabilities                                    5,802           199                                             6,001

Convertible debentures                               8,520             0                                             8,520
                                                     -----        ------                                           -------

   Total liabilities                               413,973        41,445                                           455,418


Preferred stock                                          0             0                                                 0

Common stock                                        12,291         2,844            2,844 (5)         3,320 (1)     15,611

Retained earnings                                   21,654         2,090            2,090 (5)                       21,654

Net unrealized gain (loss) on available for
   sale securities                                     (29)           (3)                                 3 (5)        (29)
                                                      ----         -----            --------          --------      ------
   Total shareholders' equity                       33,916         4,931            4,934             3,323         37,236
                                                    ------         -----            -----             -----         ------

   Total liabilities and shareholders' equity      447,889       $46,376           $4,934            $3,323       $492,654
                                                   =======       =======           =======           ======       ========


Shares outstanding                                   2,771           337              337               174 (4)      2,945


                              Pro Forma Combined Statements of Income (unaudited) (1)

                                     (In thousands, Except Per Share Amounts)

                                                     Year Ended
                                                  December 31, 1996

                                                                           Adjustments             Pro Forma
                                          SierraWest   Mercantile     Debit           Credit        Combined

Interest and fees on loans                    $30,506      $3,457                                   $33,963

Interest on securities                          1,712         220      $ 170 (3)                      1,762

Other interest income                           1,051         370                                     1,421
                                                -----         ---        ------                       -----


   Total interest income                       33,269       4,047        170                         37,146

Interest on deposits                           11,735       1,689                                    13,424

Interest on convertible debentures                760           0                                       760
                                                  ---           -        ----                           ---


   Total interest expense                      12,495       1,689          0                         14,184

Net interest income                            20,774       2,358        170                         22,962

Provision for loan losses                       1,010         428                                     1,438
                                                -----         ---        ---                          -----


Net interest income after
  provision for loan losses                    19,764       1,930        170                         21,524

Service charges on deposit accts.               1,722         220                                     1,942

Other operating income                          5,616         204                                     5,820
                                                -----         ---                                     -----

   Total noninterest income                     7,338         424                                     7,762

Salaries and employee benefits                 12,086         797                                    12,883

Occupancy and equipment
  expense                                       3,486         202                                     3,688

Other operating expense                         6,125         699                                     6,824

Amortization of intangibles                         0           0        179 (6)                        179
                                              -------       -----        ------                       -----
  Total noninterest expense                    21,697       1,698        179                         23,574
                                               ------       -----        ---                         ------


Income before provision
  for taxes                                     5,405         656        349                          5,712

Provision for taxes                             2,077         298                      $140 (1)       2,235
                                                -----         ---        ---           -------        -----

Net income                                   $  3,328      $  358      $ 349           $140         $ 3,477
                                             ========      ======      =====           ====         =======


Net income per share, primary (7)               $1.19       $1.15                                    $ 1.17
Weighted average common shares
  outstanding, primary (1)                      2,802         312        312            486           2,976


Net income per share, fully diluted (7)         $1.01       $1.15                                     $0.89

Weighted average common shares
  outstanding, fully diluted (1)                3,747         312        312            486           3,921



                               Notes to Pro Forma Combined Financial Statements

                  1. The pro forma combined balance sheet reflects the issuance of 173,711 shares of SierraWest common stock, no par value, upon the cancellation of 336,980 shares of Mercantile common stock, no par value, outstanding at December 31, 1996, based upon the pro forma Exchange Ratio of
0.515492 shares (based on a SierraWest Market Value of $19.00 per share) of SierraWest common stock for each share of Mercantile common stock and payment by SierraWest of $9.795 per share in cash on account of the Cash Component. SierraWest anticipates that the cash consideration will be drawn from internal resources and net interest income has been reduced to reflect this adjustment. Total cost to be incurred by SierraWest in connection with the Merger are estimated to be approximately $100,000. These costs, relating to legal, printing, accounting, and other direct expenses, will be incorporated in the total purchase price of the transaction. Additional expenses of approximately $150,000 will be incurred by Mercantile. The effect of this expense has not been reflected in the above unaudited pro forma financial statements. Income tax expense has been adjusted to reflect historical tax expense to the pro forma adjustments using an effective rate of 40%.

                  2. The pro forma combined per share data for net income has been calculated using SierraWest's weighted average number of common shares increased by such shares of Mercantile outstanding at December 31, 1996 (after adjustment using the Exchange Ratio of 0.515492 SierraWest shares for each

Mercantile share) as if these shares were outstanding for each period presented. Such pro forma per share data assumes no dissenting Mercantile shareholders and excludes the exercise of outstanding SierraWest stock options.

                  3. The pro forma adjustments that represent cash expenditures of $3.4 million and intangible assets of $1.8 million were necessary to allocate the purchase price to be paid to acquire Mercantile, as well as pro forma adjustments necessary to show how the acquisition would have affected the historical financial statements if it had been consummated at January 1, 1996. The difference between fair value of assets and liabilities acquired and historical book value was not considered to be material and therefore no fair value adjustments have been made.

                  4. Total consideration is based on a purchase price of $6.6 million, of which $3.3 million is to be paid in cash and the balance of $3.3 million is to be paid in SierraWest common stock equal to173,711 shares based on a pro forma Market Value of $19.00 per share.

                  5. Mercantile's shareholders' equity ($2.8 million in common stock and $2.1 million in retained earnings) is eliminated.

                  6. The difference between the purchase price of $6.6 million and the net equity of Mercantile of $4.9 million has been allocated to core deposit intangibles and goodwill which are amortized on a straight-line basis over 7 years and 15 years, respectively, or approximately $170 thousand per year.

                  7. Pro forma combined per share data for net income has been calculated using SierraWest's weighted average number of common shares outstanding increased by 173,711 shares to be issued using an Exchange Amount of $6.6 million, a Stock Component of $3.3 million, a Cash Component of $3.3 million, a pro forma Market Value of $19.00 per share for SierraWest common stock and no dissenting Mercantile shareholders.

               ------------------------------------------------

                  The purchase price allocation and resulting core deposit intangible and goodwill are as follows:



                  Purchase price
                        Cash Component                          $3,300,500
                        Stock Component                          3,300,500

                           Total                                 6,601,000



                  Cash expenditures
                         Professional fees                         100,000


                  Total consideration                           $6,701,000


                  Mercantile shareholders' equity               $4,912,000
                  Core deposit intangible and goodwill          $1,789,000



                  Shareholders' equity is shown above as required by the Agreement at the Effective Date.

                            INFORMATION ABOUT SIERRAWEST

                  SierraWest was incorporated under the name Sierra Tahoe Bancorp under the laws of the State of California on December 5, 1985, as a bank holding company. SierraWest owns 100% of the stock of SierraWest Bank, formerly known as Truckee River Bank. The activities of SierraWest are subject to the supervision of the FRB. SierraWest may engage, directly or through subsidiary corporations, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended.

                  SierraWest Bank was incorporated under the laws of the State of California on March 19, 1980, and, with the approval of the Superintendent of Banks of the State of California, opened for business in 1981. SierraWest commenced operations in Truckee, California, a small tourist-based town located in the County of Nevada and situated in the High Sierra about 12 miles north of Lake Tahoe. The Bank changed its name to SierraWest Bank on October 1, 1996. It currently maintains eleven branches offices in the following communities:
Truckee (two branches), South Lake Tahoe, Tahoe City, Kings Beach, Grass Valley (two branches), Auburn and Sacramento, California and Reno and Carson City, Nevada. In addition, SierraWest Bank maintains seven separate lending offices, primarily for its SBA lending activities, in the following communities: Truckee, San Francisco, Sacramento, Fresno, and Chico, California, and Reno and Las Vegas, Nevada.

                  The offices and operations of SierraWest Bank include those of the former Sierra Bank of Nevada. Sierra Bank of Nevada was incorporated under the laws of the State of Nevada on January 12, 1989, and, with the approval of the Nevada Department of Commerce, Division of Financial Institutions, opened for business in Reno, Nevada, on January 9, 1990. On October 29, 1990, SierraWest acquired 100% of the outstanding shares of Sierra Bank of Nevada in a one-for-one exchange of its stock for the stock of Sierra Bank of Nevada. On October 1, 1996, Sierra Bank of Nevada merged with and into SierraWest Bank.

                  Sierra Tahoe Mortgage Company was incorporated on April 19, 1982 and operated a traditional single-family mortgage banking operation as a subsidiary of SierraWest Bank until July, 1995, when operations were discontinued. SierraWest and the Bank now comprise the operations of the company.

                  For additional information see Item 1 of the 1996 SierraWest Annual Report on Form 10-K incorporated herein by reference. Also, see "Summary
- "Recent Developments".

                          INFORMATION ABOUT MERCANTILE


                  The following information is based upon financial results through December 31, 1996. See also "Summary - "Recent Developments".

General

                  Mercantile is a California banking corporation incorporated in 1975. It is licensed by the California State Banking Department as a commercial bank. Its headquarters is in Sacramento, California. It conducts a general commercial banking business from its office in Sacramento. At December 31, 1996, Mercantile had assets of approximately $46.4 million and shareholders' equity of approximately $4.9 million. See "Summary - Recent Developments".


                  As a California state-licensed bank, Mercantile is subject to regulation, supervision and periodic examination by the Superintendent and the FDIC. Mercantile is not a member of the FRB System, but is nevertheless subject to certain regulations of the FRB. Mercantile's deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases.

                  The regulations of these state and federal bank regulatory agencies govern most aspects of Mercantile's business and operations, including but not limited to, the scope of its business, its investments, its reserves against deposits, the nature and amount of any collateral for loans, the timing of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the maximum rates of interest allowed on certain deposits. Mercantile is also subject to the requirements and restrictions of various consumer laws and regulations.

                  Mercantile is subject to the FDIC's regulations governing capital adequacy for nonmember banks. The federal banking agencies have proposed regulations which would impose additional capital requirements on banks based on the market risk in foreign exchange and commodity activities and in the trading of debt and equity investments.

                  Nonmember banks are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8% at least one-half of which must be in the form of Tier 1 capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned to those assets.

                  The FDIC has established a minimum leverage ratio of 3% Tier 1 capital to total assets for nonmember banks that have received the highest composite regulatory rating and are not anticipating or experiencing any significant growth. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum for a minimum of 4% or 5%. In addition, Mercantile is subject to the 7.5% Tier 1 capital requirement imposed by the Memorandum.

                  For information concerning Mercantile's regulatory capital, see - "Regulatory Capital Requirements."

                  From time to time, Mercantile is involved in litigation as an incident to its business. In the opinion of management, no pending or threatened litigation is likely to have a material adverse effect on Mercantile's financial condition or results of operations.

Regulatory Agreement

                  On August 16, 1995, Mercantile entered into a Memorandum of Understanding with the FDIC and the Superintendent as a result of an examination of Mercantile by the FDIC. The Memorandum required that Mercantile take certain actions within specified periods of time. These requirements included, among other things, that Mercantile (a) revise and formalize various policies and procedures with respect to board and management supervision, lending and funds management, and compliance with laws, rules and regulations; (b) review and maintain an adequate allowance for loan losses; and (c) reduce the balance of classified assets to $2,500,000 and $2,000,000 by December 31, 1995 and June 30, 1996, respectively. See "SUMMARY -- Recent Developments".

                  Subsequently, on July 8, 1996, this original Memorandum of Understanding was terminated and replaced with a new Memorandum of Understanding (the"Memorandum") with the FDIC and the Superintendent, which requires Mercantile to, among other things: (a) retain management acceptable to the FDIC and the Superintendent; (b) maintain a Tier 1 capital ratio that equals or exceeds 7.5% of total assets; (c) eliminate all assets classified "Loss" and one-half of the assets classified "Doubtful" within 10 days of the July 8, 1996 effective date; and, (d) reduce the balance of assets classified "Substandard" to $4,200,000, $4,000,000, $3,000,000, and $2,000,000 by September 30, 1996,
December 31, 1996, March 31, 1997, and June 30, 1997, respectively; (e) revise, adopt, and implement written lending and collection policies; (f) establish and maintain an adequate Allowance for Loan Losses; (g) adopt and implement a written profit plan; (h) submit a revised mid-range strategic plan; (i) eliminate and/or correct all violations of law; (j) develop or revise, adopt, and implement a written liquidity and funds management policy; and (k) make quarterly reports to the FDIC and the Superintendent. As a result of the Memorandum, Mercantile is subject to operating restrictions, including the payment of dividends.

                 As of September 30, December 31, 1996, and March 31, 1997, assets classified "Substandard" were approximately $3,848,000, $2,940,000, and $2,632,000 respectively. Management of Mercantile believes Mercantile is in substantial compliance with the terms and conditions of the Memorandum. How-ever, no assurance can be given that Mercantile will meet or continue to be able to meet the terms and conditions of the Memorandum. See "SUMMARY - Recent Developments".


Lending Overview

                  Mercantile grants commercial, real estate construction and other real estate loans primarily in the greater Sacramento area. Generally, the loans are secured by business assets and/or real property.

Distribution of Loans

                  The distribution of Mercantile's loan portfolio, as of the dates indicated, is shown in the following table (in thousands):

                                                                                  December 31,
Type of Loan:                                                1996         1995         1994          1993         1992
                                                             ----         ----         ----          ----         ----
  Real estate loans (includes loans secured primarily by real estate):
    Construction and land development...                  $  5,859      $  4,988    $   5,904     $  5,838     $  7,278
    Equity lines of credit .............                       997         1,265        1,232          141          128
    Other real estate secured...........                    11,969        16,208       14,252       12,481        8,721
                                                          --------      --------    ---------     --------     --------
  Total Real Estate Loans...............                    18,825        22,461       21,388       18,460       16,127

  Commercial and industrial loans.......                    12,461        13,798       12,729       16,350       16,486

  Individual and other loans............                       607           344          520          568          628
                                                          --------      --------    ---------     --------     --------

  Total Loans...........................                    31,893        36,603       34,637       35,378       33,242

  Less allowance for possible loan losses                    1,092           908        1,035          577          515
                                                          --------      --------     --------     --------      --------

  Total Net Loans.......................                  $ 30,801      $ 35,695    $  33,602     $ 34,801     $ 32,727
                                                          ========      ========    =========     ========     ========

Loan Commitments

                  At December 31, 1996, Mercantile had $7.4 million in undisbursed loan commitments compared with $8.8 million at December 31, 1995. In addition, standby letters of credit totaled $643 thousand and $594 thousand for the years ended December 31, 1996 and 1995, respectively.

Credit Risk Management

                  Mercantile seeks to mitigate the risks inherent in its loan portfolio by adhering to certain underwriting practices, including analysis of prior credit histories, financial statements, tax returns and cash flow projections of its potential borrowers.

                  Mercantile also has an internal loan review system as well as periodic external reviews. Collection of delinquent loans is generally the responsibility of the originating loan officer. The Board of Directors reviews the status of delinquent and problem loans on a monthly basis. Mercantile's underwriting and review practices notwithstanding, in the normal course of business, Mercantile expects to incur loan losses in the future.

Asset Quality

                  The following table sets forth the amount of Mercantile's nonperforming assets as of the dates indicated (dollars in thousands).

                                                                              December 31,
                                                        1996         1995         1994         1993         1992
                                                        ----         ----         ----         ----         ----

Nonperforming Assets:
Nonaccrual loans...................                   $   619       $  914      $   686       $1,037      $   400
Other real estate owned............                       770          700          700          280          751
                                                      -------       ------      -------       ------      -------
    Total nonperforming assets.....                   $ 1,389       $1,614      $ 1,386       $1,317      $ 1,151
                                                      =======       ======      =======       ======      =======

Accruing loans past due 90
  days or more.....................                   $   261       $  457      $     7       $   90      $   188

Restructured loans (in compliance
  with modified terms).............                   $   505       $  595      $   200       $  353      $    17

Nonperforming assets to
  total assets.....................                       3.0%         3.1%         3.2%         2.9%         2.7%
Allowance for possible loan
  losses to nonaccrual loans.......                     176.4%        99.3%       150.9%        55.6%       128.8%

                  Mercantile generally places loans on nonaccrual status when interest or principal payments become 90 days or more past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, is deemed in the process of collection and accrued but unpaid interest is reversed against the current year's income. Interest income on nonaccrual loans is recorded on a cash basis. Subsequent payments may be treated as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income where management believes the remaining principal balance is fully collectible. Additionally, loans not 90 days past due may also be placed on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and collection of principal or interest is in question.

                  Interest income on loans on nonaccrual status during the year ended December 31, 1996, that would have been recognized during that same year if the loans had been current in accordance with their original terms was not material.

                  As of December 31, 1996 and 1995, Mercantile had outstanding balances in impaired loans of approximately $619 thousand and $914 thousand, respectively, which had valuation allowances of $206 thousand and $183 thousand respectively. The average outstanding balance of impaired loans was $767 thousand and $800 thousand for the years ended December 31, 1996 and 1995, respectively. Impaired loans are loans for which it is probable that Mercantile will not be able to collect all amounts due.

                  Except for loans which are disclosed above, there are no assets as of December 31, 1996, where known information about possible credit problems of borrower causes management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may become nonperforming assets. However, it is possible that current credit problems exist that may not have been discovered by management.

                  The following table shows the loans outstanding, actual charge-offs, recoveries on loans previously charged off, the allowance for possible loan losses and pertinent ratios during the periods and as of the dates indicated (dollars in thousands).

                                                                    December 31,
                                               1996         1995         1994         1993        1992
                                               ----         ----         ----         ----        ----

Average loans.......................        $  34,162     $ 34,526     $  34,220    $  33,144   $  31,777
Total loans at end of period........           31,893       36,603        34,637       35,378      33,241

Allowance for possible loan losses:
Balance beginning of period.........        $     908     $  1,035     $     577    $     515   $     495
Actual charge-offs:
  Commercial and industrial.........               81          353           524           64           0
  Real estate.......................              201          139             0            0          65
  Installment.......................                0            9            12            4           0
                                            ---------     --------     ---------    ---------   ---------
    Total...........................              282          501           536           68          65
Less recoveries:
  Commercial and industrial.........               38            4             4            8           7
  Real estate.......................                0           77             0            0           0
  Installment.......................                0            0             0            0           0
                                            ---------     --------     ---------    ---------   ---------
    Total...........................               38           81             4            8           7
Net charge-offs.....................              244          420           532           60          58
Provision for possible loan
  losses............................              428          293           990          122          78
                                            ---------     --------     ---------    ---------   ---------

Balance end of period...............        $   1,092     $    908     $   1,035    $     577   $     515
                                            =========     ========     =========    =========   =========

Ratios:
  Net loans charged off to average
    loans outstanding..............              0.71%        1.22%        1.55%         0.18%       0.18%
  Net loans charged off to total loans
    at end of period...............              0.77         1.15         1.54          0.17        0.17
  Provision for possible loan
    losses to average loans........              1.25         0.85         2.89          0.37        0.25
  Provision for possible loan
    losses to total loans at end of period       1.34         0.80         2.86          0.34        0.23
  Net loans charged off to end of
    period allowance for possible
    loan  losses...................              22.34        46.26       51.40         10.40       11.26


                  The provision for possible loan losses represents management's determination of the amount necessary to be added to the allowance for possible loan losses to bring it to a level which is considered adequate in relation to the risk of foreseeable losses inherent in the loan portfolio. Upon determination of a specific loss in the portfolio, an adjustment to the allowance for possible loan losses is made.

                  In making this determination, management takes into consideration the overall growth trend in the loan portfolio, examinations of supervisory authorities, internal and external credit reviews, prior loan loss experience for Mercantile, concentrations of credit risk, delinquency trends, general and local economic conditions and the interest rate environment.

                  The allowance for loan losses does not represent a specific judgment that loan charge-offs of that magnitude will necessarily occur. It is always possible that future economic or other factors may adversely affect Mercantile's borrowers, and thereby cause loan losses to exceed the current allowance.

                  The following table sets forth management's historical allocation of the allowance for possible loan losses by loan category and percentage of loans in each category. Percentage amounts are the percentage of loans in each category to total loans at the dates indicated (dollars in thousands).

                                                                                 December 31,
                                                                       1996                        1995
                                                              Amount       Percentage      Amount        Percentage

Commercial and industrial loans..................             $  332            39%       $  398              38%
Real estate loans................................                750            59           500              61
Consumer loans to individuals(1).................                 10             2            10               1
                                                              ------           ----        ------            ---

    Total........................................             $1,092            100%       $ 908             100%
                                                              ======            ===        ======            ===

(1)      Includes equity lines of credit.

Loan Maturities and Sensitivity to Changes in Interest Rates

                  The following table sets forth the distribution by maturity date of certain of Mercantile's loan categories (in thousands) as of December 31, 1996. In addition, the table shows the distribution between total loans with predetermined (fixed) interest rates and those with variable (floating) interest rates (in thousands). Floating rates generally fluctuate with changes in the prime rate of leading banking institutions.

                                                                       Year Ended
                                                                     December 31, 1996
                                                                After One
                                                Within         But Within           After
                                              One Year(1)      Five Years        Five Years          Total

Real estate - construction..................  $  5,236         $     315        $      308        $   5,859
Commercial..................................    11,137               669               654           12,460
Distribution between fixed
 and floating interest rate:
   Fixed interest rates.....................     1,099             1,713             1,675            4,487
   Floating interest rates..................    12,480            13,321             1,605           27,406


(1)      Demand loan and overdrafts are shown as "Within One Year"

Average Assets, Liabilities and Shareholders' Equity; Interest Income and
Expense

                  The following table presents, for the periods indicated, Mercantile's distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amount of interest income from average interest-earning assets and resultant yields and the dollar amounts of interest expense and average interest-bearing liabilities and resultant rates (in thousands except percentage amounts):

                                                            Year Ended December 31,
                                    1996                              1995                               1994
-------------------------------------------------------   -------------------------------   ------------------------------
                        Average    Yield/                 Average    Yield/                 Average        Yield/
                        Balance     Rate      Interest    Balance     Rate      Interest    Balance        Rate     Interest
Assets:
Interest-earning assets:
  Loans(1)...........   $ 34,162    10.12%   $   3,457   $ 34,526    11.14%     $   3,847   $  34,220      9.82%    $  3,362
  Investment securities    3,722     5.91          220      3,724     5.69            212       3,540      5.37          190
  Federal funds sold       5,725     5.19          297      5,862     5.65            331       2,013      3.83           77
  Other deposits.....      1,293     5.65           73      1,199     5.92             71       1,348      4.30           58
                        ---------            ---------   --------               ---------   ---------                -------
    Total interest-earning
      assets.........     44,902     9.01        4,047     45,311     9.85          4,461      41,121      8.97        3,687

Allowance for possible
loan losses.........        (978)                            (930)                               (572)

Non-earning assets:
   Cash and due from
     banks..........       2,319                            2,779                               2,545
   Premises and equipment,
     net............         133                              104                                  47
   Other assets.....       2,053                            1,416                               1,108
                        ---------                         --------                          ---------

   Total  assets....   $  48,429                         $ 48,680                           $  44,249
                       =========                         =========                          =========

Liabilities and Shareholders'
  Equity:
Interest-bearing liabilities:
  Transaction accounts $  14,533     2.92%   $     424   $ 13,885     4.31%     $     598   $  12,436      3.60%    $  448
  Savings accounts           378     2.65           10        423     3.55             15         410      3.66         15
  Certificates of deposit 21,447     5.85        1,255     22,670     6.19          1,404      20,130      4.83        973
                      -----------    ----      -------   --------     ----      ---------    ---------     ----     ------


   Total interest-bearing
   liabilities......      36,358     4.64        1,689     36,978     5.45          2,017      32,976      4.35      1,436
Non-interest-bearing liabilities:
   Transaction accounts    7,035                            7,227                               7,062
   Other liabilities         331                              308                                 116
                        ---------                           -------                          --------
   Total liabilities      43,724                           44,513                              40,154

Shareholders' equity:
   Common stock.....       2,658                            2,414                               2,414
   Retained earnings       2,060                            1,797                               1,709
Unrealized loss on
   securities.......         (13)                             (44)                                (28)
                       ---------                           --------                         ---------
   Total shareholders'
     equity.........      4,705                             4,167                               4,095
                       ---------                           --------                         ---------

   Total liabilities and
     shareholders'
     equity.........  $  48,429                          $ 48,680                           $  44,249
                      =========              --------    ========                 -------   =========

Net interest income.                         $  2,358                           $   2,444                          $ 2,251
                                             ========                           =========                          =======

Interest income as a
   percentage of interest -
      earning assets                 9.01%                            9.85%                                8.97%
Interest expense as a
      percentage of interest -
  earning assets.....               (3.76)                           (4.45)                               (3.49)
                                    -----                            -----                                -----

Net interest margin..                5.25%                            5.40%                                5.48%
                                     ====                             ====                                 ====

(1) Includes nonaccrual loans with an average balance of $767 thousand, $800 thousand, and $422 thousand for the years ended December 31, 1996, 1995 and 1994, respectively.

Investment Securities

                  The   following   table   summarizes   the   amounts  and  the
distribution of Mercantile's investment securities (in thousands):

                                                                           December 31,
                                                         1996                      1995                     1994
---------------------------------------------------------------------      --------------------      ---------------------
                                                              Market                     Market                   Market
                                                  Cost      Value (1)       Cost       Value (1)       Cost     Value (1)
                                                  -----     ----------      ----       ----------      ----     ---------
U.S. Treasury securities....................     $   198     $    200     $    198     $    202     $    198    $    199

Securities of U.S. government
  agencies..................................       3,313        3,307        3,445        3,451        3,445       3,277
                                                 -------     --------        -----     --------     --------    --------

Total.......................................     $ 3,511     $  3,507     $  3,643      $ 3,653     $  3,643    $  3,476
                                                 =======      ========    ========      =======     ========    ========

(1)      All securities are available for sale and are recorded at market.


Maturity of Investment Securities

                  The following table presents the maturities for Mercantile's investment portfolio as of December 31, 1996 (dollars in thousands).

                                                                                             December 31, 1996
                                                                                      Book        Average       Market
                                                                                      Value        Rate          Value

U.S. Treasury securities:
    Within 1 year.................................................................  $     198        4.02%    $     200
                                                                                     --------                  --------

U.S. government agencies:
  Within 1 year...................................................................        452        5.70           450
  After 1 year but within 5 years.................................................      2,611        6.32         2,605
  After 5 years but within 10 years...............................................        250        6.45           252
                                                                                    ---------                 ---------
    Total U.S. Government agencies................................................      3,313                     3,307
                                                                                    ---------                 ---------

Total.............................................................................  $   3,511                 $   3,507
                                                                                     ========                 =========


Deposits

                  The following table indicates the maturity of Mercantile's CDs of $100 thousand or more as of December 31, 1996 (dollars in thousands):

                                                                                            December 31, 1996
                                                                                                       Percentage
                                                                                         Balance        of Total
Three months or less................................................................... $    4,175          40.4%
Over three months through six months...................................................      3,368          32.6
Over six months through twelve months..................................................        972           9.4
Over twelve months.....................................................................      1,811          17.6
                                                                                        ----------        ------
Total.................................................................................. $   10,326         100.0%
                                                                                         =========         =====

Repricing of Interest Earning Assets and Interest-Bearing Liabilities

                  The following table sets forth the distribution of repricing opportunities of Mercantile's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total assets, as of December 31, 1996. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice earlier in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of Mercantile (amounts in thousands except percentage amounts).

                                                                     December 31, 1996
                                                       Next Day    Over Three     One Year
                                                       to Three  Months Through    Through      Over
                                         Immediately    Months    Twelve Months  Five Years  Five Years       Total

Assets:
  Federal funds sold...............      $   4,855      $     0     $      0       $      0     $     0       $  4,855
  Certificates of deposit..........              0          891          595              0           0          1,486
  Taxable investment securities....              0          650            0          2,611         250          3,511
  Loans............................         27,406(2)       396          703          1,713       1,675         31,893
                                          ----------      ------       ------       --------    --------        -------
  Total interest-earning assets             32,261        1,937        1,298          4,324       1,925         41,745
                                          ----------    ---------    ---------      ---------   --------        -------


Liabilities:
  Savings deposits(1)..............         13,187            0            0              0           0         13,187
  Time Deposits....................              0        7,596        8,814          3,281           0         19,691
                                          ---------   ----------    ---------        -------     -------        -------
  Total interest-bearing liabilities        13,187        7,596        8,814          3,281           0         32,878
                                          ---------   ----------    ---------        -------     -------        -------


Net interest earning assets (liabilities) $ 19,074     $ (5,659)     $(7,516)      $  1,043      $1,925      $   8,867
                                          =========    ========      =======       ========      ======      =========
Cumulative net interest earning assets
  (liabilities) ("GAP")............       $ 19,074     $ 13,415    $   5,899       $  6,942      $8,867
                                          =========    =========   ==========      =========     =======
Cumulative GAP as a percentage of
  total interest-earning assets....           45.7%        32.1%        14.1%          16.7%       21.2%
                                          ========     ========    =========       ========      ======



(1)      Savings deposits include interest-bearing transaction accounts.

(2)      Includes loans which matured on or prior to December 31, 1996.


                  At December 31, 1996, Mercantile had $35.5 million in assets and $29.6 million in liabilities repricing within one year. This means that $5.9 million more in interest rate sensitive assets than interest rate sensitive liabilities will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). Interest income is likely to be affected to a greater extent than interest expense for any changes in interest rates during the Immediately to Twelve Month periods. If rates fall during this period, interest income would decline by a greater amount than interest expense and net income would be reduced. Conversely, if rates were to rise, the reverse would apply.

Regulatory Capital Requirements

                  The following tables present the capital ratios for Mercantile, computed in accordance with its applicable regulatory guidelines, compared to the standards for minimum capital adequacy, for well-capitalized depository institutions and for the leverage ratio requirements under the Memorandum as of December 31, 1996 (dollars in thousands).

                                                                                       To Be Well
                                                                                     Capitalized Under            Capital
                                                               For Capital           Prompt Corrective         Required Under
                                        Actual              Adequacy Purposes:       Action Provisions:          Memorandum

                                  Amount       Ratio        Amount       Ratio       Amount      Ratio       Amount      Ratio
Total Risk-Based Capital (to
   Risk Weighted Assets)          $5,351      15.14%        $2,828       8.0%        $3,535      10.0%         -           -

Tier I Capital (to Risk
Weighted   Assets)                $4,901      13.86%        $1,414       4.0%        $2,121       6.0%         -           -

Tier I Capital (to Average
   Assets)                        $4,901      10.58%        $1,853       4.0%        $2,316       5.0%      $3,474        7.5%


Shareholdings of Certain Beneficial Owners and Management

          Management of Mercantile knows of no person who owns, beneficially or of record, either individually or together with associates, five percent or more of the outstanding shares of Mercantile's common stock, except as set forth in the table below. This table also sets forth, as of April 17, 1997, the number and percentage of shares of Mercantile's outstanding common stock beneficially owned, directly or indirectly, by each of Mercantile's directors, executive officers and principal shareholders, and by the directors and execu-tive officers of Mercantile as a group.




                                    Shares Owned with      Shares Owned with
                                    Sole Voting and        Shared Voting and                              Percent of
Beneficial Owner                    Investment Power       Investment Power            Total Shares         Class
_____________________________________________________________________________________________________________________
Directors and Executive Officers:
Robert F. Gaines                    13,500                       5,000                    18,500              5.49%
Arlen J. Opper                       8,958                           0                     8,958              2.66%
Robert C. Cook                      16,985                           0                    16,985              5.04%
Monte R. Doris                      20,638                           0                    20,638              6.12%
Wesley B. Lasher and Inez Lasher
Revocable Trust                          0                      17,195                    17,195              5.10%
Denis Long                           7,650                           0                     7,650              2.27%
Total for Directors and Executive
Officers as a Group:                67,731                      22,195                    89,926             26.69%

Principal Shareholders
Bruce D. Brooks & Betty J. Brooks
Family Revocable Trust
c\o Capitol Oil Corporation
3838 Watt Ave. Sacramento, CA.           0                     104,841                   104,841             31.11%

                                                SELECTED FINANCIAL DATA

                  The following table presents selected financial data for Mercantile as of and for each of the five years in the period ended December 31, 1996. The statements of operations data and statements of financial condition data for each of the five years in the period ended December 31, 1996 are derived from the financial statements of Mercantile and the notes thereto. The information below is qualified in its entirety by the detailed information included elsewhere herein and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements and Notes thereto included elsewhere herein. Average assets and equity are computed as the average of daily balances (in thousands, except per share amounts).

                                                                                   At or for the Year Ended
                                                                                         December 31,
                                                                    ---------------------------------
                                                                      1996       1995       1994        1993       1992
                                                                      ----       ----       ----        ----       ----
Statements of Operations Data
  Total interest income..................................          $  4,047   $   4,461  $   3,687  $   3,379   $   3,449
  Total interest expense.................................             1,689       2,017      1,436      1,320       1,685
                                                                   --------   ---------  ---------  ---------   ---------
  Net interest income....................................             2,358       2,444      2,251      2,059       1,764
  Provision for possible loan losses.....................               428         293        990        122          78
                                                                   --------   ---------  ---------  ---------   ---------
  Net interest income after provision for possible
    loan losses..........................................             1,930       2,151      1,261      1,937       1,686
  Total noninterest income...............................               424         133        126        127         222
  Total noninterest expense..............................             1,698       2,235      1,399      1,391       1,396
  Provision for income taxes.............................               298          26        (23)       220         151
                                                                   --------   ---------  ---------- ---------   ---------

  Net income.............................................          $    358   $      23  $      11  $     453   $     361
                                                                   ========   =========  =========  =========   =========

Statements of Financial Condition Data
  Total assets...........................................          $ 46,376   $  52,265  $  43,603  $  44,819   $  42,156
  Loans, net(1)..........................................            30,801      35,695     33,602     34,801      32,727
  Allowance for possible loan losses.....................             1,092         908      1,035        577         515
  Total deposits.........................................            41,246      47,227     39,459     40,401      38,316
  Shareholders' equity...................................             4,931       4,151      4,026      4,132       3,659

Per Share Data(2)
  Book value.............................................          $  14.64   $   14.65   $  14.20   $  14.58    $  12.91
  Net income:............................................              1.15        0.08       0.04       1.60        1.28

Shares used to compute net income
   per share:............................................               337         283        283        283         283

  Dividend payout ratio (4):.............................               N/A         N/A        N/A        N/A         N/A

Selected Ratios
  Return on average assets...............................              0.74%       0.04%      0.02%      1.04%       0.81%
  Return on average shareholders' equity.................              7.60        0.55       0.27      11.60       10.42
  Net interest margin(3).................................              5.25        5.40       5.48       5.03        4.19
  Average shareholders' equity to average assets.........              9.72        8.56       9.25       8.86        7.76


                                                                                   At or for the Year Ended
                                                                                         December 31,
                                                                    ---------------------------------
                                                                      1996       1995       1994         1993        1992
                                                                      ----       ----       ----         ----        ----
Asset Quality Ratios
  Allowance for possible loan losses to total loans.........           3.4%       2.5%        3.0%        1.6%        1.5%
  Allowance for possible loan
     losses to nonaccrual loans.............................         176.4       99.3       150.9        55.6       128.8
  Net charge-offs to average loans outstanding..............           0.7        1.2         1.6         0.2         0.2
  Nonaccrual and restructured performing loans to total loans          3.5        4.1         2.6         3.9         1.3
  Nonperforming assets to total assets......................           3.0        3.1         3.2         2.9         2.7




(1) The term "Loans, net" means total loans less the allowance for possible loan losses.

(2) Book value per share is calculated as total shareholders' equity divided by the number of shares outstanding at the end of the period.

(3)       Ratio of net interest income to total average earning assets.

(4)       No cash dividends were paid in the years 1992 through 1996.

-------------------------------------------------------------------------------
                            MERCANTILE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
-------------------------------------------------------------------------------
                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MERCANTILE


                  Certain matters discussed or incorporated by reference in this Proxy Statement/Prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, those described in "INVESTMENT CONSIDERATIONS", "SUMMARY", "PROPOSAL ONE: THE MERGER - Reasons for the Merger and Recommendation; Principal Terms of the Merger -- Exchange Amount", "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS" and "MERCANTILE MANAGE-MENT'S DISCUSSIONAND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MERCANTILE". Therefore, the information set forth therein should be care-fully considered when evaluating the business prospects of SierraWest and Mercantile.

                  The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Mercantile's financial condition, operating results, liquidity and capital resources. The following discussion should be read in conjunction with the Financial Statements of Mercantile and the Notes thereto.

Results of Operations For the Years Ended December 31, 1996, 1995 and 1994

                  Net income for the year ended December 31, 1996 increased 1,457% from $23 thousand for 1995 to $358 thousand for 1996 and increased 109% for the year ended December 31, 1995 when compared to the year ended December 31, 1994. Net income for 1994 was $11 thousand. Net income for 1995 was negatively affected by an accrual for a potential operating loss of $700 thousand related to an unauthorized overdraft by a customer. Net income for 1994 was negatively affected by a higher than normal loan loss provision of $990 thousand relating to potential losses on Mercantile's loans.

                  The following table summarizes the operating results for the years ended December 31, 1996, 1995, and 1994 (dollars in thousands):

                                             December 31,                     1996 over 1995             1995 over 1994
---------------------------------------------------------------------     ----------------------     ------------------
                                    1996         1995         1994        Amount    Percentage(1)    Amount    Percentage(1)
                                    ----         ----         ----        ------    -------------    ------    -------------

Total interest income........... $  4,047      $ 4,461      $ 3,687      $ (414)        (9.3)%       $  774           21.0%
Total interest expense..........    1,689        2,017        1,436        (328)       (16.3)           581           40.5
                                 --------      -------      -------      -------                     ------
Net interest income.............    2,358        2,444        2,251         (86)        (3.5)           193            8.6
Provision for possible
    loan losses.................      428          293          990          135        46.1           (697)         (70.4)
                                 --------      -------      -------      -------                     ------
Net interest income after
    provision for possible
    loan losses.................    1,930        2,151        1,261        (221)       (10.3)           890           70.6
Total other operating income....      424          133          126          291       218.8              7            5.6
Total other operating
    expense.....................    1,698        2,235        1,399        (537)       (24.0)           836           59.8
                                 --------      -------      -------      -------                      -----
Income (loss) before provision
    for taxes...................      656           49          (12)         607     1,238.8             61          508.0
Provision (benefit) for income taxes  298           26          (23)         272     1,046.2             49          213.0
                                 --------      -------      -------      -------
Net Income...................... $    358      $    23      $    11      $   335     1,456.5         $   12          109.1

                                 ========      =======      =======      =======                     ======


(1)        Increase (decrease) over previous year's amount.


Net Interest Income: Net interest income is influenced by a number of factors such as the volume and distribution of interest earning assets, the rate charged on loans for interest and fees, the rate earned on investments and federal funds sold and the rate paid for deposits and other liabilities.

The following table sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and from changes in rates. For purposes of this table, any change not solely attributable to volume or rate has been allocated to change due to volume.

                                                          1996 over 1995                        1995 over 1994
---------------------------------------------------------------------------------     ------------------------
                                                  Volume        Rate        Total        Volume       Rate       Total

Increase (Decrease) in Interest Income:
Loans.........................................$       (37)   $   (353)   $    (390)    $      34  $     451   $     485
Investment securities..........................         0           8            8            10         12          22
Federal funds sold.............................        (7)        (27)         (34)          217         37         254
Other deposits.................................         5          (3)           2            (9)        22          13
                                                 --------   ----------   ---------     ---------- ---------  ----------

Total..........................................       (39)       (375)        (414)          252        522         774
                                                 ---------  ----------   ----------    ---------  ---------  ----------

Increase (Decrease) in Interest Expense:
Deposits:
  Transaction accounts.........................        19        (193)        (174)           62         88         150
  Savings accounts.............................        (1)         (4)          (5)            0          0           0
  Certificates of deposits.....................       (72)        (77)        (149)          157        274         431
                                                 ---------  ----------   ----------    ---------  ---------  ----------

Total..........................................       (54)       (274)        (328)          219        362         581
                                                 ---------  ----------   ----------    ---------  ---------  ----------

Increase in net interest income................  $     15   $    (101)   $     (86)    $      33  $     160      $  193
                                                 ========   ==========   ==========    =========  =========      ======

                  As disclosed in the above table Mercantile's net interest income increased in 1995 over 1994 and declined in 1996 over 1995. The volume increase in 1995 is attributable to an increase in the assets of Mercantile by 10.0% from an average balance of $44.2 million in 1994 to $48.7 million in 1995. The increase in assets was caused by an increase in average deposits of $4.0 million most of which was invested in federal funds sold.

                  Average  loans  between  1994  and  1995  remained  relatively stable, increasing only 0.9% in 1995. Loan demand in 1995 was restrained following changes to Mercantile's underwriting procedures caused by increasing concerns over loan quality. On August 16, 1995 Mercantile entered into a Memorandum Of Understanding ("MOU") with the FDIC and the Superintendent which among other items required Mercantile to revise its loan policies and procedures and to improve the quality of its loan portfolio. (See "INVESTMENT CONSIDERATIONS -- Memorandum of Understanding" and "Information about Mercantile")

                  In 1996 the average balances for both deposits and loans declined slightly from the levels achieved in 1995.

                  Approximately 86% of Mercantile's loans at December 31, 1995, were tied to the average prime rate for leading banks. The average prime rate for 1996 was 8.27% compared to 8.83% for 1995. This decrease equates to a negative rate variance for average loans of $186 thousand. The difference of $186 thousand between this calculated variance and the actual negative rate variance of $353 thousand was due to continued competitive pressures on loan pricing.

                  Price variances for federal funds sold and other deposits were related to changes in rates between the respective periods. The duration of the investment portfolio has not changed significantly between 1994 and 1996. The rate variances were related primarily to changes in prevailing yields between the periods.

                  The average prime rate for 1995 was 8.83% compared to 7.13% in 1994. This increase equates to a positive price variance of $500 thousand. The difference of $69 thousand between this calculated variance and the actual price variance of $451 thousand was due in part to an increase in non accrual loans, which accounted for $13 thousand of the difference, and in part to more aggressive pricing of new loans .

                  The average balance and average rate paid on interest bearing transaction deposit accounts during 1996 and 1995 are as follows:


                                                       Year Ended December 31,

                                                1996                               1995
                                       ------------------------------------------------
                                                       Money                             Money
                                           NOW        Market               NOW          Market

Average Balance....................    $   3,211     $  11,322          $   2,620     $  11,266
Rate paid..........................        2.15%         3.13%              3.32%         4.54%


                  The increase in deposits in 1995 relates to Mercantile's posting above market rates for both its interest bearing transaction accounts and its CDs. Average rate paid on transaction accounts for 1995 was 4.3% compared to 3.6% paid in 1994. The market norm for both periods was in the 2.0% to 2.5% range. The average rate paid for CD's in 1995 was 6.2% compared to 4.8% in 1994. The market norm in 1995 was below 6.0%.

                  A volume increase of 4.7% in 1996 for interest bearing transaction accounts was offset by a decrease of 5.7% in CD's. The rate paid in 1996 remained above the market norm which continued at the 1995 level of from 2.0% to 2.5% and accounts for the continued increase in these deposits. The average rate paid for CD's declined from 6.19% in 1995 to 5.85% in 1996. This reflects offering rates that were more in line with market rates for replacement CD's and accounts for the decline in average CD balances.


Provision for Loan Losses:

                  The following table sets forth the ratio of the allowance for possible loan losses to nonperforming loans, the ratio of the allowance for possible loan losses to total loans and the ratio of nonperforming loans to total loans as of the dates indicated.

                                                                                      December 31,
                                                                             1996         1995        1994

Allowance for possible loan losses to nonperforming assets...................78.6%        56.3%      74.7%
Allowance for possible loan losses to total loans ............................3.4%         2.5%       3.0%
Nonperforming assets to total loans ..........................................4.4%         4.4%       4.0%

                  In 1996 Mercantile loan losses declined to $244 thousand (net of recoveries) or 0.7% of average loans. In 1996 Mercantile revised its methodology for calculating its allowance for loan losses to a more conservative approach which included an allowance based upon its entire portfolio versus a focus on substandard loans as had been the prior practice. As a result of these changes the allowance for loan losses was increased in 1996 to 3.4% of loans outstanding. The provision for 1996 increased to $428 thousand compared to $293 thousand for 1995.

                  The provision for loan losses in 1995 was $293 thousand compared to $990 thousand in 1994. In response to concerns raised by the FDIC, Mercantile increased its provision for loan losses effective December 31, 1994. It also charged off additional loans in response to FDIC concerns which increased the total loans charged off for 1994 to $532 thousand (net of recoveries) or 1.55% of average loans for 1994. Additionally, in early 1995, Mercantile revised its procedures for calculation of its allowance for possible loan losses to a quantitative analysis which was based on a rating of all substandard loans. Mercantile then began a process of reducing the amount of its substandard loans. It did this through liquidating collateral or declining renewals.

                  While Mercantile is unable to predict the intensity and duration of future uncertain economic conditions it believes that its allowance for loan losses as of December 31, 1996 was adequate to provide for potential losses inherent in the portfolio at that date.

                  The reduced provision for 1995 reflected management's belief that it had identified the troubled loans in 1994 and made adequate provision for them. At the end of 1994, the allowance was 3.0% of outstanding loans compared with 1.6% at the end of the previous year. In 1995, $420 thousand was charged off (net of recoveries).

Other operating income:

                  The following table summarizes the principal elements of other operating income and discloses the increases (decreases) and percent of increases (decreases) for 1996 and 1995 (dollars in thousands):

                                                                                         Increase (Decrease)
                                         Year Ended December 31,             1996 over 1995           1995 over 1994
                                    1996         1995         1994        Amount     Percentage      Amount      Percentage

Service charges.................. $    79       $  114       $  107       $  (35)          (30.7)%   $    7       6.5%
Securities (losses)/gains........       4            0            1            4            -            (1)   (100.0)
Net gain on sale of SBA loans....      68            0            0           68            -             0         -
Net gain on sale of other real estate  18            0            0           18            -             0         -
Recovery against 1995 overdraft loss  200            0            0          200            -             0         -
Other income.....................      55           19           18           36           189.4          1       5.6
                                  -------       ------       ------       ------                     ------

                                  $   424       $  133       $  126       $  291           218.8%    $    7       5.6%
                                  ========      ======       ======       ======                     ======


                  The decline in service charges to customers' accounts between 1995 and 1996 was due to lower collections on overdrafts in 1996 than in 1995. Mercantile tightened its controls over overdrafts in 1996 and this resulted in lower overdraft penalties.

                  In 1996 Mercantile sold the guaranteed portion of one SBA loan at a premium and recorded a gain on the sale of $68 thousand. There are no additional planned sales of SBA loans. Additionally, Mercantile sold other real estate owned in 1996 and realized a gain over the carrying value of $18 thousand.

                  In 1995 Mercantile incurred a loss of $700 thousand from an unauthorized customer overdraft. The customer made payments against its obligation to Mercantile of $200 thousand in 1996 and $40 thousand through March 1, 1997. While there can be no guarantee of further payments Mercantile anticipates that further repayments will be received.

                  The increase in other income of $36 thousand in 1996 was due to reimbursement by the SBA of its share of expenses relating to the liquidation of an SBA loan which expense had been charged against income for 1995.

Other operating expense:

                  The  following   table  computes  the  ratio  of  major  other
operating expense categories to total average assets (dollars in thousands):

                                                            Salaries              Occupancy
                                                               and                   and                  Other
               Year Ended              Average               Related              Equipment             Operating
              December 31,             Assets              Benefits(1)            Expenses              Expenses
                  1996                $48,429                  1.65%               .42%                 1.44%
                  1995                 48,680                  1.58                .31                  2.71
                  1994                 44,249                  1.66                .34                  1.16

(1) Excludes profit sharing payments. Including this item, percentages would be 1.77%, 1.78% and 1.88% for the years ended December 31, 1996, 1995 and 1994, respectively.

                  Salaries and related expenses increased between 1994 and 1996 at a rate that approximated the rate of inflation. The decline in the percentage of salaries and related benefits to average assets between 1994 and 1995 was due to the increase in average assets.

                  The increase in occupancy and equipment expense in 1996 was caused by additional depreciation for data processing equipment related to a PC banking product that Mercantile introduced for its customers.

                  The following table summarizes the principal elements of operating expenses and discloses the increases (decreases) and percent of increases (decreases) for 1996 and 1995 (dollars in thousands):

                                                                                         Increase (Decrease)
                                         Year Ended December 31,             1996 over 1995           1995 over     1994
                                    1996         1995         1994        Amount     Percentage      Amount     Percentage

Salaries and related benefits..  $    797      $   767      $   734      $    30             3.9%   $    33            4.5%
Occupancy and equipment........       202          150          150           52            34.7          0            0
Insurance......................        51           44           45            7            15.9         (1)          (2.2)
Postage........................        16           18           14           (2)          (11.1)         4           28.6
Stationery and supplies........        45           44           46            1             2.3         (2)          (4.3)
Telephone......................        12           10            9            2            20.0          1           11.1
Legal fees.....................        62          104           18          (42)          (40.4)        86          477.8
Audit and accounting fees......        61           68           15           (7)          (10.3)        53          353.3
Directors' fees and expenses...        33           36           25           (3)           (8.3)        11           44.0
FDIC assessments...............         9           53           92          (44)          (83.0)       (39)         (42.4)
OREO expense...................       326          163          118          163           100.0         45           38.1
Overdraft loss.................         0          700            0         (700)         (100.0)       700           --
Other..........................        84           78          133            6             7.7        (55)         (41.4)
                                 --------      -------      -------      -------                    --------

                                  $ 1,698      $ 2,235      $ 1,399      $  (537)          (24.0)%  $   836           59.8%
                                  =======      =======      =======      ========                   =======

                  Insurance cost increases in 1996 related to increased property insurance on OREO.

                  The increase in the legal fees for 1995 versus 1994 related primarily to collection costs for loans in liquidation and development of OREO. Legal fees of $28 thousand incurred in 1996 related to the $700 thousand unauthorized customer overdraft discovered in late 1995.

                  Audit and accounting expenses increased in 1995 because of work done by Mercantile's external auditors in investigating the unauthorized customer overdraft. In 1996, Mercantile employed an external loan review firm to conduct comprehensive loan reviews.

                  OREO expenses included costs associated with a land development project of $70 thousand, $120 thousand and $42 thousand for 1994, 1995 and 1996 respectively. This property was disposed of by December, 1996. In 1996 Mercantile provided $205 thousand as a reserve for a decline in the market value of its OREO properties. OREO expenses without these items were $48 thousand, $43 thousand and $79 thousand for 1994, 1995 and 1996 respectively.

                  The $700 thousand Overdraft loss was the result of an unauthorized customer overdraft.

Provision for income taxes:

                  Mercantile's provision for income taxes was an expense of $298 thousand in 1996 and $26 thousand in 1995, and a benefit of $23 thousand in 1994. The effective income tax rate was 45.4% in 1996 as compared with 52.9% in 1995 and (188.5%) in 1994. See Footnote 8 of the Mercantile 1996 audited financial statements included in this Proxy Statement/Prospectus for further discussion of the change in the provision for income taxes.

Liquidity and  Financial Condition

                  Liquidity refers to Mercantile's ability to maintain adequate cash flows to fund operations and meet obligations and other commitments on a timely basis. Mercantile's liquidity management policies are structured so as to maximize the probability of funds being available to meet present and future financial obligations and to take advantage of business opportunities. Financial obligations arise from withdrawals of deposits, repayment on maturity of purchased funds, extensions of loans or other forms of credit, purchase of loans, payment of interest on deposits and borrowings, payment of operating expenses, and capital expenditures.

                  Mercantile has various sources of liquidity. Increases in liquidity result from the maturity or sale of assets. Other than cash itself, short-term investments such as federal funds sold are the most liquid assets. Also, investment securities available for sale can be sold prior to maturity as part of prudent asset/liability management in response to changes in interest rates and/or prepayment risk as well as to meet liquidity needs. Additionally, liquidity is provided by loan repayments. Deposits such as demand deposits, savings deposits and retail time deposits also provide a source of liquidity. They tend to be stable sources of funds. Mercantile maintains an adequate level of cash and cash equivalents to meet its day-to-day needs and in addition, at December 31, 1996, Mercantile had an unsecured line of credit totaling $1.5 million with a correspondent bank.

                  Cash and due from banks and federal funds sold as a percentage of total deposits were 20.9% at December 31, 1996 as compared to 20.2% at December 31, 1995. Cash and due from banks totaled $3.8 million at December 31, 1996 as compared to $3.1 million at December 31, 1995, and federal funds sold totaled $4.9 million at December 31, 1996 as compared to $6.5 million at December 31, 1995. Federal funds sold represent overnight deposits with major banks and are predominantly uninsured. The uninsured portion of these deposits together with the uninsured portion of cash deposited with other institutions totaled $4.7 million as of December 31, 1996. In the event of a failure of any of these institutions, Mercantile could lose all or part of its deposits.

                  Mercantile increased its CD deposits with other financial institutions from $1.2 million at December 31, 1995 to $1.5 million at December 31, 1996. All of these deposits are covered by FDIC insurance. Longer term liquidity is provided by Mercantile's investment portfolio. At December 31, 1996 Mercantile held $3.5 million in U.S. Government obligations compared to $3.7 million at December 31, 1995.

                  Loans outstanding at December 31, 1996 declined by 13.1% or $4.8 million to $32.0 million compared to loans outstanding of $36.8 million at December 31, 1995. Of the decline $3.7 million was in real estate loans. During 1996 Mercantile continued a program to improve on the overall quality of its portfolio. It declined to renew a number of loans which no longer met its credit standards. Additionally Mercantile continued to apply more conservative standards to new lending opportunities. These factors combined with increasing competition for loans in Mercantile's marketplace contributed to the decline in outstanding loans.

                  Mercantile's deposits declined by 12.7% or $6.0 million between December 31, 1995 and 1996. Deposits at December 31, 1996 were $41.2 million compared to $47.2 million at December 31, 1995. Money market accounts declined by $3.6 million or 28.4% to $9.2 million between these dates and CD's declined by $3.2 million or 13.9% to $19.7 million. The declines in money market accounts and CD's relate to reductions in rates paid on these products.

                  Other liabilities at December 31, 1996 were $199 thousand compared to $887 thousand at December 31, 1995. At December 31, 1995 other liabilities included an accrual of $700 thousand for a potential loss associated with an unauthorized overdraft. The related overdraft was included in loans at December 31, 1995. The accrual was offset against the related overdraft in 1996.

Capital Resources

                  At December 31, 1996, Mercantile had shareholders' equity of $4.9 million as compared to $4.2 million at December 31, 1995. Between December 31, 1992 and December 31, 1996 Mercantile's capital grew at a compound annual rate of 7.7%. The growth in capital came primarily from earnings of Mercantile and the exercise of stock options. In 1996, 53,600 shares were issued pursuant to the exercise of stock options for $430 thousand.

                  Between December 31, 1992 and December 31, 1995 Mercantile's total assets grew at a compound annual rate of 7.4% to $52.2 million. Between December 31, 1995 and December 31, 1996 total assets declined 11.3% to $46.4 million. Throughout this period Mercantile's regulatory capital levels remained above well capitalized levels as defined by Mercantile's regulators.

                  On January 23, 1997 Mercantile entered into a definitive agreement, subject to regulatory and shareholder approval, with SierraWest providing for a merger of Mercantile with and into SierraWest's bank subsidiary, SierraWest Bank, for cash and stock equal to $6.6 million, subject to certain possible adjustments. (See "PROPOSAL ONE: THE MERGER".)

                  No dividends have been paid over the past five years and no dividends are projected to be paid in the future. The Memorandum, currently in place, prohibits the payment of dividends unless approved in advance by the FDIC and the Superintendent.

                                 DESCRIPTION OF SIERRAWEST CAPITAL STOCK
General

                  The authorized capital stock of SierraWest consists of 10,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, including 200,000 shares of Series A preferred stock. At December 31, 1996, SierraWest had $8,520,000 of debentures convertible into 852,000 shares of SierraWest common stock. At this same date, there were 2,771,139 shares of SierraWest common stock outstanding and no shares of preferred stock or Series A preferred stock outstanding. Also, as of such date, options to acquire 392,959 shares of SierraWest common stock had been issued and were outstanding, and an additional 375,000 shares of the authorized SierraWest common stock were available for grant under the 1996 Stock Option Plan. SierraWest has also reserved 150,000 shares for issuance in connection with its Deferred Compensation and Stock Award Plan.

Common Stock

                  Holders of SierraWest Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders have the right to cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by SierraWest's Board of Directors. There are legal and regulatory restrictions on the ability of SierraWest to declare and pay dividends. See "MARKET PRICE AND DIVIDEND INFORMATION." In the event of a liquidation, shareholders are entitled to share ratably in all assets remaining after payment of liabilities. Shareholders have no preemptive or conversion rights. Shares are not subject to further call or assessment. The transfer agent and registrar for SierraWest Common Stock is American Stock Transfer and Trust Company.


Preferred Stock

                  The Board of Directors of SierraWest is authorized to fix the preferences, limitations, relative rights, qualifications and restrictions of the preferred stock and may establish series of preferred stock and determine the variations between series. If and when any preferred stock is issued, the holders of preferred stock may have a preference over holders of SierraWest Common Stock upon the payment of dividends, upon liquidation of SierraWest, in respect of voting rights and in the redemption of the capital stock of SierraWest.

                  With respect to SierraWest's Series A preferred stock, see "Certain Differences in Rights of Shareholders - Shareholders Protection Plan."

Convertible Debentures

                  On February 8, 1994, SierraWest sold to the public $10,000,000 of 8 1/2% optional convertible subordinated debentures, convertible at the option of the holder at $10.00 per share. These debentures mature on February 1, 2004 and are redeemable on or after February 1, 1997 in whole or in part at the option of SierraWest.


                  As of April 16, 1997 the outstanding balance had been reduced to $3,669,000, as a result of voluntary conversions into common stock.

                     DESCRIPTION OF MERCANTILE CAPITAL STOCK

                  The  authorized  capital  stock  of  Mercantile   consists  of
1,000,000 shares of Mercantile common stock, no par value and 1,000,000 shares of Mercantile preferred stock. As of April 17, 1997, there were 336,980 shares of Mercantile common stock outstanding. No shares of Mercantile preferred stock have been issued or are outstanding.


                  Holders of Mercantile common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that shareholders may cumulate their votes in the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by Mercantile's Board of Directors. There are legal and regulatory restrictions on the ability of Mercantile to declare and pay dividends. See "MARKET PRICE AND DIVIDEND INFORMATION." In the event of a liquidation, shareholders are entitled to share ratably in all assets remaining after payment of liabilities. Shareholders have no preemptive or conversion rights. Shares are not subject to further call or assessment, except as provided in Section 662 of the California Banking Law. The transfer agent and registrar for Mercantile common stock is U.S. Stock Transfer Corporation.



                    CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

General

                  SierraWest  is  incorporated  under  and  subject  to all  the provisions of the General Corporation Law of California. Mercantile is incorporated under and subject to all of the provisions of the California Banking Law and substantially all of the provisions of the California General Corporation Law. Upon consummation of the Merger, except for those persons, if any, who dissent from the Merger and perfect appraisal rights under the California Law or receive all cash in the Merger, the shareholders of Mercantile will become shareholders of SierraWest.

                  The following is a general discussion of the material differences between the rights of SierraWest shareholders under the SierraWest Articles and Bylaws and the rights of Mercantile shareholders under the Mercantile Articles and Bylaws and applicable California law.


Declaration of Dividends


                  Under California Law, the directors of SierraWest may declare and pay dividends upon the shares of its capital stock either (i) out of its retained earnings, or (ii) out of capital, provided the company would, after making the distribution, meet two conditions, which generally stated are as follows: (i) the corporation's assets must equal at least 125% of its liabilities; and (ii) the corporation's current assets must equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 125% of its current liabilities.

                  Under the California Banking Law, Mercantile may pay a dividend equal to its retained earnings or its net income from the last three years, less any dividends paid during such period, whichever is less, or, with the prior approval of the Superintendent, it may pay dividends up to the greatest of its retained earnings, its net income for its last fiscal year or its net income for its current fiscal year. The Memorandum, currently in place, prohibits the payment of dividends unless approved by the FDIC and the Superintendent.

Assessability of Shares

                  The shares of SierraWest common stock are fully paid and nonassessable. Under the California Banking Law, the shares of Mercantile common stock are subject to assessment by the Superintendent if the Superintendent determines that its capital is impaired. A bank's capital is impaired whenever it has deficit retained earnings exceeding 40% of its contributed capital. An assessment creates a lien on the shares, and the shares may not be transferred until the assessment has been satisfied. In case of assessment, the holder has no personal liability, but the shares are subject to involuntary sale or forfeiture if the assessment plus a 5% penalty is not paid within 60 days of the date it is levied.

Cumulative Voting

                  Shareholders of both SierraWest and Mercantile are entitled to cumulate their votes for the election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder's name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many candidates as the shareholder desires. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected.

                  A California corporation that is a "listed corporation" may, by amending its articles or bylaws, eliminate cumulative voting for directors. Because SierraWest's common stock is quoted on the Nasdaq National Market, it qualifies as a listed corporation. Such an amendment requires the approval of holders of a majority of the outstanding shares of SierraWest common stock. SierraWest has no present plan to propose an amendment to eliminate cumulative voting.

Classified Board of Directors

                  At present, the SierraWest Bylaws and the Mercantile Bylaws provide directors will be elected for a one-year term at each annual meeting of shareholders. A California corporation that is a "listed corporation" may, by amending its articles or bylaws, provide for a staggered or classified Board of Directors. Such an amendment requires the approval of holders of a majority of the outstanding shares of SierraWest common stock. Because SierraWest common stock is quoted on the Nasdaq National Market, it qualifies as a listed corporation. SierraWest has no present plan to propose an amendment to provide for a classified Board of Directors.

Dissenters' Rights in Mergers and Other Reorganizations

                  Under California  Corporation Law, a dissenting shareholder of a corporation participating in certain business combinations may, under varying circumstances, receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive under the terms of the transaction. The California Corporation Law generally does not require dissenters' rights of appraisal with respect to shares which, immediately prior to the merger, are (i) listed on any national securities exchange certified by the Commissioner or (ii) listed on the list of over-the-counter margin stock issued by the FRB. SierraWest common stock is listed on the list of over-the-counter margin stocks issued by the FRB. SierraWest shareholders generally have more limited dissenters' rights in connection with business combinations than do Mercantile shareholders. Dissenters' rights are not available to the shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required. Dissenters' rights are not available to shareholders of a Califor-nia bank if the bank is a surviving bank in a merger of banks.


Shareholders Protection Plan

                  In December 1995, the Board of Directors of SierraWest declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock. Each Right entitles the registered holder to purchase from SierraWest one one-hundredth of a share of Series A Preferred Stock, no par value (the "Preferred Shares"), of SierraWest at a price of $40 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

                  Initially, the Rights will be attached to all certificates representing common shares then outstanding or later issued. The Rights will separate from the common shares and a Stock Acquisition Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 10% or more of the outstanding common shares (other than a person or such a group who obtains the prior written approval of the Board of Directors) (an "Acquiring Person"), or (ii) 10 business days (or later as determined by the Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding common shares (unless SierraWest's Board of Directors has approved the offer).

                  Until the Stock Acquisition Date, the Rights will be transferred with and only with the common shares. As soon as practicable following the Stock Acquisition Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the common shares. The Rights are not exercisable until the Stock Acquisition Date. The Rights will expire on January 16, 2006 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by SierraWest, in each case as described below. The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time under certain circumstances to prevent dilution. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one common share.

                  Following a Stock Acquisition Date, each holder of a Right, other than Rights beneficially owned by an Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of common shares (or, in the event that there are insufficient authorized common shares, substitute consideration such as cash, property, or other securities of SierraWest, such as Preferred Stock) having a market value of two times the exercise price of the Right. In the event that SierraWest is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

                  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding common shares and prior to the acquisition by such person or group of 50% or more of the outstanding common shares, the Board of Directors of SierraWest may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one common share, or one one-hundredth of a Preferred Share (or of a share of a class or series of SierraWest's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

                  At any time before a person becomes an Acquiring Person, the Board of Directors of SierraWest may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price"). After the
redemption period has expired, SierraWest's rights of redemption may be reinstated if, prior to completion of certain recapitalizations, mergers or other business combinations, an Acquiring Person reduces its beneficial ownership to less than 10% of the outstanding common shares in a transaction or series of transactions not involving SierraWest. The terms of the Rights may be amended by the Board of Directors of SierraWest without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

                  A copy of the Rights Agreement describing the Rights has been filed with the Commission as an exhibit to a Form 8-K. A copy of the Rights Agreement is available free of charge from SierraWest. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

                  Mercantile has not adopted any shareholders protection plan.

Limitation of Directors' Monetary Liability

                  The SierraWest articles of incorporation eliminate the liability of directors of SierraWest for monetary damages to the fullest extent permissible under California law. Applicable law generally does not permit elimination of monetary liability for acts arising out of gross negligence or willful misconduct or from which the director derived a personal benefit. The Mercantile articles of incorporation do not currently provide for a similar limitation on directors' monetary liability.


                                  MARKET PRICE AND DIVIDEND INFORMATION



Market Quotations

                  SierraWest common stock is quoted on the Nasdaq National Market under the symbol SWBS. As of April 16, 1997, there were 943 shareholders of record, although management believes there are approximately 2,200 beneficial holders of SierraWest common stock.

                  Mercantile's common stock is privately traded. At April 17, 1997, management believes there were approximately 113 holders of Mercantile common stock. There are limited and sporadic quotations for Mercantile common stock and consequently there is no established public trading market. The actual high and low sale prices of Mercantile's common stock of which Mercantile's management has knowledge are shown below.

                  The following table sets forth for SierraWest common stock, the high and low sale prices, as reported on the Nasdaq National Market, and for actual sales reported to Mercantile by various sources, but not verified by Mercantile.



                                                  SierraWest                           Mercantile
                                                 Common Stock                         Common Stock
                                     ----------------------------------    ----------------------------------
                                             High              Low                  High             Low
                                      ----------------- ----------------   ----------------- ----------------

           1995
           First Quarter                    $9.25             $7.50                      *              *
           Second Quarter                    9.50              8.25                  $8.00          $8.00
           Third Quarter                    11.25              8.25                  10.00           8.00
           Fourth Quarter                   12.00             10.50                      *              *

           1996
           First Quarter                    13.13             10.63                   8.00           8.00
           Second Quarter                   15.38             12.50                   8.25           8.00
           Third Quarter                    15.00             12.88                      *              *
           Fourth Quarter                   15.75             14.13                      *              *

           1997
           First Quarter                    19.63             15.38                   9.00           8.00
           Second Quarter (through
           April 16, 1997)                  18.25             17.50                      *              *

       *Mercantile is unaware of any sales occurring in this quarter.

                  The following table sets forth the per share cash dividends declared by SierraWest and by Mercantile during each quarter since January 1, 1995.

                                                          SierraWest        Mercantile
                                                     ----------------- ----------------

                              1995
                              First Quarter                     $.12               --
                              Second Quarter                     --                --
                              Third Quarter                     $.12               --
                              Fourth Quarter                     --                --

                              1996
                              First Quarter                      --                --
                              Second Quarter                    $.15               --
                              Third Quarter                     $.15               --
                              Fourth Quarter                     --                --

                              1997
                              First Quarter                     $.16               --
                              Second Quarter (through
                              April 16, 1997)                    --                --

                  SierraWest's Board of Directors will consider the advisability and amount of proposed dividends each year. Future dividends will be determined in light of SierraWest's earnings, financial condition, future capital needs, regulatory requirements and such other factors as the Board of Directors may deem relevant. SierraWest's primary source of funds for payment of dividends to its shareholders will be the receipt of dividends from its subsidiary. The payment of dividends by banks is subject to various legal and regulatory restrictions.

                                                 EXPERTS


                  The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference from SierraWest Bancorp's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                  The financial statements of Mercantile as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in this Proxy Statement/Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The report on the 1995 financial statements of Mercantile Bank reflected the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". Representatives of KPMG Peat Marwick LLP will be present at the Mercantile Meeting and will have the oppor-tunity to make a statement if they wish and will be available to respond to appropriate questions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

                  Since January 1, 1995 there have been no changes in and Mercantile's management has had no disagreements on accounting and financial disclosures with Mercantile's auditors.

                                LEGAL MATTERS

                  Certain legal matters with respect to SierraWest, including the validity of the SierraWest common stock to be issued in connection with the Merger, will be passed upon for SierraWest by McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, California. Certain legal matters with respect to Mercantile will be passed upon by Lillick & Charles, LLP, San Francisco, California.


                                 OTHER MATTERS

                  The Board of Directors of Mercantile know of no other matters which will be brought before the Meeting, but if such matters are properly presented to the Meeting, proxies solicited hereby relating to the Meeting will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the appropriate Meeting.

                  A copy of SierraWest's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, accompanies this Proxy Statement/Prospectus. An additional copy can be obtained without charge (except for certain exhibits) by contacting David Broadley, EVP/Chief Financial Officer, SierraWest Bancorp, 10181 Truckee-Truckee Airport Road, Truckee, California 96160, telephone 916-582-3000.

---------------------------------------------------------------------------

---------------------------------------------------------------------------

                                             MERCANTILE BANK

                                           Financial Statements

                                        December 31, 1996 and 1995

                               (With Independent Auditors' Report Thereon)

(Letterhead of KPMG Peat Marwick LLP)





                                       Independent Auditors' Report

The Board of Directors
Mercantile Bank:

We have audited the accompanying balance sheets of Mercantile Bank as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bank as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Bank changed its method of accounting for impaired loans in 1995 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures.



/S/ KPMG Peat Marwick LLP


February 21, 1997

-------------------------------------------------------------------------------

                                              MERCANTILE BANK
                                               Balance Sheets
                                         December 31, 1996 and 1995



                              Assets                                                1996                 1995
-------------------------------------------------------------------------------------------------------------

Cash and due from banks (note 2)                                           $       3,768,394           3,066,984
Federal funds sold                                                                 4,855,000           6,473,000
Certificates of deposit with banks                                                 1,486,000           1,189,000
Investment securities available for sale, at fair value
    (note 3)                                                                       3,506,883           3,653,300
Loans, net (note 4)                                                               30,800,715          35,695,073
Other real estate owned                                                              770,000             700,000
Bank premises and equipment, net (note 5)                                            123,080             122,893
Accrued interest receivable and other assets                                       1,065,982           1,364,429
                                                                             ---------------      --------------
         Total assets                                                      $      46,376,054          52,264,679
                                                                             ===============      ==============


               Liabilities and Stockholders' Equity
Liabilities:
   Deposits (note 6):
      Noninterest bearing                                                  $       8,368,276           8,076,800
      Interest bearing                                                            32,877,933          39,149,869
                                                                             ---------------      --------------
         Total deposits                                                           41,246,209          47,226,669
   Accrued interest payable and other liabilities                                    198,506             886,690
                                                                             ---------------      --------------

         Total liabilities                                                        41,444,715          48,113,359
                                                                             ---------------      --------------
Stockholders' equity (note 7):
   Common stock - no par value; authorized 1,000,000
       shares, issued and outstanding 336,980 and 283,380
       shares in 1996 and 1995, respectively                                       1,750,820           1,472,150
   Additional paid-in capital                                                      1,093,192             941,737
   Unrealized (loss) gain on investment securities, net
       (notes 3 and 8)                                                                (2,492)              5,645
   Retained earnings (note 11)                                                     2,089,819           1,731,788
                                                                             ---------------      --------------
         Total stockholders' equity                                                4,931,339           4,151,320
                                                                             ---------------      --------------
Commitments and contingencies (note 10)
         Total liabilities and stockholders' equity                        $      46,376,054          52,264,679
                                                                             ===============      ==============

See accompanying notes to financial statements.


                                              MERCANTILE BANK
                                            Statements of Income
                                   Years Ended December 31, 1996 and 1995



                                                                                    1996                 1995
-------------------------------------------------------------------------------------------------------------

Interest income:
   Loans including fees                                                       $   3,457,149            3,847,492
   Investment securities                                                            220,324              211,746
   Certificates of deposit in banks                                                  72,557               70,651
   Federal funds                                                                    296,981              331,411
                                                                                -----------         ------------
         Total interest income                                                    4,047,011            4,461,300
Interest expense on deposits                                                      1,689,196            2,017,274
                                                                                -----------         ------------
         Net interest income                                                      2,357,815            2,444,026
Provision for loan losses (note 4)                                                  427,967              293,265
                                                                                -----------         ------------
         Net interest income after provision for loan losses                      1,929,848            2,150,761
                                                                                -----------         ------------

Noninterest income:
    Service charges on deposit accounts                                              79,175              113,842
    Other customer fees and charges                                                 140,387               18,738
    Recovery on unauthorized overdraft (note 13)                                    200,000                   -
    Gains on sales of investment securities                                           4,116                   -
                                                                                -----------         -----------
         Total noninterest income                                                   423,678              132,580
                                                                                -----------         ------------
Noninterest expense:
    Salaries and employee benefits                                                  797,078              766,960
    Occupancy                                                                       104,000               93,026
    Furniture and equipment                                                          98,312               57,097
    Loss on unauthorized overdraft (note 13)                                             -               700,471
    Other                                                                           698,500              617,292
                                                                                -----------         ------------
         Total noninterest expense                                                1,697,890            2,234,846
                                                                                -----------         ------------
         Income before income taxes                                                 655,636               48,495
Income tax expense (note 8)                                                        (297,605)             (25,674)
                                                                                -----------         ------------
         Net income                                                           $      358,031              22,821
                                                                                ============        ============
Earnings per share (note 1i):
    Net income per common share equivalent                                         $  1.15                  .08
                                                                                     =====                 ====

----------------------------------------------------------------------------
See accompanying notes to financial statements.
----------------------------------------------------------------------------


                                              MERCANTILE BANK

                                     Statements of Stockholders' Equity

                                   Years Ended December 31, 1996 and 1995








                                                                      Unrealized
                                                       Additional     Gain (Loss)                      Total
                                 Common Stock            Paid-In     on Investment    Retained     Stockholders'
                            Shares        Amount         Capital    Securities, Net   Earnings        Equity

Balance,
    December 31,
    1994                    283,380   $  1,472,150       941,737         (97,076)     1,708,967     4,025,778

Net income                       -              -             -               -          22,821        22,821
Change in
    unrealized gain
    on investment
    securities, net
    of related
    income tax
    expense of
    $74,184                      -              -             -          102,721             -        102,721
                           --------     ----------    ----------       ---------     ----------    ----------

Balance,
    December 31,
    1995                    283,380      1,472,150       941,737           5,645      1,731,788     4,151,320

Net income                       -              -             -               -         358,031       358,031
Stock options
    exercised                53,600        278,670       151,455              -              -        430,125

Change in
    unrealized gain
    on investment
    securities, net
    of related
    income tax
    benefit of
    $5,173                       -              -             -           (8,137)            -         (8,137)
                           --------     ----------    ----------       ---------     ----------    ----------

Balance,
    December 31,
    1996                    336,980   $  1,750,820     1,093,192          (2,492)     2,089,819     4,931,339
                           ========     ==========    ==========       ==========    ==========    ==========


See accompanying notes to financial statements.



                                              MERCANTILE BANK
                                          Statements of Cash Flows
                                   Years Ended December 31, 1996 and 1995


                                                                                     1996                 1995
--------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
    Net income                                                                $      358,031              22,821
    Adjustments to reconcile net income to net cash
       provided by operating activities:
         Amortization of deferred loan origination fees                             (196,398)           (211,170)
         Net accretion of investment securities, net                                  (3,484)               (466)
         Provision for loan losses                                                   427,967             293,265
         Provision for real estate owned losses                                      110,000                  -
         (Gain) loss on real estate owned                                            (16,251)             30,114
         Depreciation and amortization of premises and equipment                      55,664              39,630
         Provision for deferred income taxes                                         118,258            (260,099)
         Decrease (increase) in accrued interest receivable
            and other assets                                                         188,253             (87,181)
         (Decrease) increase in accrued interest payable
            and other liabilities                                                   (690,354)            768,429
                                                                                ------------        ------------

                  Net cash provided by operating activities                          351,686             595,343
                                                                                ------------        ------------

Cash flows provided by (used in) investing activities:
    Net decrease (increase) in loans                                               3,642,789          (2,484,165)
    Proceeds from sale of real estate owned                                          856,251             279,108
    Proceeds from maturities of investment securities                              1,885,870             750,000
    Purchases of investment securities                                            (1,750,000)           (750,000)
    (Increase) decrease in certificates of deposit at
       other financial institutions                                                 (297,000)            183,000
    Purchases of premises and equipment                                              (55,851)           (112,556)
                                                                                ------------        ------------

                  Net cash provided by (used in) investing activities              4,282,059          (2,134,613)
                                                                                ------------        ------------

Cash flows (used in) provided by financing activities:
    Net (decrease) increase in deposits                                           (5,980,460)          7,767,703
    Proceeds from stock options exercised                                            430,125                  -
                                                                                ------------        -----------

                  Net cash (used in) provided by financing activities             (5,550,335)          7,767,703
                                                                                ------------        ------------

(Decrease) increase in cash and cash equivalents                                    (916,590)          6,228,433

Cash and cash equivalents at beginning of year                                     9,539,984           3,311,551
                                                                                ------------        ------------

Cash and cash equivalents at end of year                                      $    8,623,394           9,539,984
                                                                                ============        ============
Supplemental Disclosures of Cash Flow Information:
    Income tax payments                                                       $       56,000             228,000
                                                                                ============        ============

    Interest paid on deposits and other borrowings                            $    1,686,959           1,989,823
                                                                                ============        ============

Noncash Transactions:
    Net transfer to other real estate owned                                   $    1,020,000             309,222
                                                                                ============        ============

See accompanying notes to financial statements.

----------------------------------------------------------------------------
                                              MERCANTILE BANK
----------------------------------------------------------------------------

                                       Notes to Financial Statements


                                         December 31, 1996 and 1995



(1)      Summary of Significant Accounting Policies

         Mercantile Bank (the Bank) is a state chartered bank incorporated under the laws of the State of California. The accounting and reporting policies of Mercantile Bank conform with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ from those estimates applied in the preparation of the accompanying financial statements. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

         (a)    Cash and Cash Equivalents

         For purposes of the statements of cash flows, cash equivalents include cash on hand and due from banks and Federal funds sold.

         (b)    Investment Securities

         The Bank applies the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investment in Debt and Equity Securities. At the time of purchase of a security, the Bank designates the security as held-to-maturity or available for sale based on the Bank's investment objectives, operational needs, and intent to hold. Held-to-maturity securities are recorded at amortized cost, adjusted for amortization or accretion of premiums or discounts. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of the related tax effect, reported as a separate component of stock equity. The Bank does not hold securities for trading purposes.

         A decline in the fair value below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost for the security. No such declines have occurred. Premiums and discounts are amortized or accreted over the life of the security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

         (c)    Loans

         Loans are stated at the principal amount outstanding, net of unearned income and the allowance for loan losses. During 1995, the Bank adopted the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures (SFAS No. 114). A loan within the scope of SFAS No. 114 is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement. An impaired loan is measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Interest on impaired loans is recognized on a cash basis. SFAS No. 114 does not apply to large groups of small balance homogeneous loans that are collectively evaluated for impairment. If the measurement of the impaired loan is less than the recorded investment in the loan, an impairment is recognized by adjusting the allowance for loan losses. SFAS No. 114 does not change the timing of charge-offs of loans to reflect the amount ultimately expected to be collected.

         Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

         Loan origination fees are recognized as an adjustment of the yield over the life of the loan by the interest method, which results in a constant rate of return. Certain direct costs of originating the loan are deferred and recognized over the life of the loan as a reduction of the yield. Loan commitment fees received by the Bank are also deferred. Commitment fees meeting certain criteria are recognized over the life of the loan if a loan is granted or at the expiration of the commitment if the commitment expires unexercised.

         Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Restructured loans are loans on which concessions in terms have been granted because of the borrowers' financial difficulties. Interest is generally accrued on such loans in accordance with the new terms.

         (d)    Allowance for Loan Losses

         The allowance for loan losses is established through a provision charged to expense. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current and anticipated local economic conditions that may affect the borrower's ability to pay. While management uses these evaluations to recognize the provision for loan losses, future provisions may be necessary based on changes in the factors used in the evaluations.

         Material estimates relating to the determination of the allowance for loan losses are particularly susceptible to significant change in the near term. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the Federal Deposit Insurance Corporation (FDIC), as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses. The FDIC may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

         (e)    Bank Premises and Equipment

         Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of equipment is computed on the straight-line method over the estimated useful life of each type of asset for financial statement reporting purposes. Estimated useful lives of equipment are from three to 10 years. Once equipment becomes fully depreciated, its cost and associated accumulated depreciation are removed from the general ledger.

         Leasehold improvements (Bank premises) are capitalized and amortized over the shorter of their estimated useful lives or over
         the  term  of  the  lease.   Repairs,   maintenance  and  minor
         improvements are charged to operations as incurred. When property is sold or otherwise disposed of, the cost of such assets and the related accumulated depreciation are removed from their respective accounts and any resulting gain or loss is recognized.

         (f)    Other Real Estate Owned

         Real estate acquired by foreclosure, is carried at the lower of the recorded investment in the property or its fair value less estimated selling costs. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. Fair value of other real estate owned is generally determined based on an appraisal of the property. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses. A net loss of $326,091 and $162,719 was recorded for the years ended December 31, 1996 and 1995, respectively.

         Revenue recognition on the disposition of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale. Under certain circumstances, revenue recognition may be deferred until these criteria are met.

         (g) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

         The Bank adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying value exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Bank's financial position, results of operations, or liquidity.

         (h)    Income Taxes

         The Bank accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
         Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (i)    Earnings Per Share

         Earnings per share is calculated on the basis of the weighted-average number of shares and common share equivalents outstanding during the year.

         (j)    Stock Option Plan

         Prior to January 1, 1996, the Bank accounted for its Stock Option Plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant, only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Bank adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of the grant. SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years, as if the fair-value-based method defined in SFAS No. 123 had been applied. The Bank has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123 for stock option grants. The Bank has not made any stock option grants since 1991, therefore, a pro forma disclosure is not required.


(2)      Cash and Due From Banks

         The Bank is required to maintain daily reserve balances in accordance with Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements for the years ended December 31, 1996 and 1995 was $163,000 and $153,000, respectively.

(3)      Investment Securities
         The amortized cost and estimated fair value of available for sale investment securities are as follows:

                                                               Gross               Gross             Estimated
                                         Amortized          Unrealized          Unrealized             Fair
                                           Cost                Gains              Losses               Value

             December 31, 1996:
                U.S.  Treasury
                   securities
                   and
                   obligations
                   of U.S.
                   government
                   corporations
                   and agencies       $     3,511,180             6,220            (10,517)            3,506,883
                                        =============         =========           ========         =============


                                                               Gross               Gross             Estimated
                                         Amortized          Unrealized          Unrealized             Fair
                                           Cost                Gains              Losses               Value

             December 31, 1995:
                U.S.  Treasury
                   securities
                   and
                   obligations
                   of U.S.
                   government
                   corporations
                   and agencies       $     3,643,566            19,216             (9,482)            3,653,300
                                        =============         =========           ========         =============

         The amortized cost and estimated fair value of available for sale investment securities at December 31, 1996 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                                                    Estimated
                                                                               Amortized              Fair
                                                                                 Cost                 Value

            Due in one year or less                                    $        650,062              650,202
            Due after one year through five years                             2,611,118            2,604,708
            Due after five years                                                250,000              251,973
                                                                         --------------       --------------
                                                                       $      3,511,180            3,506,883
                                                                         ==============       ==============


(4)      Loans

         The Bank grants commercial, installment, real estate construction, and other real estate loans to customers primarily in Sacramento County. Generally, the loans are secured by business assets and/or real property.

         The composition of the Bank's loan portfolio at December 31 is as follows:

                                                                               1996                1995
                                                                               ----                ----

            Commercial and industrial                                  $     12,460,397           13,798,300
            Real estate                                                      18,934,451           22,695,514
            Consumer                                                            607,505              344,190
                                                                         --------------       --------------

                                                                             32,002,353           36,838,004
            Less:
                Deferred loan fees                                             (109,777)            (235,143)
                Allowance for loan losses                                    (1,091,861)            (907,788)
                                                                         --------------       --------------

                                                                       $     30,800,715           35,695,073
                                                                         ==============          ===========

         Loans  which  were  sold  and  being   serviced  by  the  Bank  totaled
         approximately  $3,456,200 and $3,575,600 at December 31, 1996 and 1995,
         respectively.

         Nonaccrual loans total approximately $619,300 and $913,600 at December 31, 1996 and 1995, respectively. If interest on nonaccrual loans had been accrued, such income would have approximated $70,692 and $54,400 for the years ended December 31, 1996 and 1995, respectively.

         Impaired loans are loans for which it is probable that the Bank will not be able to collect all amounts due. As of December 31, 1996 and 1995, the Bank had outstanding balances in impaired loans of approximately $619,300 and $913,600, respectively, which had valuation allowances of $205,996 and $182,700, respectively. The average outstanding balance of impaired loans was $766,500 and $799,600 for the years ended 1996 and 1995, respectively.

         Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                             1996                 1995
                                                             ----                 ----
          Balance, beginning of year                     $  907,788             1,035,385
          Recoveries on loans charged off                    37,730                80,682
          Provision for loan losses                         427,967               293,265
          Loans charged off                                (281,624)             (501,544)
                                                         ----------              --------

          Balance, end of year                           $1,091,861               907,788
                                                         ==========             =========

(5)      Bank Premises and Equipment

         The Bank's premises and equipment consisted of the following at December 31:

                                                             1996                 1995
                                                             ----                 ----

          Leasehold improvements                         $  33,373                33,373
            Furniture and fixtures                          50,697                28,858
            Equipment                                      311,130               277,115
                                                         ---------              --------
                                                           395,200               339,346

          Less accumulated depreciation
            and amortization                              (272,120)             (216,453)
                                                          --------              --------
                                                         $ 123,080               122,893
                                                         =========              ========

         Depreciation and amortization charged to expense amounted to $55,664 and $39,630 in 1996 and 1995, respectively.


(6)      Deposits

         Deposits consisted of the following at December 31:

                                                             1996                 1995
                                                             ----                 ----
         Noninterest bearing, demand                    $ 8,368,276             8,076,800
         Interest bearing savings                           415,308               387,154
         NOW accounts                                     3,582,494             3,049,014
         Money Market                                     9,188,828            12,833,040
          Time                                           19,691,303            22,880,661
                                                         ----------            ----------

                                                        $41,246,209            47,226,669
                                                        ===========            ==========

         As of December 31, 1996 and 1995, the Bank had time certificates of deposit in denominations of $100,000 or more totaling $10,326,153 and $11,343,905, respectively. Interest paid on these deposits was $642,204 in 1996 and $658,637 in 1995.

         As of December 31, 1996, the aggregate maturities for time deposits in excess of one year are as follows:

         Year ended
         December 31,
             1997                                            $     16,410,053
             1998                                                   2,804,345
             1999                                                     121,968
             2000                                                     254,937
             2001                                                     100,000
                                                               --------------

                 Total                                       $     19,691,303
                                                               ==============


(7)      Stock Option Plan

         In 1991, the Bank granted 50,000 stock options to Directors and 23,500 stock options to key employees who had substantial responsibility for the successful operation of the Bank. The 23,500 options granted to employees were "incentive stock options" as defined in Internal Revenue Service Code Section 422A. Options were granted at an exercise price not less than the fair market value of the stock at the date of grant and become exercisable over varying periods of time. The option price for Directors was $8.25 and $7.50 for employees. As of December 31, 1995, 71,220 of the total options granted were exercisable and 53,600 options were exercised during 1996. All of the remaining stock options expired in June, 1996.

(8)      Income Taxes

         The provision for income taxes consists of the following for the years ended December 31:
                                                1996                 1995
                                                ----                 ----
         Current:
           Federal                         $     111,879              223,346
           State                                  67,468               62,427
                                             -----------          -----------
             Total current expense               179,347              285,773
                                             -----------          -----------

         Deferred:
           Federal                               109,982             (200,579)
           State                                   8,276              (59,520)
                                             -----------          -----------

             Total deferred expense              118,258             (260,099)
                                             -----------          -----------

                                           $     297,605               25,674
                                             ===========          ===========

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below:
                                                 1996                 1995
                                                 ----                 ----

         Deferred tax assets:
           State franchise taxes           $    23,384               23,091
           Provision for loan losses           373,671              404,219
           Deferred loan fees                   17,952               58,591
           Fixed asset depreciation              8,197               22,352
           Investment unrealized
           securities losses                     1,085                 -
           Other                               332,904              369,285
                                            -----------          -----------
           Total gross deferred tax assets     757,193              877,538

             Less valuation allowance          (40,000)             (40,000)
                                            -----------          -----------
             Deferred tax assets               717,193              837,538

           Deferred tax liabilities:
             Investment unrealized
             securities gains                      -                 (4,088)
             Other                                 -                 (3,172)
                                            -----------          ----------

           Total gross deferred
           tax liabilities                         -                 (7,260)
                                            -----------          ----------

           Net deferred tax assets        $    717,193              830,278
                                           ===========          ===========

         Net deferred tax assets are included in accrued interest receivable and other assets in the accompanying balance sheets.

         A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that the valuation allowance is sufficient to cover that portion that will not be fully realized. The net change in the total valuation allowance for the years ended December 31, 1996 and 1995 was $0 and an increase of $40,000, respectively.

         Income tax expense attributable to operations was $297,605 and $25,674 for the years ended December 31, 1996 and 1995, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from operations as a result of the following:

                                                                            1996                      1995
                                                                            ----                      ----
           Computed "expected" tax expense                                  34.0%                     34.0%
            State franchise tax, net of Federal
                tax benefit                                                  7.6%                      4.0%
            Change in the beginning-of-the-year
                allowance for deferred tax assets
                allocated to income tax expense                                0%                     82.5%
            Other                                                            4.9%                     (9.5)%
            Refund of prior year federal and state
                taxes paid                                                     0%                    (54.6)%
            Increase in state franchise tax rate                            (1.1)%                    (3.5)%
                                                                            ----                     -----

                Effective income tax rate                                   45.4%                     52.9%
                                                                            ====                     =====

(9)      Transactions with Related Parties

         During the normal course of business, the Bank enters into transactions with related parties, including Directors and their affiliates. In the opinion of management, these transactions, which include borrowings from the Bank, are made under substantially the same terms, including interest rates and collateral, as loans to unaffiliated parties and did not involve more than the normal risk of collectibility or present other unfavorable conditions. Loan activity with related parties during 1996 was as follows:

            Loans at December 31, 1995              $     2,293,273
            Loan originations                               151,472
            Loan payments                                (1,008,311)
                                                      -------------
            Loans at December 31, 1996               $    1,436,434
                                                      =============

         At December 31, 1996 and 1995,  the Bank had deposits due to directors,
         officers   and   employees   totaling    $1,089,141   and   $2,639,497,
         respectively.

(10)     Commitments and Contingencies

         (a)    Financial Instruments With Off-Balance Sheet Risk

         In the normal course of business, the Bank is a party to certain financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         At December 31, 1996, financial instruments whose contract amounts represent credit risk are as follows:

            Commitments to extend credit         $     7,365,164
                                                   =============
            Standby letters of credit            $       642,916
                                                   =============

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing or other real estate.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Collateral obtained, if deemed necessary, is varied. The credit risk characteristics involved in commitments to extend credit and issuing letters of credit are essentially the same as those involved in outstanding loans (see note 4).

         SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, requires certain disclosures for off-balance sheet derivative financial instruments. As of December 31, 1996, the Bank has no off-balance sheet derivatives requiring additional disclosure under the provisions of SFAS No. 119.

         (b)    Operating Leases

         The Bank leases its office premises under operating leases. The minimum annual lease payments are as follows:

                1997                                   $   81,955
                1998                                       68,296
                                                       ----------

                Total future minimum lease payments    $  150,251
                                                       ==========

         Lease rental expense amounted to $95,532 and $93,026 in 1996 and 1995, respectively.

         (c)    Litigation

         The Bank is involved in legal actions arising in the normal course of business. In the opinion of management, after consultation with its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Bank's financial condition or results of operations.


(11)     Capital Adequacy and Restriction on Dividends

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve, quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below).

         First, a bank must meet a minimum Tier I (as defined in the regulations) Capital ratio ranging from 3% to 5% based upon the bank's CAMEL (capital adequacy, asset quality, management, earnings and liquidity) rating.

         Second, a bank must meet minimum Total Risk-Based Capital to risk-weighted assets ratio of 8%. Risk-based capital and asset guidelines vary from Tier I capital guidelines by redefining the components of capital, categorizing assets into different risk classes, and including certain off-balance sheet items in the calculation of the capital ratio. The effect of the risk-based capital guidelines is that banks with high exposure will be required to raise additional capital while institutions with low risk exposure could, with the concurrence of regulatory authorities, be permitted to operate with lower capital ratios. In addition, a bank must meet minimum Tier I Capital to average assets ratio.

         Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1996, the most recent notification, the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must meet the minimum ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bank's actual capital amounts and ratios as of December 31, 1996 are as follows:

                                                                            To Be Well
                                                                         Capitalized Under
                                                      For Capital        Prompt Corrective
                                  Actual           Adequacy Purposes:    Action Provisions:
                            Amount      Ratio     Amount       Ratio      Amount      Ratio

Total Risk-Based
  Capital (to Risk
Weighted Assets)          $ 5,351,000   15.14%    $2,828,000   8.0%       $3,535,000  10.0%

Tier I Capital
  (to Risk
   Weighted Assets)       $ 4,901,000   13.86%    $1,414,000    4.0%      $2,121,000   6.0%

Tier I Capital
  (to Average
   Assets)                $ 4,901,000   10.58%    $1,853,000    4.0%      $2,316,000   5.0%



         Cash dividends are restricted under California state banking laws to the lesser of the Bank's retained earnings or the Bank's net income for the latest three fiscal years, less dividends previously declared during that period. The Bank paid no dividends in 1996 and 1995.


(12)     Regulatory Matters

         On August 16, 1995, the Bank entered into a Memorandum of Understanding (Memorandum) with the Federal Deposit Insurance Corporation (FDIC) and the California Superintendent of Banks (Superintendent) as a result of an examination of the Bank by the FDIC. The Memorandum required that the Bank take certain actions within specified periods of time. These requirements included, among other things, that the Bank (a) revise and formalize various policies and procedures with respect to board and management supervision, lending and funds management, and compliance with laws, rules and regulations; (b) review and maintain an adequate allowance for loan losses; and (c) reduce the balance of classified assets to $2,500,000 and $2,000,000 by December 31, 1995 and June 30,
         1996, respectively.

         Subsequently, on July 8, 1996, this original Memorandum was terminated by the FDIC and replaced with a new Memorandum, which requires the Bank to, among other things: a) maintain a Tier 1 capital that equals or exceeds 7.5% of total assets; b) eliminate all assets classified "Loss" and one-half of the assets classified "Doubtful" within 10 days of the July 8, 1996 effective date; and, c) reduce the balance of assets classified "Substandard" to $4,200,000, $4,000,000, $3,000,000, and
         $2,000,000  by September 30, 1996,  December 31, 1996,  March 31, 1997,
         and June 30, 1997, respectively.

         As of September 30 and December 31, 1996, assets classified "Substandard" were approximately $3,504,000 and $2,800,000, respectively. Management believes the Bank is in substantial compliance with the terms and conditions of the Memorandum entered into on July 8, 1996.


(13)     Loss on Unauthorized Overdraft

         In January 1996, the Bank incurred a $700,471 loss as a result of an unauthorized overdraft by a customer. As the customer's activities leading up to the overdraft were occurring during 1995, the entire loss was accrued as of December 31, 1995. In March 1996, the Bank negotiated a repayment schedule with the customer. As of December 31, 1996, the Bank had recovered $200,000.

(14)     Subsequent Events

         On January 23, 1997, the Bank and SierraWest Bancorp, a bank holding company, entered into an agreement that would result in a merger of the Bank into SierraWest Bancorp. The proposed acquisition is subject to numerous conditions and to shareholder and regulatory approval. No adjustments have been made to the financial statements as a result of the proposed acquisition.


(15)     Fair Values of Financial Instruments

         The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

            Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments are a reasonable estimate of fair value.

            Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. (See note 3).

            Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans (e.g., commercial and industrial loans and consumer loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

            Commitments to extend credit and standby letters of credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

            Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

            Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

            Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets, property, plant, equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in may of the estimates.

The estimated fair values of the Bank's financial instruments are as follows:

                                                     1996
                                                     ----
                                                   Carrying           Fair
                                                    Amount            Value
Financial assets:
  Cash and short-term investments             $  10,109,394        10,109,394
                                               ============        ==========
  Investment securities                       $   3,506,883         3,506,883
                                               ============        ==========

  Loans:
    Fixed rate:
      Commercial and industrial               $   4,404,420         4,394,416
      Consumer                                       82,580            82,120
                                               ------------        ----------
         Total fixed rate                         4,487,000         4,476,536

         Variable rate                           27,515,353        27,515,353
                                               ------------        ----------
       Less allowance for loan losses            (1,091,861)       (1,091,861)

       Net deferred origination fees               (109,777)         (109,777)
                                               ------------        ----------
           Net loans                          $  30,800,715        30,790,251
                                              =============        ==========

Financial liabilities:
  Deposits:
    Demand                                    $  21,554,906         21,554,906
    Certificates of deposit                      19,691,303         19,856,000
                                              -------------         ----------
           Total deposits                     $  41,246,209         41,410,906
                                              =============         ==========


                                    Contract          Carrying             Fair
                                    Amount             Amount              Value
Unrecognized financial instruments:
Commitments to extend credit        $7,365,000            -               51,500
                                    ==========       ===============      ======

Standby letters of credit           $  643,000            -               32,100
                                    ==========       ===============      ======

The estimated fair values of the Bank's financial instruments are as follows:
---------------------------------------------------------------------------

                                                                                              1995
                                                                                 Carrying               Fair
                                                                                  Amount                Value

            Financial assets:
                Cash and short-term investments                            $      10,728,984          10,728,984
                                                                             ===============      ==============

                Investment securities                                      $       3,653,300           3,653,300
                                                                             ===============      ==============

                Loans:
                   Fixed rate:
                      Commercial and industrial                            $       2,681,446           2,680,700
                      Consumer                                                       312,401             312,600
                                                                             ---------------      --------------

                           Total fixed rate                                        2,993,847           2,993,300

                           Variable rate                                          33,844,157          33,844,157
                                                                             ---------------      --------------

                      Less allowance for loan losses                                (907,788)           (907,788)

                      Net deferred origination fees                                 (235,143)           (235,143)
                                                                             ---------------      --------------

                           Net loans                                       $      35,695,073          35,694,526
                                                                             ===============      ==============

            Financial liabilities:
                Deposits:
                   Demand                                                  $      24,346,008          24,346,008
                   Certificates of deposit                                        22,880,661          23,169,000
                                                                             ---------------      --------------

                           Total deposits                                  $      47,226,669          47,515,008
                                                                             ===============      ==============




                                                              Contract           Carrying              Fair
                                                               Amount             Amount               Value


             Unrecognized financial instruments:
             Commitments to extend credit                 $     8,835,000                 -               44,000
                                                            =============    ===============      ==============

             Standby letters of credit                    $       594,000                 -               29,700
                                                            =============    ===============      ==============


                                              MERCANTILE BANK

                                            Financial Statements

                                         December 31, 1995 and 1994

                                (With Independent Auditors' Report Thereon)

(Letterhead of KPMG Peat Marwick LLP)




                                        Independent Auditors' Report

The Board of Directors
Mercantile Bank:

We have audited the accompanying balance sheets of Mercantile Bank as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bank as of December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Bank changed its method of accounting for impaired loans in 1995 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures.


/S/ KPMG Peat Marwick LLP

February 23, 1996



                                              MERCANTILE BANK

                                               Balance Sheets

                                         December 31, 1995 and 1994



                              Assets                                                1995                 1994
-------------------------------------------------------------------------------------------------------------

Cash and due from banks (note 2)                                           $       3,066,984           3,311,551
Federal funds sold                                                                 6,473,000                -
Certificates of deposit with banks                                                 1,189,000           1,372,000
Investment securities, at fair value (note 3)                                      3,653,300           3,475,728
Loans, net (note 4)                                                               35,695,073          33,602,225
Other real estate owned                                                              700,000             700,000
Bank premises and equipment, net (note 5)                                            122,893              49,967
Accrued interest receivable and other assets (note 8)                              1,364,429           1,091,534
                                                                             ---------------      --------------
         Total assets                                                      $      52,264,679          43,603,005
                                                                             ===============      ==============


               Liabilities and Stockholders' Equity
Liabilities:
   Deposits (note 6):
      Noninterest bearing                                                  $       8,076,800           7,080,240
      Interest bearing                                                            39,149,869          32,378,726
                                                                             ---------------      --------------
         Total deposits                                                           47,226,669          39,458,966
   Accrued interest payable and other liabilities (notes 10 and
      12)                                                                            886,690             118,261
                                                                             ---------------      --------------

         Total liabilities                                                        48,113,359          39,577,227
                                                                             ---------------      --------------
Stockholders' equity (note 7):
   Common stock - no par value; authorized 1,000,000
       shares, issued and outstanding 283,380 shares in
       1995 and 1994                                                               1,472,150           1,472,150
   Additional paid-in capital                                                        941,737             941,737
   Unrealized gain (loss) on investment securities, net
       (notes 3 and 8)                                                                 5,645             (97,076)
   Retained earnings (note 11)                                                     1,731,788           1,708,967
                                                                             ---------------      --------------
         Total stockholders' equity                                                4,151,320           4,025,778
                                                                             ---------------      --------------
Commitments and contingencies (note 10)
         Total liabilities and stockholders' equity                        $      52,264,679          43,603,005
                                                                             ===============      ==============

See accompanying notes to financial statements.


                                              MERCANTILE BANK

                                            Statements of Income

                                   Years Ended December 31, 1995 and 1994



                                                                                    1995                 1994
-------------------------------------------------------------------------------------------------------------

Interest income:
   Loans including fees                                                       $   3,847,492            3,361,534
   Investment securities                                                            211,746              189,993
   Certificates of deposit in banks                                                  70,651               58,022
   Federal funds                                                                    331,411               77,481
                                                                                -----------         ------------
         Total interest income                                                    4,461,300            3,687,030
Interest expense on deposits                                                      2,017,274            1,435,899
                                                                                -----------         ------------
         Net interest income                                                      2,444,026            2,251,131
Provision for loan losses (note 4)                                                  293,265              990,000
                                                                                -----------         ------------
         Net interest income after provision for loan losses                      2,150,761            1,261,131
                                                                                -----------         ------------

Noninterest income:
    Service charges on deposit accounts                                             113,842              106,895
    Other customer fees and charges                                                  18,738               18,508
    Gains on sales of investment securities                                            -                     953
                                                                                -----------         ------------
         Total noninterest income                                                   132,580              126,356
                                                                                -----------         ------------
Noninterest expense:
    Salaries and employee benefits                                                  766,960              734,276
    Occupancy                                                                        93,026               95,677
    Furniture and equipment                                                          57,097               54,170
    Loss on unauthorized overdraft (note 12)                                        700,471                 -
    Other                                                                           617,292              515,611
                                                                                -----------         ------------
         Total noninterest expense                                                2,234,846            1,399,734
                                                                                -----------         ------------
         Income (loss) before income taxes                                           48,495              (12,247)
Income tax (expense) benefit (note 8)                                               (25,674)              23,082
                                                                                -----------         ------------
         Net income                                                           $      22,821               10,835
                                                                                ===========         ============
Earnings per share (note 1h):
    Net income per common share equivalent                                    $         .08                  .04
                                                                                      =====                =====

See accompanying notes to financial statements.


                                              MERCANTILE BANK
                                     Statements of Stockholders' Equity
                                   Years Ended December 31, 1995 and 1994




                                                                      Unrealized
                                                       Additional     Gain (Loss)                      Total
                                 Common Stock            Paid-In     on Investment    Retained     Stockholders'
                            Shares        Amount         Capital    Securities, Net   Earnings        Equity

Balance,
    December 31,
    1993                    283,380   $  1,472,150       941,737          20,500      1,698,132     4,132,519
                           --------     ----------     ---------       ---------     ----------    ----------

Net income                       -              -             -               -          10,835        10,835

Change in
    unrealized loss
    on investment
    securities, net
    of related
    income taxes
    (benefit) of
    ($90,797)                    -              -             -         (117,576)            -       (117,576)
                           --------     ----------     ---------       ---------     ----------    ----------

Balance,
    December 31,
    1994                    283,380      1,472,150       941,737         (97,076)     1,708,967     4,025,778
                           --------     ----------     ---------       ---------     ----------    ----------

Net income                       -              -             -               -          22,821        22,821

Change in
    unrealized gain
    on investment
    securities, net
    of related
    income tax
    expense of
    $74,184                      -              -             -          102,721             -        102,721
                           --------     ----------     ---------       ---------     ----------    ----------

Balance,
    December 31,
    1995                    283,380   $  1,472,150       941,737           5,645      1,731,788     4,151,320
                           ========     ==========     =========       =========     ==========    ==========


See accompanying notes to finacial statments.


                                              MERCANTILE BANK

                                          Statements of Cash Flows

                                   Years Ended December 31, 1995 and 1994

                                                                                      1995                 1994
---------------------------------------------------------------------------------------------------------------
Increase  (decrease)  in cash and cash  equivalents:  Cash flows from  operating activities:

    Net income                                                                 $      22,821              10,835
    Adjustments to reconcile net income to net cash
       provided by operating activities:
         Amortization of deferred loan origination fees                             (211,170)           (266,466)
         Accretion and amortization of investment
            securities, net                                                             (466)                647
         Provision for loan losses                                                   293,265             990,000
         Losses on real estate owned                                                  30,114              68,930
         Depreciation and amortization of premises and
            equipment                                                                 39,630              36,286
         Provision for deferred income taxes                                        (260,099)           (251,952)
         Increase in accrued interest receivable and other
            assets                                                                   (87,181)           (146,079)
         Increase (decrease) in accrued interest payable
            and other liabilities                                                    768,429            (147,422)
                                                                                 -----------         -----------

                  Net cash provided by operating activities                          595,343             294,779
                                                                                 -----------         -----------
Cash flows (used in) provided by investing activities:
    Net increase in loans                                                         (2,484,165)           (294,766)
    Proceeds from sale of real estate owned                                          279,108             281,424
    Proceeds from maturities of investment securities                                750,000           1,000,000
    Purchases of investment securities                                              (750,000)         (1,287,189)
    Decrease (increase) in certificates of deposit at
       other financial institutions                                                  183,000            (197,000)
    Purchases of premises and equipment                                             (112,556)            (47,568)
                                                                                 -----------         -----------
                  Net cash used by investing activities                           (2,134,613)           (545,099)
                                                                                 -----------         -----------
Cash flows provided by (used in) financing activities:
    Net increase (decrease) in deposits                                            7,767,703            (941,534)
                                                                                 -----------         -----------
Increase (decrease) in cash and cash equivalents                                   6,228,433          (1,191,854)
Cash and cash equivalents at beginning of year                                     3,311,551           4,503,405
                                                                                 -----------         -----------
Cash and cash equivalents at end of year                                       $   9,539,984           3,311,551
                                                                                 ===========         ===========
Supplemental Disclosures of Cash Flow Information:
    Income tax payments                                                        $     228,000             443,000
                                                                                 ===========         ===========
    Interest paid on deposits and other borrowings                             $   1,989,823           1,428,017
                                                                                 ===========         ===========
Noncash Transactions:
    Net transfer to other real estate owned                                    $     309,222             770,000
                                                                                 ===========         ===========


See accompanying notes to financial statements.

                                              MERCANTILE BANK

                                       Notes to Financial Statements

                                         December 31, 1995 and 1994



(1)      Summary of Significant Accounting Policies
         Mercantile Bank (the Bank) is a state chartered bank incorporated under the laws of the State of California. The accounting and reporting policies of Mercantile Bank conform with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ from those estimates applied in the preparation of the accompanying financial statements. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

         (a)    Cash and Cash Equivalents

         For purposes of the statements of cash flows, cash equivalents include cash on hand and due from banks and Federal funds sold.

         (b)    Investment Securities

         Investment securities, which include only debt securities, are classified as "available-for-sale" securities and carried at fair value at December 31, 1995 and 1994. Unrealized gains or losses are excluded from earnings and reported net of income taxes, as a separate component of stockholders' equity.

         A decline in the fair value below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost for the security. No such declines have been recorded.

         (c)    Loans

         Loans are stated at the principal amount outstanding, net of unearned income and the allowance for loan losses. During 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures (SFAS 114). A loan within the scope of

         SFAS 114 is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement. An impaired loan is measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Interest on impaired loans is recognized on a cash basis. SFAS 114 does not apply to large groups of small balance homogeneous loans that are collectively evaluated for impairment. If the measurement of the impaired loan is less than the recorded investment in the loan, an impairment is recognized by adjusting the allowance for loan loss. SFAS 114 does not change the timing of charge-offs of loans to reflect the amount ultimately expected to be collected.

         Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

         Loan origination fees are recognized as an adjustment of the yield over the life of the loan by the interest method, which results in a constant rate of return. Certain direct costs of originating the loan are deferred and recognized over the life of the loan as a reduction of the yield. Loan commitment fees received by the Bank are also deferred. Commitment fees meeting certain criteria are recognized over the life of the loan if a loan is granted or at the expiration of the commitment if the commitment expires unexercised.

         Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Restructured loans are loans on which concessions in terms have been granted because of the borrowers' financial or legal difficulties. Interest is generally accrued on such loans in accordance with the new terms.

         (d)    Allowance for Loan Losses

         The allowance for loan losses is established through a provision charged to expense. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current and anticipated local economic conditions that may affect the borrower's ability to pay. While management uses these evaluations to recognize the provision for loan losses, future provisions may be necessary based on changes in the factors used in the evaluations.

         Material estimates relating to the determination of the allowance for loan losses are particularly susceptible to significant change in the near term. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the Federal Deposit Insurance Corporation (FDIC), as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses. The FDIC may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

         (e)    Bank Premises and Equipment

         Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of equipment is computed on the straight-line method over the estimated useful life of each type of asset for financial statement reporting purposes. Estimated useful lives of equipment are from three to 10 years. Once equipment becomes fully depreciated, its cost and associated accumulated depreciation are removed from the general ledger.

         Leasehold improvements (Bank premises) are capitalized and amortized over the shorter of their estimated useful lives or over the term of the lease. Repairs, maintenance and minor improvements are charged to operations as incurred. When property is sold or otherwise disposed of, the cost of such assets and the related accumulated depreciation are removed from their respective accounts and any resulting gain or loss is recognized.

         (f)    Other Real Estate Owned

         Real estate acquired by foreclosure, is carried at the lower of the recorded investment in the property or its fair value less estimated selling costs. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. Fair value of other real estate is generally determined based on an appraisal of the property. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

         Revenue recognition on the disposition of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale. Under certain circumstances, revenue recognition may be deferred until these criteria are met.

         (g)    Income Taxes

         The Bank accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
         Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (h)    Earnings Per Share

         Earnings per share is calculated on the basis of the weighted-average number of shares and common share equivalents outstanding during the year.

         (i)    Reclassifications

         Certain reclassifications have been made to 1994 amounts to conform to 1995 presentation. These reclassifications have no effect on net income or equity as previously reported.

(2)      Cash and Due From Banks

         The Bank is required to maintain daily reserve balances in accordance with Federal Reserve Board requirements. The average reserve balance maintained in accordance with such requirements for the years ended December 31, 1995 and 1994 was $153,000 and $143,000, respectively.

(3)      Investment Securities
         The amortized cost and estimated fair value of available for sale investment securities are as follows:

                                                               Gross               Gross             Estimated
                                         Amortized          Unrealized          Unrealized             Fair
                                           Cost                Gains              Losses               Value

             December 31, 1995:
                U.S.  Treasury
                   securities
                   and
                   obligations
                   of U.S.
                   government
                   corporations
                   and agencies       $     3,643,566            19,216             (9,482)            3,653,300
                                        =============         =========           ========         =============

                                                               Gross               Gross             Estimated
                                         Amortized          Unrealized          Unrealized             Fair
                                           Cost                Gains              Losses               Value

             December 31, 1994:
                U.S.  Treasury
                   securities
                   and
                   obligations
                   of U.S.
                   government
                   corporations
                   and agencies       $     3,643,100               -             (167,372)            3,475,728
                                        =============         =========           ========         =============

         The amortized cost and estimated fair value of available for sale investment securities at December 31, 1995 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                                                      Estimated
                                                                                 Amortized              Fair
                                                                                   Cost                Value

            Due in one year or less                                        $       1,249,918           1,244,962
            Due after one year through five years                                  2,143,648           2,153,290
            Due after five years                                                     250,000             255,048
                                                                             ---------------      --------------
                                                                           $       3,643,566           3,653,300
                                                                             ===============      ==============


(4)      Loans

         The Bank grants commercial, installment, real estate construction, and other real estate loans to customers primarily in Sacramento County. Generally, the loans are secured by business assets and/or real property.

         The composition of the Bank's loan portfolio at December 31 is as follows:

                                                                                   1995                 1994


            Commercial and industrial                                      $      13,798,300          12,733,800
            Real estate                                                           22,695,514          21,634,517
            Consumer                                                                 344,190             514,672
                                                                             ---------------      --------------
                                                                                  36,838,004          34,882,989
            Less:
                Deferred loan fees                                                  (235,143)           (245,379)
                Allowance for loan losses                                           (907,788)         (1,035,385)
                                                                             ---------------      --------------
                                                                           $      35,695,073          33,602,225
                                                                             ===============      ==============

         Loans  which  were  sold  and  being   serviced  by  the  Bank  totaled
         approximately  $3,575,600 and $4,236,700 at December 31, 1995 and 1994,
         respectively.

         Nonaccrual loans total approximately $913,600 and $685,600 at December 31, 1995 and 1994, respectively. If interest on nonaccrual loans had been accrued, such income would have approximated $54,400 and 41,000 for the years ended December 31, 1995 and 1994, respectively.

         Impaired loans are loans for which it is probable that the Bank will not be able to collect all amounts due. As of December 31, 1995, the Bank had outstanding balances of approximately $913,600 in impaired loans which had valuation allowances of $182,700. The average outstanding balance of impaired loans for the year ended December 31, 1995 was $799,600, of which interest income recognized was not material.

         Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                                                 1995                  1994
                                                                               ------                 ---------
            Balance, beginning of year                                     $     1,035,385              577,275
            Recoveries on loans charged off                                         80,682                3,869
            Provision for loan losses                                              293,265              990,000
            Loans charged off                                                     (501,544)            (535,759)
                                                                             -------------          -----------
            Balance, end of year                                           $       907,788            1,035,385
                                                                             =============          ===========


(5)      Bank Premises and Equipment

         The Bank's premises and equipment consisted of the following at December 31:

                                                                                    1995                1994

            Leasehold improvements                                            $     33,373              33,373
            Furniture and fixtures                                                  28,858              28,858
            Equipment                                                              277,115             164,562
                                                                                ----------         -----------
                                                                                   339,346             226,793
            Less accumulated depreciation and amortization                        (216,453)           (176,826)
                                                                                ----------         -----------

                                                                              $    122,893              49,967
                                                                                ==========              ======

         Depreciation and amortization charged to expense amounted to $39,630 and $36,286 in 1995 and 1994, respectively.

(6)      Deposits

         Deposits consisted of the following at December 31:
                                                                                   1995                 1994

            Noninterest bearing, demand                                    $       8,076,800           7,080,240
            Interest bearing savings                                                 387,154             426,223
            NOW accounts                                                           3,049,014           2,717,530
            Money Market                                                          12,833,040           8,706,738
            Time                                                                  22,880,661          20,528,235
                                                                             ---------------          ----------
                                                                           $      47,226,669          39,458,966
                                                                             ===============          ==========

         As of December 31, 1995 and 1994, the Bank had time certificates of deposit in denominations of $100,000 or more totaling $11,343,905 and $8,885,547, respectively. Interest paid on these deposits was $658,637 in 1995 and $384,144 in 1994.


(7)      Stock Option Plan

         In 1991, the Bank granted 50,000 stock options to Directors and 23,500 stock options to key employees who had substantial responsibility for the successful operation of the Bank. The 23,500 options granted to employees were "incentive stock options" as defined in Internal Revenue Service Code Section 422A. Options were granted at an exercise price not less than the fair market value of the stock at the date of grant and become exercisable over varying periods of time. The option price for Directors was $8.25 and $7.50 for employees. As of December 31, 1995 and 1994, 71,220 and 67,840, respectively, of the total options granted were exercisable. There were no options exercised during 1995 or 1994.

(8)      Income Taxes
         The provision for income taxes consists of the following for the years ended December 31:

                                                                                    1995             1994
            Current:
                Federal                                                       $    223,346          189,928
                State                                                               62,427           38,942
                                                                                ----------      -----------
                  Total current expense                                            285,773          228,870
                                                                                ----------      -----------
            Deferred:
                Federal                                                           (200,579)        (209,254)
                State                                                              (59,520)         (42,698)
                                                                                ----------      -----------
                  Total deferred benefit                                          (260,099)        (251,952)
                                                                                ----------      -----------
                                                                              $     25,674          (23,082)
                                                                                ==========      ============

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1995 and 1994 are presented below:

                                                                                    1995             1994
          Deferred tax assets:
                State franchise taxes                                         $     23,091           20,860
                Provision for loan losses                                          404,219          408,433
                Deferred loan fees                                                  58,591           65,200
                Section 481 adjustment                                                -               6,157
                Fixed asset depreciation                                            22,352           25,664
                Investment unrealized securities losses                               -              70,297
                Other                                                              369,285           51,131
                                                                                ----------          -------
                  Total gross deferred tax assets                                  877,538          647,742
                  Less valuation allowance                                         (40,000)            -
                                                                                ----------          -------
                  Deferred tax assets                                              837,538          647,742
            Deferred tax liabilities:
                Investment unrealized securities gains                              (4,088)            -
                Other                                                               (3,172)          (3,178)
                                                                                ----------          -------
                  Total gross deferred tax liabilities                              (7,260)          (3,178)
                                                                                ----------          -------
                  Net deferred tax assets                                     $    830,278          644,564
                                                                                ==========          =======


         Net deferred tax assets are included in accrued interest receivable and other assets in the accompanying balance sheets.

         A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that the valuation allowance is sufficient to cover that portion that will not be fully realized. The net change in the total valuation allowance for the years ended December 31, 1995 and 1994 was an increase of $40,000 and a decrease of $13,465, respectively.

         Income tax expense (benefit) attributable to operations was $25,674 and ($23,082) for the years ended December 31, 1995 and 1994, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from operations as a result of the following:

                                                                            1995                     1994

            Computed "expected" tax expense                                34.0%                    (34.0)%
            State franchise tax, net of Federal
                tax benefit                                                 4.0%                     (7.6)%
            Change in the beginning-of-the-year
                allowance for deferred tax assets
                allocated to income tax expense                            82.5%                   (109.9)%
            Other                                                          (9.5)%                   (11.8)%
            Refund of prior year federal and state
                taxes paid                                                (54.6)%                        -
            Increase in state franchise tax rate                           (3.5)%                   (25.2)%
                                                                      ---------                  --------
            Effective income tax rate                                      52.9%                   (188.5)%
                                                                      =========                  ========




(9)      Transactions with Related Parties

         During the normal course of business, the Bank enters into transactions with related parties, including Directors and their affiliates. In the opinion of management, these transactions, which include borrowings from the Bank, are made under substantially the same terms, including interest rates and collateral, as loans to unaffiliated parties and did not involve more than the normal risk of collectibility or present other unfavorable conditions. Loan activity with related parties during 1995 was as follows:

            Loans at December 31, 1994                    $      895,709
            Loan originations                                  2,330,500
            Loan payments                                       (932,936)
                                                              ----------
            Loans at December 31, 1995                         2,293,273
                                                              ==========

         At December 31, 1995 and 1994, the Bank had deposits due to directors, officers and employees totaling $2,639,497 and $782,333, respectively.


(10)     Commitments and Contingencies

         (a)    Financial Instruments With Off-Balance Sheet Risk

         In the normal course of business, the Bank is a party to certain financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         At December 31, 1995, financial instruments whose contract amounts represent credit risk are as follows:
            Commitments to extend credit             $     8,835,000
                                                        =============
            Standby letters of credit                $       594,000
                                                        =============

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing or other real estate.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Collateral obtained, if deemed necessary, is varied. The credit risk characteristics involved in commitments to extend credit and issuing letters of credit are essentially the same as those involved in outstanding loans (see note 4).

         In October 1994, the FASB issued Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments (SFAS 119), effective for financial statements issued for fiscal years ending after December 15, 1994. This statement requires certain disclosures for off-balance sheet derivative financial instruments. As of December 31, 1995, the Bank has no off-balance sheet derivatives requiring additional disclosure under the provisions of SFAS No. 119.

         (b)    Operating Leases

         The Bank leases its office premises under operating leases. The minimum annual lease payments are as follows:

                1996                                  $     80,919
                1997                                        80,919
                1998                                        67,432
                                                         ----------
                Total future minimum lease payments   $    229,270
                                                         ==========

         Lease rental expense amounted to $93,026 and $92,916 in 1995 and 1994, respectively.

         (c)    Litigation

         The Bank is involved in legal actions arising in the normal course of business. In the opinion of management, after consultation with its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Bank's financial condition.


(11)     Regulatory Matters

         The  Federal  Deposit  Insurance   Corporation   (FDIC)  has  specified
         guidelines for purposes of evaluating a bank's capital adequacy. Banks are required to satisfy two separate capital requirements.

         First, a bank must meet a minimum leverage capital ratio ranging from three to five percent based upon the bank's CAMEL (capital adequacy, asset quality, management, earnings, and liquidity) rating. At December 31, 1995, the Bank's leverage capital ratio was 8.46%.

         Second, a bank must meet a minimum risk-based capital ratio of 8.0%. Risk-based capital guidelines vary from leverage capital guidelines by redefining the components of capital, categorizing assets into different risk classes, and including certain off-balance sheet items in the calculation of the capital ratio. The effect of the risk-based capital guidelines is that banks with high risk exposure will be required to raise additional capital while institutions with low risk exposure could, with the concurrence of regulatory authorities, be permitted to operate with the lower capital ratios. At December 31, 1995, the Bank's risk-based capital ratio was 8.23%.

         The amount of dividends that may be paid without the express prior approval of the Bank's regulatory authority is limited to the Bank's current year net income combined with its retained net income for the preceding two years. The Bank paid no dividends in 1995 and 1994.

         On August 16, 1995, the Bank entered into a Memorandum of Understanding (the "Memorandum") with the Federal Deposit Insurance Corporation (the "FDIC") and the California Superintendent of Banks (the "Superintendent") as a result of an examination of the Bank by the FDIC. The Memorandum requires that the Bank take certain actions within specified periods of time. These requirements include, among other things, that the Bank (a) revise and formalize various policies and procedures with respect to board and management supervision, lending and funds management, and compliance with laws, rules and regulations;
         (b) review and maintain an adequate allowance for loan losses; and (c) reduce the balance of classified assets to $2,500,000 and $2,000,000 by December 31, 1995 and June 30, 1996, respectively.

         As of December 31, 1995, classified assets were approximately $2,147,000, compared to $3,082,000 at the time of the examination, representing a reduction of 30%. The level of loan loss reserves represented 2.5% of total loans at December 31, 1995, which management believes to be adequate.


(12)     Subsequent Events

         Subsequent to year end, the Bank incurred a $700,471 loss as a result of an unauthorized overdraft by a customer. As the customer's activities leading up to the overdraft were occurring during 1995, the entire loss was accrued as of December 31, 1995 and is included in other liabilities in the accompanying balance sheets. Management, with the advice of legal counsel, is seeking to recover the amount from the customer. Due to the circumstances surrounding the customer's activities, collectibility is uncertain.


(13)     Fair Values of Financial Instruments

         The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

            Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments are a reasonable estimate of fair value.

            Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. (See note 3).

            Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans (e.g., commercial and industrial loans and consumer loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

            Commitments to extend credit and standby letters of credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

            Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

            Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

            Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, deferred tax liabilities, property, plant, equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in may of the estimates.

            The estimated fair values of the Bank's financial instruments are as follows:
                                                                                 Carrying              Fair
                                                                                  Amount               Value
            Financial assets:
                Cash and short-term investments                            $      10,728,984          10,728,984
                                                                             ===============      ==============
                Investment securities                                      $       3,653,300           3,653,300
                                                                             ===============      ==============
                Loans:
                   Fixed rate:
                      Commercial and industrial                            $       2,681,446           2,680,700
                      Consumer                                                       312,401             312,600
                                                                             ---------------      --------------
                           Total fixed rate                                        2,993,847           2,993,300
                           Variable rate                                          33,844,157          33,844,157
                                                                             ---------------      --------------
                      Less allowance for loan losses                                (907,788)           (907,788)
                      Net deferred origination fees                                 (235,143)           (235,143)
                                                                             ---------------      --------------
                           Net loans                                       $      35,695,073          35,694,526
                                                                             ===============      ==============
            Financial liabilities:
                Deposits:
                   Demand                                                  $      24,346,008          24,346,008
                   Certificates of deposit                                        22,880,661          23,169,000
                                                                             ---------------      --------------

                           Total deposits                                  $      47,226,669          47,515,008
                                                                             ===============      ==============
                                                              Contract           Carrying              Fair
                                                               Amount             Amount               Value
             Unrecognized financial instruments:
             Commitments to extend credit                 $  8,835,000              -                     44,000
                                                            ==========       ===============      ==============
             Standby letters of credit                    $    594,000              -                     29,700
                                                            ==========       ===============      ==============

(14)     Prospective Accounting Pronouncements

         Long-Lived Assets

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS 121). The provisions of SFAS 121 are effective for financial statements issued for years beginning after December 15, 1995. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Additionally, this statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of the carrying amount or fair value less cost to sell. It is Management's opinion that applying the provisions of these statements will not have a significant effect on the Bank's financial position.

         Stock Based Compensation

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS 123). This statement is effective for fiscal years beginning after December 15, 1995. SFAS 123 defines a fair value method of accounting for employee stock options issued and encourages all entities to adopt that method of accounting. However, it also allows an entity to continue to measure compensation cost for stock option plans using the intrinsic value based method of accounting as presented by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, the Bank makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting as defined by SFAS 123 had been applied. It is management's intention to account for stock options under APB Opinion No. 25.

Annex A           Plan of Acquisition and Merger dated January 23, 1997
Annex B           Fairness Opinion of Carpenter & Company
Annex C           Excerpts of Chapter 13 of the California Corporations Code
                  regarding Dissenters Rights

                                                  ANNEX A








                                       PLAN OF ACQUISITION AND MERGER

                                               BY AND BETWEEN

                                             SIERRAWEST BANCORP

                                              SIERRAWEST BANK

                                                    AND

                                              MERCANTILE BANK



                                             TABLE OF CONTENTS

                                                                                                   PAGE




Section  1.       THE MERGER........................................................................1

         1.1      Effective Date....................................................................1

         1.2      Effect of the Merger..............................................................1

Section  2        CONVERSION AND CANCELLATION OF SHARES.............................................2

         2.1      Exchange Amount; Conversion of Shares of Mercantile Common Stock..................2

         2.2      Cash/Stock Election...............................................................3

         2.3      Fractional Shares.................................................................4

         2.4      Surrender of Mercantile Shares....................................................4

         2.5      No Further Transfers of Mercantile Shares.........................................5

         2.6      Adjustments.......................................................................5

         2.7      Personnel Matters.................................................................5

Section  3        COVENANTS OF THE PARTIES..........................................................6

         3.1      Mutual Covenants..................................................................6

                  (a)      Government Approvals.....................................................6

                  (b)      Notification of Breach of Representations, Warranties and
                           Covenants................................................................6

                  (c)      Financial Statements.....................................................6

                  (d)      Press Releases...........................................................7

                  (e)      Access to Properties, Books and Records; Confidentiality.................7

                  (f)      Additional Agreements....................................................7

                  (g)      Advice of Changes........................................................8

                  (h)      Legal Conditions to Merger...............................................8

         3.2      Covenants of Mercantile...........................................................8

                  (a)      Approval by Shareholders.................................................8

                  (b)      Compensation.............................................................8

                  (c)      Conduct of Business in the Ordinary Course...............................9




                                      114


                  (d)      No Merger or Solicitation...............................................11

                  (e)      Changes in Capital Stock; Dividends.....................................11

                  (f)      Employee Welfare Benefit Plans..........................................11

                  (g)      Shareholder Lists and Other Information.................................11

                  (h)      Capital Commitments and Expenditures....................................12

                  (i)      Asset Review............................................................12

         3.3      Covenants of Sierra..............................................................12

                  (a)      Conduct of Business in the Ordinary Course..............................12

                  (b)      Dividends...............................................................13

                  (c)      Indemnification; Insurance..............................................13

Section 4         REPRESENTATIONS AND WARRANTIES OF MERCANTILE. ...................................14

         4.1      Corporate Status and Power to Enter Into Agreements..............................14

         4.2      Articles, Bylaws, Books and Records..............................................15

         4.3      Compliance With Laws, Regulations and Decrees....................................15

         4.4      Capitalization...................................................................15

         4.5      Equity Interest in Any Entity....................................................15

         4.6      Financial Statements, Regulatory Reports.........................................15

         4.7      Tax Returns......................................................................16

         4.8      Material Adverse Change..........................................................16

         4.9      No Undisclosed Liabilities.......................................................16

         4.10     Properties and Leases............................................................17

         4.11     Material Contracts...............................................................17

         4.12     Loans............................................................................18

         4.13     Restrictions on Investments......................................................18




                                      115



         4.14     Employment Contracts and Benefits................................................18

         4.15     Collective Bargaining and Employment Agreements..................................19

         4.16     Compensation of Officers and Employees...........................................19

         4.17     Legal Actions and Proceedings....................................................19

         4.18     Execution and Delivery of the Agreement..........................................19

         4.19     Retention of Broker or Consultant................................................20

         4.20     Insurance........................................................................20

         4.21     Loan Loss Reserves...............................................................20

         4.22     Transactions With Affiliates.....................................................20

         4.23     Information in Sierra Registration Statement.....................................20

         4.24     Accuracy of Representations and Warranties.......................................20

Section 5         REPRESENTATIONS AND WARRANTIES OF SIERRA.........................................21

         5.1      Corporate Status and Power to Enter Into Agreements..............................21

         5.2      Articles, Bylaws, Books and Records..............................................21

         5.3      Compliance With Laws, Regulations and Decrees....................................21

         5.4      Capitalization...................................................................21

         5.5      Financial Statements, Regulatory Reports.........................................22

         5.6      Tax Returns......................................................................22

         5.7      Material Adverse Change..........................................................22

         5.8      Legal Actions and Proceedings....................................................22

         5.9      Execution and Delivery of the Agreement..........................................23

         5.10     No Undisclosed Liabilities.......................................................23

         5.11     No Material Environmental Liabilities............................................23

         5.12     No Material Liabilities Under ERISA..............................................24



                                      116



         5.13     Retention of Broker or Consultant................................................24

         5.14     Loan Loss Reserves...............................................................24

         5.15     Information in Sierra Registration Statement.....................................24

         5.16     Accuracy of Representations and Warranties.......................................25

Section 6         SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934..........................25

         6.1      Preparation and Filing of Registration Statement.................................25

         6.2      Effectiveness of Registration Statement and Listing of Shares....................25

         6.3      Sales and Resales of Common Stock................................................25

         6.4      Rule 145 and Related Matters.....................................................25

Section 7         CONDITIONS TO THE OBLIGATIONS OF SIERRA..........................................26

         7.1      Representations and Warranties...................................................26

         7.2      Compliance and Performance Under Agreement.......................................26

         7.3      Material Adverse Change..........................................................26

         7.4      Approval of Agreement............................................................26

         7.5      Officer's Certificate............................................................26

         7.6      Opinion of Counsel...............................................................26

         7.7      Absence of Legal Impediment......................................................26

         7.8      Effectiveness of Registration Statement..........................................26

         7.9      Government Approvals.............................................................26

         7.10     Tax Opinion......................................................................27

         7.11     Unaudited Financials.............................................................27

         7.12     Rule 145 Undertaking.............................................................27

         7.13     Closing Documents................................................................27

         7.14     Consents.........................................................................28

         7.15     Shareholder Agreements...........................................................28

         7.16     Financial Conditions to Closing..................................................28

                  (a)      Other Real Estate and Non-Performing Loans..............................28

                  (b)      Loan Loss Reserves......................................................28

Section 8         CONDITIONS TO THE OBLIGATIONS OF MERCANTILE......................................28

         8.1      Representations and Warranties...................................................28

         8.2      Compliance and Performance Under Agreement.......................................28

         8.3      Material Adverse Change..........................................................28

         8.4      Approval of Agreement............................................................28

         8.5      Officer's Certificate............................................................29

         8.6      Opinion of Counsel...............................................................29

         8.7      Absence of Legal Impediment......................................................29

         8.8      Effectiveness of Registration Statement..........................................29

         8.9      Government Approvals.............................................................29

         8.10     Tax Opinion or Ruling............................................................29

         8.11     Unaudited Financials.............................................................29

         8.12     Closing Documents................................................................29

         8.13     Fairness Opinion.................................................................29

Section  9        CLOSING..........................................................................29

         9.1      Closing Date.....................................................................29

         9.2      Delivery of Documents............................................................29

         9.3      Filings..........................................................................30

Section  10       EXPENSES.........................................................................30

         10.1     Merger Related Expenses..........................................................30





                                      117



         10.2     Miscellaneous Mercantile Expenses................................................30

Section  11       AMENDMENT; TERMINATION...........................................................30

         11.1     Amendment........................................................................30

         11.2     Termination......................................................................30

         11.3     Termination......................................................................31

         11.4     Breach of Obligations............................................................31

         11.5     Termination and Expenses.........................................................31

Section  12       MISCELLANEOUS....................................................................32

         12.1     Notices..........................................................................32

         12.2     Binding Agreement................................................................32

         12.3     Survival of Representations and Warranties.......................................32

         12.4     Governing Law....................................................................32

         12.5     Attorneys' Fees..................................................................32

         12.6     Entire Agreement; Severability...................................................32

         12.7     Counterparts.....................................................................33

                       Plan of Acquisition and Merger



                  THIS PLAN OF ACQUISITION AND MERGER, dated as of January 23, 1997 ("Agreement"), is made by and between SierraWest Bancorp, a California corporation and a registered bank holding company under the Federal Bank Holding Company Act of 1956 as amended ("BHC"), SierraWest Bank, a California banking corporation (collectively "Sierra") and Mercantile, a California state banking corporation ("Mercantile").

WITNESSETH:

                  A. The Boards of Directors of Sierra and Mercantile deem it advisable and in the best interests of Sierra, Mercantile and their shareholders that Sierra and Mercantile enter into a business combination whereby Sierra's wholly owned subsidiary, SierraWest Bank a California state banking corporation ("Subsidiary") will be merged with Mercantile ("Merger"), with Subsidiary being the surviving corporation.

                  B. The Merger Agreement attached as Exhibit A is intended to be filed with the California Secretary of State ("Merger Agreement") when it has been approved by the Superintendent of Banks of the State of California.

                  C. The Merger is intended to qualify as a tax free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "IRC").

                  D. Pursuant to the Merger, each Mercantile shareholder will receive, in exchange for each share of Mercantile common stock and cash, the number of shares of Sierra common stock determined in accordance with the Exchange Ratio as more fully set forth in this Agreement ("Exchange Ratio").

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:


                  Section 1.  THE MERGER.


                  1.1 Effective Date. Subject to the terms and conditions of this Agreement, the Merger shall become effective at the date on which an executed copy of the Merger Agreement has been certified by the California Secretary of State and filed with the Superintendent of Banks of the State of California ("Superintendent") pursuant to Section 2072 of the California Financial Code, in each case on the Closing Date as defined in Section 9.1 hereof ("Effective Date").


                  1.2 Effect of the Merger.  Subject to the terms and conditions of this Agreement, on the Effective Date, Mercantile shall be merged with and into Subsidiary and the Subsidiary shall be the surviving corporation
("Surviving Corporation") in the merger. All assets, rights, privileges, immunities, power, franchises and interests of Mercantile in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Subsidiary as the Surviving Corporation by virtue of the Merger on the Effective Date without any deed, conveyance or other transfer; the separate existence of Mercantile shall cease and the corporate existence of Subsidiary as the Surviving Corporation shall continue unaffected and unimpaired by the merger; and the Surviving Corporation shall be deemed to be the same entity as each of Mercantile and Subsidiary and shall be subject to all of their duties and liabilities of every kind and description. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of Subsidiary and Mercantile; and any claim existing or action or proceeding pending by or against Subsidiary or Mercantile may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Sierra, Subsidiary or Mercantile shall be impaired by reason of the Merger. The articles of incorporation of Subsidiary shall be the articles of incorporation of the Surviving Corporation and the bylaws of Subsidiary shall be the bylaws of the Surviving Corporation. On the Effective Date, Subsidiary shall assume the operations of, as successor to, Mercantile. On the Effective Date the board of directors of Subsidiary will continue to serve until successors are duly elected and qualified. Subsidiary shall remain a wholly-owned subsidiary of Sierra.


Section 2. CONVERSION AND CANCELLATION OF SHARES..


                  2.1 Exchange Amount; Conversion of Shares of Mercantile Common Stock.

                   (a) For purposes of this Agreement, capitalized terms have the following meanings:

Mercantile Shares                     Issued and  outstanding  shares of
                                      Mercantile   no  par  value  common  stock
                                      ("Mercantile  Shares") as of the Effective
                                      Date.

Exchange Amount                       The Exchange Amount,  consisting of a
                                      Cash Component and a Stock Component, shall be $6,601,000 in the aggregate as adjusted pursuant to Section 2.1(c) below.
                                      The Cash Component shall be reduced by the amount of cash allocated to holders of Mercantile Shares who exercise dissenters' rights pursuant to California Corporations
                                      Code Section 1300 et. seq.

Cash Component                        Cash  portion  of the  Exchange Amount
                                      equal to $3,300,500, less one-half of the amount of any adjustment to the Exchange Amount pursuant to Section 2.1(c) below.

Stock Component                       Newly issued shares of Sierra no par
                                      value common stock  ("Sierra  Shares")
                                      with an  aggregate  Market  Value equal to
                                      the  $3,300,500,   less  one-half  of  the
                                      amount of any  adjustment  to the Exchange
                                      Amount  pursuant to Section  2.1(c) below;
                                      provided however, the total number of newly issued shares of Sierra common stock shall not exceed 250,000.

Per Share Cash Component              The  aggregate  Cash Component divided
                                      by  the   number  of outstanding
                                      Mercantile Shares  on  the Effective Date.

Per Share Stock Component             The aggregate Stock Component divided by
                                      the number of outstanding Mercantile
                                      Shares  on  the Effective Date.

Exchange Ratio                        The Per Share Stock Component divided by
                                      the Market Value.

Market Value                          The average of the closing prices of the
                                      Sierra  Shares  as  reported  in  the
                                      western edition of the Wall Street Journal
                                      for  the 20  trading  days  preceding  the
                                      Determination   Date.   For   purpose   of
                                      determining the average, the divisor shall be only those days on which a trade occurs.

Determination Date                    The fifth business day preceding the
                                      Effective Date.

Adjustment Date                       The last day of the month preceding the
                                      Determination Date.

                  (b) On the Effective Date, by virtue of the Merger and without any action on the part of the holders of Mercantile Shares, the outstanding Mercantile Shares (other than any shares as to which dissenters' rights have been perfected) shall be converted into the right to receive a combination of cash and shares of the common stock, no par value, of Sierra ("Sierra common stock" or "Sierra Shares") with an aggregate value equal to the Exchange Amount. The Cash Component shall be one-half of the Exchange Amount. The Stock Component will comprise the balance of the Exchange Amount, provided that the total number of Sierra Share to be issued shall not exceed 250,000. In the event that the Stock Component of the Exchange Amount reaches the maximum number of Sierra Shares, the Cash Component shall not be adjusted.

                  (c) The $6,601,000 Exchange Amount shall be adjusted as follows:

                  (i) By subtracting an amount derived by multiplying .0744 by the amount by which Mercantile's Core Deposits as of the Adjustment Date are less than $22.7 million. Core Deposits shall be defined as total Mercantile deposits ("Total Deposits") less (i) all certificates of deposit; (ii) all brokered deposits, wholesale deposits or deposits of other depository institutions; (iii) deposits maintained by the officers, directors or shareholders of Mercantile or their related interests to the extent that such deposits exceed $1 million in the aggregate; and (iv) deposits opened or renewed after the date of the Definitive Agreement where the rate exceeds the rates established by Sierra for similar deposit products. Total Deposits for purposes of this calculation shall be determined by averaging the Total Deposits reflected on the books of Mercantile for the 20 business days preceding the Adjustment Date.

                  (ii) By subtracting the amount by which the Mercantile's total shareholder equity as adjusted ("Adjusted Shareholder Equity") is less than $4,912,000 or by adding the amount by which Adjusted Shareholder Equity exceeds $4,912,000. Adjusted Shareholder Equity shall be computed in accordance with Generally Accepted Accounting Principles ("GAAP") but shall reflect the following adjustments which may not be in accordance with GAAP:

                           (A) An amount  necessary to cause the reserves and/or
accruals  allocated to each asset  identified in Schedule 2.1(c)  (including
OREO) equal the amount shown in column H+I of Schedule 2.1(c). A related tax adjustment shall be made. In the event that any asset shown on Schedule 2.1(c) is liquidated or repaid in whole or in part, then such asset, including the related reserves and/or accruals, shall be deleted in whole or in part from
Schedule  2.1(c)  and the Adjusted Shareholder Equity as of the Adjustment Date.

                           (B) An amount necessary to cause  Mercantile's
general loan loss reserves on the Adjustment  Date for all assets not listed on
Schedule 2.1(c) equal the level of reserves required by using the Mercantile's calculation methodology in effect as of December 31, 1996. A related tax adjust-ment shall be made.

                           (C)  An  amount  of  additional   reserves
reflecting any adverse change in Mercantile's assets as of the Adjustment Date and as determined in accordance with Section 3.2(i). A related tax adjust-ment shall be made.

                           (D)  The  amount  necessary  to  increase  the
Valuation Reserve reflected on Mercantile's books to offset the effect of any additional carry-forward tax losses resulting from additions to Mercantile's loan loss reserves or operating losses occurring after December 31, 1996.


                  2.2 Cash/Stock Election..

                  The Exchange Amount will be allocated to the Stock Component and the Cash Component in accordance the following election and procedures (the "Cash/Stock Election").

                  Each Mercantile shareholder may elect to receive his or her portion of the Exchange Amount in either all Sierra shares or all cash. If no election is made, the shareholder will receive a Cash Component equal to 50% of such shareholder's pro rata portion of the Exchange Amount and a Stock Component of 50% of such shareholders pro rata portion of the Exchange Amount.

                  The Cash/Stock Election is subject to the limitation that the aggregate Cash Component for all Mercantile shareholders may not be more than $3,300,500. If the aggregate Cash Component is undersubscribed, the unsubscribed portion of this minimum aggregate Cash Component will be allocated pro rata (by number of shares) among all Mercantile shareholders; if the aggregate Cash Component is oversubscribed, the Cash Component of each Mercantile shareholder electing to receive cash will be reduced pro rata (by number of shares electing to receive cash) so that the aggregate Cash Component of all Mercantile shareholders will equal $3,300,500, as adjusted. The total of the Cash Component and the Stock Component will always equal the Exchange Amount as adjusted and subject to the limitation on the total number of Sierra Shares to be issued as part of the Exchange Amount.

                  A Mercantile shareholder need not, and may not, make a Cash/Stock Election until after the Effective Date. Immediately following the Effective Date, Sierra shall send to each Mercantile shareholder a letter of transmittal describing the Cash/Stock Election in more detail and providing forms for making the Cash/Stock Election, as desired.

                  The Cash/Stock Election, if made, must be made for all shares held in the name of the Mercantile shareholder. A Mercantile shareholder who holds shares in two or more capacities or in different names may make a separate Cash/Stock Election for each name or capacity in which shares are held. However, shares represented by a single certificate may make only one Cash/Stock Election.

                  Mercantile shareholders who make a Cash/Stock Election have no assurance that they will receive all cash or all stock or any specific proportion thereof.


                  2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Sierra common stock shall be issued to holders of Mercantile Shares. In lieu thereof, each such holder entitled to a fraction of a share of Sierra common stock shall receive, at the time of surrender of the certificate or certificates representing such holder's Mercantile Shares, an amount in cash equal to the Market Value per share of the common stock of Sierra, multiplied by the fraction of a share of Sierra common stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.


                  2.4 Surrender of Mercantile Shares..

                  (a) Prior to the Effective Date, Sierra shall appoint any bank or trust company (having capital of at least $50 million) mutually acceptable to Mercantile and Sierra, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Mercantile Shares at and after the Effective Date, Sierra shall issue and deliver to the Exchange Agent certificates representing the Sierra Shares, as shall be required to be delivered to holders of Mercantile Shares. As soon as practicable after the Effective Date, each holder of Mercantile Shares converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more certificates for such Mercantile Shares for cancellation, will be entitled to receive a certificate representing the number of Sierra Shares determined in accordance with Section
2.1 and a payment in cash with respect to the Cash Component and fractional shares, if any, determined in accordance with Section 2.3.

                  (b) No dividends or other distributions of any kind which are declared payable to stockholders of record of the Sierra Shares after the Effective Date will be paid to persons entitled to receive such certificates for Sierra Shares until such persons surrender their certificates representing Mercantile Shares. Upon surrender of such certificate representing Mercantile Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Sierra Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

                  (c) If any certificate for Sierra Shares is to be issued in a name other than that in which the certificate for Mercantile Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Sierra Shares in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Sierra and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

                  (d) All dividends or distributions, and any cash to be paid pursuant to the Cash Component or Section 2.3 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing Mercantile Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Sierra, and after such time any holder of a certificate representing Mercantile Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Sierra for payment or delivery of such dividends or distributions or cash, as the case may be.


                  2.5 No  Further   Transfers  of  Mercantile   Shares.  At  the
Effective Date, the stock transfer books of Mercantile shall be closed and no transfer of Mercantile Shares theretofore outstanding shall thereafter be made.


                  2.6 Adjustments. If, between the date of this Agreement and the Effective Date, the outstanding Sierra common stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the number of Sierra Shares to be issued and delivered in the Merger in exchange for each outstanding Mercantile Share shall be correspondingly adjusted. For purposes of this Section 2.6, conversion of Sierra convertible debentures shall not be considered an adjustment to Sierra Shares.


                  2.7 Personnel Matters..

         (a) Employment At Effective Date. Not later than 30 days prior to the Determination Date, Sierra shall notify Mercantile in writing of those employees who shall be eligible for employment by Sierra or Subsidiary following the Effective Date. Any Mercantile employee who is not identified by Sierra as being eligible for employment shall be terminated by Mercantile immediately prior to the Effective Date. Mercantile shall make severance payments to those employees who are not eligible for employment by Sierra in the amount for each such employee of not less than two weeks salary plus one additional week of salary for each year served. Mercantile may, in its sole discretion, make additional special bonus payments to retain employees who are deemed necessary to complete the Merger. All such payments shall have been included in the calculation of Adjusted Shareholder Equity and shall be paid or accrued on or before the Adjustment Date. Such payments shall be conditioned upon the receipt of enforceable releases from such employees. In terminating such employees, Mercantile shall abide by all internal policies and all legal requirements for termination of employment. From the date of this agreement through the Effective Date, Mercantile shall consult with the human resources representative of Sierra, who shall be designated in writing to Mercantile by Sierra, and keep that representative advised as to all matters related to employment. From the day of the Effective Date or any time thereafter, former employees of Mercantile who are employed by Sierra following the Effective Date may be terminated by Sierra, with or without cause, for any reason not prohibited by law. Notwithstanding anything to the contrary described in this paragraph above, Mercantile employee Denis Long shall be eligible for employment by Sierra provided that he and Sierra shall have agreed to the terms of employment on or before the Determination Date; provided, in the event that he has not reached agreement with Sierra by such date, Mercantile shall have no obligation to terminate Denis Long prior to the Effective Date.

         (b) Retirement Benefits. Employees of Subsidiary formerly employed by Mercantile on the Effective Date shall be eligible for participation in the Sierra 401(k) plan and employee stock option plan at the earliest normal entry date following the Effective Date as allowed by applicable law and the provisions of Sierra's benefit plans, so long as such employees then meet the eligibility requirements for participation in the Sierra plan. The former employees of Mercantile who are employed by Subsidiary will be credited for years of prior service with Mercantile for vesting (non-forfeitability) of accrued benefits in the Sierra plans to the fullest extent such credit for such prior service is permitted by Sierra's plans and by the laws, rules and regulations of the Internal Revenue Service and the Employee Income Security Act of 1974, as amended.

         (c)      Other Benefit Plans.

                  (i) After the Effective Date, any or all Mercantile welfare benefit plans shall be terminated by Sierra. Subsidiary employees formerly employed by Mercantile immediately prior to the Effective Date shall be eligible for participation in any existing Sierra plan, so long as such employee would otherwise be eligible to participate in such plan.

                  (ii) Employees of Subsidiary formerly employed by Mercantile on the Effective Date will receive credit for length of service with Mercantile for determination of eligibility or participation in the Sierra (A) health service plans, or (B) long-term disability, voluntary accident and life insurance plans.

         (d)      Other Benefits.

                  (i) Employees of Subsidiary formerly employed by Mercantile on the Effective Date will retain vacation benefits accrued with Mercantile prior to the Effective Date, subject to Sierra's maximum accrual and carryover limitations for such benefits; and will also retain the amount of sick leave benefit eligibility on Mercantile's records prior to the Effective Date, to be available subject to Sierra's policy for sick leave benefits; provided, however, Mercantile shall have accrued the cost of such benefits on the books of Mercantile on or before the Adjustment Date. Following the Effective Date, all employees shall be subject to the standard policies of Sierra for accrual of such benefits.

                  (ii) Employees of Subsidiary formerly employed by Mercantile on the Effective Date will be subject to the severance policies in effect for all Sierra employees.


Section 3. COVENANTS OF THE PARTIES..


                  3.1 Mutual Covenants.


                  (a) Government Approvals. Each party will use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all such steps within their reasonable control to obtain (i) the waiver of an application or prior approval of the Merger by the Board of Governors of the Federal Reserve System ("FRB") under the BHC, (ii) the prior approval of the Superintendent to the Merger; (iii) the prior approval of the Federal Deposit Insurance Corporations ("FDIC") under the Bank Merger Act, and
(iv) all other consents and approvals of government agencies as are required by law or otherwise, and shall do any and all acts and things necessary or appropriate in order to cause the Merger to be consummated on the terms provided in the Merger Agreement and this Agreement as promptly as practicable. The approvals referred to in clauses (i)-(iv) of this Section 3.1(a) are hereinafter referred to as the "Government Approvals." Each party shall respond to a written request for information sought by the other for the purpose of obtaining the Government Approvals promptly and in all cases within 10 days after receipt of such request.


                  (b) Notification of Breach of Representations, Warranties and Covenants. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a material breach of any of the representations, warranties or covenants of that party contained or referred to in the Merger Agreement or this Agreement and shall use its reasonable best efforts to prevent the same or remedy the same promptly.


                  (c) Financial Statements.

                  (i) Each party has delivered or shall deliver to the other party promptly after they become available true and correct copies of audited financial statements as of such date and covering such period as may be necessary to satisfy the minimum requirements of the Securities and Exchange Commission ("Commission") and other governmental authorities having approval authority over the Merger. The financial statements for such year ends have been or shall be audited by their respective independent certified public accounting firms which have been engaged in the past and include or shall include an unqualified opinion of each such accounting firm, to the effect that such financial statements have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the respective parties at the dates indicated and for the periods then ending.

                  (ii) Each party shall provide to the other party promptly after they become available copies of all financial statements and proxy statements issued or to be issued to either party's shareholders and/or directors after December 31, 1996, and at or prior to the Effective Date.

                  (iii) Each party has delivered or shall deliver, to the other party true and complete copies of its Annual Report to Shareholders for the years ended December 31, 1995, 1994 and 1993, all periodic reports (including interim quarterly financial statements) since December 31, 1993, all proxy statements and other written material furnished to its shareholders since December 31, 1993, and all other material reports, including year-end call reports, relating to Sierra and Mercantile filed by Sierra and Mercantile with the FRB , the Superintendent or the FDIC during 1993 through 1996 and in 1997 prior to the Effective Date. As of its date, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.


                  (d) Press Releases. Neither party shall issue any press release or written statement for general circulation relating to this Agreement unless previously provided to the other party for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with the other party in the development and distribution of all news releases and other public information disclosures with respect to the Merger, this Agreement or the Merger Agreement; provided that either party may, without the consent of the other party, make any disclosure with regard to this Agreement that it determines, upon advice of counsel, is required under any applicable law or regulation.


                  (e) Access to Properties, Books and Records; Confidentiality. Prior to the Effective Date, each party shall (except as may be prohibited by applicable law) give the other party and its officers, employees, agents and representatives full access, during normal business hours and upon reasonable notice, to all of its properties, books, contracts, records and facilities including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examinations and correspondences. Each party shall also use its reasonable best efforts to cause its independent accounting firm to make available to the other party, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, such firm's work papers and documentation relating to its work papers and its audits of the books and records of each party. Each party shall make available to the other originals or copies, at the responding party's election, of such documents and records as the other may reasonably request. The availability or actual delivery of such information about either party shall not affect the covenants, representations and warranties of either party contained in this Agreement and in the Merger Agreement. Each party shall respond to any written request for information promptly and in all cases within 10 days after receipt of such request. Each party shall use its reasonable best efforts to cause its officers, directors, employees, auditors and attorneys to cooperate with the other in its reasonable requests for information except that no information which is reasonably determined to be the subject of the attorney client privilege shall be required to be disclosed. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents therefore delivered by the other party as the other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any governmental agency or authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted.


                  (f) Additional Agreements. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Sierra. Pending the Effective Date, Sierra and Mercantile shall consult with one another and cooperate as reasonably requested by Sierra to facilitate the integration of their respective operations as promptly as practicable after the Effective Date. Such cooperation shall include, if requested, communicating with employees, consultation regarding material contracts, renewals, and capital commitments to be entered into by Mercantile, coordination regarding third-party service agreements with a view to providing common products and services as expeditiously as practicable following the Effective Date, making arrangements for employee training prior to the Effective Date and taking action to facilitate an orderly conversion of data processing operations to occur promptly following the Effective Date, provided that the cooperation required under this Section 3.1(f) shall not be deemed to require actions that would materially delay or impede the Merger.


                  (g) Advice of Changes. Sierra and Mercantile shall promptly advise the other party of any change or event having, or that would be reasonably likely to have, a material adverse effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.


                  (h) Legal Conditions to Merger. Each of Sierra and Mercantile shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper, or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the respective conditions set forth in Sections 7 and 8 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required to be obtained by Mercantile or Sierra in connection with the Merger and the other transactions contemplated by this Agreement.


                  3.2 Covenants of Mercantile.


                  (a) Approval by Shareholders. Mercantile shall cause the Merger, this Agreement and the Merger Agreement to be submitted promptly for the approval of its shareholders in the most expeditious manner available, either by consent solicitation of sufficient shareholders to cause approval of the Merger or at a meeting to be called and held in accordance with applicable laws. If such approval is to be taken by meeting Mercantile shall cause appropriate proxy materials ("Proxy Materials") to be prepared and, if necessary, approved by appropriate regulatory authorities as promptly as practicable and, when approved or otherwise deemed effective, with any amendments thereto that may in the judgment of its counsel be necessary or desirable, to be mailed to shareholders of Mercantile. Subject to the fiduciary duty of the Board of Directors of Mercantile, the Proxy Materials shall include therein a recommendation that Mercantile shareholders vote to approve the proposed Merger. The Proxy Materials shall be subject to prior approval by Sierra. In the event that such is required by applicable securities laws, Sierra shall prepare for inclusion in the Proxy Materials an appropriate registration statement/prospectus which Mercantile shall assist with by providing such information and documents as may be required in an expeditious and timely manner. Unless approval is provided by consent solicitation, Mercantile shall hold its shareholder meeting as soon as possible but no later than June 15, 1997, unless prevented from doing so by the regulatory authorities or by delays in obtaining or conditions imposed by the Government Approvals. Subject to its continuing fiduciary duty to the shareholders of Mercantile, the members of the Board of Directors of Mercantile shall at all times prior to and during such meeting of its shareholders recommend that the transactions contemplated hereby be adopted and approved and, subject to such duty, use its reasonable best efforts to cause such adoption and approval.


                  (b) Compensation. Except for standard annual review of employees and the normal wage increases incident thereto and subject to the provision of Section 2.7(a) hereof, Mercantile shall not make or approve any increase in the compensation payable or to become payable by it to any of its directors, officers, employees or agents (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement); nor shall any bonus payment or any agreement or commitment to make a bonus payment be made other than the obligations to make distributions reflecting 1996 profits under Mercantile's profit sharing plan, nor shall any stock option, warrant or other right to acquire capital stock be granted; nor shall any existing employment agreement be extended or renewed or modified on terms more favorable to the employee than those that are currently contained in such contract; nor shall any employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by Mercantile with any such directors, officers, employees or agents unless Sierra has given its prior written consent. Without prior notification to Sierra, Mercantile shall not hire any new employee at an annual rate in excess of current customary practice or, in any event, in excess of $40,000 per year.

                  (c) Conduct of Business in the Ordinary Course. Prior to the Effective Date:

                  (i) Except as expressly contemplated or permitted in this Agreement, Mercantile shall conduct its businesses in the Ordinary Course as heretofore conducted. For purposes of this Agreement, the "Ordinary Course" of Mercantile shall consist of banking and related businesses as presently conducted or consistent with good banking practices or by it and permitted under applicable laws. Unless Sierra has given its previous written consent to any act or omission to the contrary (which Sierra shall not unreasonably withhold), Mercantile shall, until the Effective Date, cause its officers to use their reasonable best efforts to:

                           (A)      preserve its business and business organiza-
tions intact;

                           (B)      preserve  the  good  will  of  customers
and  others  having   business relations  with it and take no action that would
impair the benefit to the other party of the goodwill of it or the other benefits of the Merger;

                           (C)      consult  with Sierra as to the making of any
decisions or the taking of any actions in matters other than in the Ordinary Course and cooperate with all reasonable requests of Sierra that, in the reasonable judgment of Sierra, are necessary to successfully complete the transactions contemplated by this Agreement, including permitting a designated representative or representatives of Sierra to attend and participate (but not vote) in all loan committee meetings and board of directors meetings, provided such Sierra representative may be excluded from any portion of a board of directors meeting which relates to the Merger or any examination report or response thereto, or is reasonably determined to be the subject of the attorney client privilege;

                           (D)      maintain  its  properties  in  customary
repair,   working  order  and condition (reasonable wear and tear excepted);

                           (E)      comply in all material  respects with all
laws,  regulations and decrees applicable to the conduct of its business;

                           (F)      keep in force at not  less  than its present
limits all policies of insurance, including deposit insurance of the FDIC, to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

                           (G)       except as provided in Section  2.7(a) keep
available to the other party the services of its present officers and employees (it being understood that both parties shall have the right to terminate the employment of any of its officers or employees in accordance with its established employment procedures);

                           (H)      comply  in  all  material  respects  with
all orders, agreements and memoranda of understanding with respect to it made by or with any regulatory authority of competent jurisdiction, and promptly forward to the other party all communications received from any such authority that are not prohibited by such authority from being so disclosed and inform the other party of any material restrictions imposed by any govern-mental authority on its business;

                           (I)      file in a  timely  manner  (taking  into
account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

                           (J)      conduct an  environmental  audit prior to
foreclosure on any property concerning which it has knowledge, or should have knowledge, that asbestos or asbestos-containing material, PCB's or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of such audit to and consult with the other party regarding the significance of the audit prior to the foreclosure on any such property;

                           (K)      not sell, lease,  pledge,  assign,  encumber
or otherwise dispose of any of its assets except other real estate owned or other property in the Ordinary Course, in each case for adequate value, with-out recourse and consistent with its customary practice;

                           (L)      not make,  renegotiate,  renew, increase,
extend or purchase any loans, advances or loan commitments, in each case to any of its officers, directors or any affiliated or related persons of such
directors or officers  except in the Ordinary  Course   consistent  with  its
established  loan  procedures  and  in compliance with FRB Regulation O;

                           (M) not take any action to create,  relocate or
terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity;

                           (N)      not settle or otherwise  take any action to
release or reduce any of its rights with respect to any litigation involving a claim of more than $50,000 in which it is a party without the consent of Sierra which consent shall not be unreasonably withheld; and

                           (O)      maintain an allowance for loan losses which,
in addition to meeting the requirements of Section 2.1(c), shall be in substantial compliance with the comments of the FDIC in its most recent Report of Examination.

                  (ii) Mercantile shall not, without first having obtained the written consent of Sierra which consent shall not be unreasonably withheld, cause its officers to:

                           (A)      commit itself to any loan or renewal or
restructure of an existing loan with a principal amount in excess of $40,000 if unsecured, or in excess of $80,000 and with a loan-to-value ratio above 75% if secured by real property, provided that Sierra's consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within one business day after receipt of written notice directed to the Chief Credit Officer of Sierra, together with sufficient supporting information to allow Sierra to make an informed judgment, and Sierra shall not unreasonably withhold its con-sent; provided, further, that any consent given by Sierra shall be binding only if given by such person or persons who are identified in writing by Sierra; provided, further, no loan with an interest rate below the rate for loans comparable to rates for similar loans by Sierra shall be granted or approved by Mercantile. Notwithstanding any of the provisions of this paragraph, Mercantile may proceed with making any loan not consented to by Sierra and such loan shall be added to Schedule 2.1(c), a reserve shall be established for such loan in accordance with Sierra methodology and such loan shall be reviewed by the independent loan reviewer as set forth in Section 2.1(c)(ii)(C);

                           (B)      purchase or sell any  investment  security
with a maturity in excess of three years;

                           (C)      issue any  certificate  of deposit  with a
rate of interest in excess of 50 basis points above the rate sheets provided weekly to Mercantile by Sierra; or

                           (D)      enter into or renew any contract  having a
duration extending beyond 9 months from the date of this Agreement, whether or not in the Ordinary Course.

                  (iii) It is understood and agreed by the parties hereto that any consent sought of Sierra or required by Mercantile pursuant to Section 2.4(c) or any other provision of this Agreement shall be deemed to be given following five (5) business days advanced notice by Mercantile to Sierra, which notice shall include such information as Sierra shall reasonably request or unless the comments of Sierra have been addressed by Mercantile.

                  (d) No Merger or Solicitation.

                  (i) Prior to the Effective Date, Mercantile and its Board of Directors and officers shall not initiate negotiations toward, or otherwise effect or agree to effect, any Business Combination involving Mercantile, acquire or agree to acquire any of its own capital stock or the capital stock (except in a fiduciary capacity) or assets (except in the Ordinary Course) of any other entity, or commence any proceedings for winding up and dissolution affecting it. "Business Combination" shall mean any Merger, sale or purchase of a subsidiary, sale or purchase of a substantial portion of any entity's assets, or tender offer or other means of acquisition of substantially all the outstanding capital stock of any entity.

                  (ii) Prior to the Effective Date, neither Mercantile nor any officer, director or affiliate of Mercantile, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by Mercantile shall (A) solicit or initiate, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination with Mercantile; or (B) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning Mercantile's business and properties or afford any such other party access to Mercantile's properties, books or records or otherwise assist or encourage any such other party in connection with the foregoing except in satisfaction of the Board of Directors' fiduciary duties as determined on the advice of counsel; or (C) furnish or cause to be furnished any information concerning the business, financial condition, operations, properties or prospects of Mercantile to another person, having any actual or prospective role with respect to any such transaction, provided, however, that the Mercantile shall not be prohibited from reviewing or responding in any way to unsolicited proposals involving such transactions.

                  (iii) Mercantile shall notify Sierra immediately of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in it or engage in any Business Combination with it.


                  (e) Changes in Capital Stock; Dividends. At or after the date hereof and at or prior to the Effective Date, except with the prior written consent of Sierra or as otherwise provided in this Agreement:

                  (i) Mercantile shall not amend its Articles of Incorporation or Bylaws; make any change in its authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its shares of capital stock or other equity securities or enter into any agreement, call or commitment of any character to do so; grant or issue any stock option relating to, right to acquire, or security convertible into, shares of its capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, capital stock or other equity security of its companies, or agree to do any of the foregoing, except as expressly provided herein; and

                  (ii) Mercantile shall not declare, set aside or pay any cash or stock dividend or other distribution in respect of its common stock.


                  (f) Employee Welfare Benefit Plans. Mercantile agrees that its employee welfare benefit plans, as defined in Section 3(1) of ERISA, may be terminated, frozen, modified or merged into Sierra's employee welfare benefit plans as of or after the Effective Date, as determined by Sierra, in each case consistent with Section 4980B of the Internal Revenue Code ("IRC"). On the Effective Date, Mercantile employees will commence participation in Sierra's welfare benefit plans on the same terms as Sierra employees.


                  (g) Shareholder Lists and Other Information. After execution hereof, Mercantile shall from time to time make available to Sierra, upon request, a list of its shareholders and their addresses, a list showing all transfers of the its common stock and such other information as Sierra shall reasonably request regarding both the ownership and prior transfers of Mercantile's common stock.


                  (h) Capital Commitments and Expenditures. After the execution of this Agreement, no new capital commitments shall be entered into and no capital expenditures shall be made by Mercantile, including but not limited to creation of any new branches and acquisitions or leases of real property, except commitments or expenditures within existing operating and capital budgets furnished to and approved by Sierra and commitments and expenditures not exceeding $15,000 in the aggregate.


                  (i) Asset Review. Mercantile shall continue to engage its internal asset review examiners to identify potential losses with respect to loans and other assets on its books and who shall have reviewed all NPAs, as defined in Section 7.16(a) hereof, and other classified or criticized assets as of a date within the end of the month preceding the Adjustment Date. Mercantile shall promptly provide a copy of such reports to Sierra. Between the date of this Agreement and the end of the month preceding the Adjustment Date, all assets of Mercantile, including classified or criticized and NPAs, may be reviewed by Sierra and Sierra provide, not later than the last day of the month preceding the Adjustment Date, a report thereon to Mercantile setting forth Sierra's grading or other assessment thereof (including accounting treatment and loss recognition) utilizing Mercantile's regular loan/OREO review criteria consistent with GAAP and RAP. Mercantile may either accept and implement Sierra's grading or other assessments (including accounting treatment and loss recognition) concerning loans or OREO, or, if it does not agree with Sierra's conclusions as set forth in the report, refer the matter for resolution by the independent loan and appraisal experts agreed to in writing by the parties (the "Independent Loan Reviewer" or "Independent Appraiser") who shall immediately review and/or appraise said loan(s) or OREO utilizing Mercantile's regular loan/OREO review criteria consistent with GAAP and RAP. The parties agree that if the Independent Loan Reviewer believes it necessary to retain an Independent Appraiser (or if such an Appraiser is required by the penultimate sentence below), the selection and supervision thereof of said Appraiser shall be at the discretion and under the control of the Independent Loan Reviewer. Mercantile agrees to recognize on its books and records all loan losses and record all OREO at their net realizable value (and record related OREO expenses) based on the review/appraisal by the Independent Loan Reviewer or Independent Appraiser no later than the Adjustment Date. Sierra and Mercantile agree to accept the determinations of the Independent Loan Reviewer and Independent Appraiser. With respect to any OREO, based on all known information available from time to time, if it appears that the then current independent appraisals may not be accurate or upon request of and at the expense of Sierra, Mercantile shall immediately obtain updated independent appraisals by an Independent Appraiser (utilizing Mercantile's regular criteria consistent with GAAP and RAP) and provide copies of all such appraisals to Sierra. Any new or additional writedowns or OREO expenses shall be recorded immediately upon receiving any updated independent appraisal. The costs of the neutral loan reviewer shall be shared equally by the parties. Notwithstanding the foregoing, nothing herein shall require a reduction of the reserves as set forth on Schedule 2.1(c) except as provided in Section 2.1(c)(ii)(A).


                  3.3 Covenants of Sierra.


                  (a) Conduct of Business in the Ordinary Course.  Prior to the
                     Effective Date

                  (i) In the event that Sierra undertakes any transaction or series of transactions outside the ordinary course of business prior to the Effective Date, as soon as is practicable following the determination to proceed with such a transaction or transactions, Sierra shall advise the board of directors of Mercantile of such determination. For purposes of this Agreement, the "Ordinary Course" of Sierra shall consist of banking and related businesses as permitted under applicable banking laws. Unless Mercantile has given its previous written consent to any act or omission to the contrary, Sierra shall, until the Effective Date, cause its officers to use their reasonable best efforts to:

                           (A)  preserve its business and business organizations
intact;

                           (B) preserve  the good will of customers  and others
having business relations with it and take no action that would materially impair the benefit to the other party of the goodwill of it or the other benefits of the Merger;

                           (C) maintain its  properties  in customary  repair,
working  order and condition (reasonable wear and tear excepted);

                           (D) comply with all laws,  regulations  and decrees
applicable to the conduct of its business;

                           (E) use its  reasonable  best  efforts  to keep in
force at not less than its present limits all policies of insurance, including deposit insurance of the FDIC, to the extent reasonably practic-able in light of the prevailing market conditions in the insurance industry;

                           (F) comply  with all orders,  agreements  and
memoranda of understanding withrespect to it made by or with any regulatory authority of competent jurisdiction;

                           (G) file in a timely manner  (taking into account any
extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

                           (H) not sell,  lease,  pledge,  assign,  encumber or
otherwise dispose of any of its assets except for adequate value, without recourse and consistent with its customary practice; and

                           (I) not make,  renegotiate,  renew,  increase,
extend or purchase any loans, advances or loan commitments, in each case to any of its officers, directors or any affiliated or related persons of such
directors or officers  except in the Ordinary  Course   consistent  with  its
established  loan  procedures  and  in compliance with FRB Regulation O.

                  (ii) It is understood and agreed by the parties hereto that any consent sought of Mercantile or required by Sierra pursuant to Section 2.4(c) or any other provision of this Agreement shall be deemed to be given following five (5) business days advanced notice by Sierra to Mercantile, which notice shall include such information as Mercantile shall reasonably request or unless the comments of Mercantile have been addressed by Sierra.




                  (b) Dividends. At or after the date hereof and at or prior to the Effective Date, except with the prior written consent of Mercantile or as otherwise provided in this Agreement, Sierra shall not declare, set aside or pay any cash dividend or other distribution in respect of its common stock other than, in the discretion of the board of directors of Sierra, regular cash dividends not to exceed $0.50 per share on an annual basis.


         (c) Indemnification; Insurancee.

                  (i) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Mercantile ("Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Mercantile or any predecessor or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Date, Sierra shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to then after consultation with Sierra; provided, however, that (1) Sierra shall have the right to assume the defense thereof and upon such assumption Sierra shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sierra elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sierra and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Sierra, and Sierra shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sierra shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded; based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case, Sierra shall be obligated to pay for such separate counsel, (3) Sierra shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and
(4) Sierra shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 3.3(c), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sierra thereof, provided that the failure to so notify shall not affect the obligations of Sierra under this Section 3.3(c) except to the extent such failure to notify materially prejudices Sierra. Sierra's obligations under this Section 3.3(c) continue in full force and effect for a period of four (4) years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim ("Claim") asserted or made within such period shall continue until the final disposition of such Claim and provided further that Sierra shall have the right of setoff against any payments required to be made by Sierra to an Indemnified Party pursuant to this Section 3.3(c) to the extent that such Indemnified Party shall have received the indemnification to which such Indemnified Party is entitled from an insurer under a directors' and officers' liability insurance policy maintained by Mercantile or Sierra. As of the Effective Date, Sierra may in its discretion request that its insurance carrier, or Mercantile's insurance carrier, for directors' and officers' liability insurance provide extended coverage for the liability to the directors and officers of Mercantile for such period as Sierra deems appropriate.

                  (ii) In the event Sierra or any of its  successors  or assigns
(A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Sierra assume the obligations set forth in this section. The provisions of this Section 3.3(c) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.


Section 4. REPRESENTATIONS AND WARRANTIES OF MERCANTILE..

                  Mercantile represents and warrants to Sierra that, except as set forth on a Schedule attached to this Agreement and corresponding in number with the applicable section:


                  4.1 Corporate Status and Power to Enter Into Agreements. (i) Mercantile is a banking corporation duly incorporated, validly existing and in good standing under California law, (ii) subject to the Government Approvals and to the approval of this Agreement and the transactions contemplated hereby by the shareholders of Mercantile, Mercantile has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii)
Mercantile holds a currently valid license issued by the Superintendent to engage in the business of commercial banking in California at its principal office in Sacramento, California and (iv) Mercantile is not subject to any order of the FDIC, the Superintendent or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of Mercantile nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. Mercantile's deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation.


                  4.2 Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of Mercantile heretofore delivered to Sierra are complete and accurate copies thereof as in effect on the date hereof. The minute books of Mercantile made available to Sierra contain a complete and accurate record of all meetings of Mercantile's Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Mercantile fairly reflect the material transactions to which Mercantile is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.


                  4.3 Compliance With Laws, Regulations and Decrees.  Mercantile
(i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank other than where such noncompliance or default is not likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on Mercantile taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed, and (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of Mercantile as now being conducted.


                  4.4 Capitalization. The authorized capital stock of Mercantile consists of 1,000,000 shares of Mercantile common stock, no par value, of which 336,980 are duly authorized, validly issued, fully paid and nonassessable except as provided in Section 662 of the California Financial Code, and currently outstanding. Said stock has been issued in compliance with all applicable securities laws. There are no outstanding (A) options, agreements, calls or commitments of any character which would obligate Mercantile to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any Mercantile common stock or any other equity security of Mercantile, or (B) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of Mercantile common stock or any other equity security of Mercantile.


                  4.5 Equity Interest in Any Entity. Except as collateral for outstanding loans held in its loan portfolio, Mercantile does not own, directly or indirectly, any equity interest in any bank, corporation or other entity.


                  4.6 Financial Statements, Regulatory Reports. No financial statement or other document to be provided to Sierra by Mercantile under this Agreement, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. Mercantile has filed all material documents and reports required to be filed by it with the FDIC, the Superintendent and any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to Mercantile required by governmental authorities and regulatory agencies having jurisdiction over Mercantile have been taken, including compliance with any of the FDIC or the Superintendent in their most recent Reports of Examination. Mercantile has not received any notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, where such non-compliance or default is likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on Mercantile taken as a whole, or (ii) threatening to revoke any license, franchise, permit or governmental authorization. Mercantile has paid all assessments made or imposed by any governmental agency. Mercantile has delivered to Sierra copies of all annual management letters and opinions, and has made available to Sierra for inspection all reviews, correspondence and other documents in the files of Mercantile prepared by its independent accounting firm delivered to Mercantile since December 31, 1995. The financial records of Mercantile have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Mercantile in the operation of its business to generate and retrieve its financial records are adequate for the current needs of Mercantile.


                  4.7 Tax Returns.

                  (i) Mercantile has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by it, and each such return, report or other information was, when filed, complete and accurate in all material respects. Mercantile has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed to Sierra and are disclosed on Schedule
4.7 hereto. Mercantile has not been requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. Other than as disclosed in writing to Sierra, there are no claims pending against Mercantile for any alleged deficiency in the payment of any taxes, and Mercantile does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. As to such tax claims, Mercantile has accrued on its books an amount that is believed to be sufficient to pay all such taxes, including interest and penalties that may be due, and has reduced tangible shareholders' equity by such amount. There has been no event, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Article XIII.A of the California Constitution, of any real property owned in whole or in part by Mercantile or to Mercantile's knowledge, of any real property leased by Mercantile.

                  (ii) Mercantile has delivered to Sierra copies of all its tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1994 and 1995.

                  (iii) No consent has been filed relating to Mercantile pursuant to Section 341(f) of the IRC.


                  4.8 Material Adverse Change. Except as heretofore disclosed in writing by Mercantile to Sierra, since September 30, 1996, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of Mercantile (whether or not in the Ordinary Course), (ii) no change in any of the assets, licenses, permits or franchises of Mercantile that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of Mercantile, except in the Ordinary Course; and (v) no disposition by Mercantile of one or more assets that, individually or in the aggregate, are material to Mercantile, except sales of assets in the Ordinary Course.


                  4.9 No Undisclosed Liabilities. Except for items for which reserves have been established or accrued and recorded in the audited balance sheets of Mercantile as of December 31, 1995, Mercantile has not incurred or discharged, and is not legally obligated with respect to any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course after such date. No agreement pursuant to which any loans or other assets have been or will be sold by Mercantile entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the seller, to cause Mercantile to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Mercantile. Mercantile has not knowingly made and shall not make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the stock of Mercantile has been declared, set aside or paid, nor have any shares of the stock of Mercantile been purchased, redeemed or otherwise acquired, directly or indirectly, by Mercantile since December 31, 1995.


                  4.10 Properties and Leases.

                  (a) Mercantile has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title, free and clear of all liens and encumbrances, to all other property and assets, tangible and intangible, reflected in the Mercantile balance sheet as of December 31, 1995 (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since December 31, 1995, in the Ordinary Course), except (i) liens for taxes or assessments not delinquent, (ii) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the Mercantile balance sheet as of December 31, 1995, or as currently shown on the books and records of Mercantile and which do not interfere with or impair its present and continued use, (iii) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to Sierra. All tangible properties of Mercantile conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of Mercantile are in a good state of maintenance and repair and are adequate for the current business of Mercantile. No properties of Mercantile, and, to Mercantile's knowledge, no properties in which it holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To Mercantile's knowledge, Mercantile does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respect with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by Mercantile, Mercantile has not controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such asset under applicable environmental laws.

                  (b) All properties held by Mercantile under leases are held by it under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of Mercantile, and Mercantile enjoys quiet and peaceful possession of such leased property. Mercantile is not in default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

                  (c) Except as disclosed to Sierra in writing, all of Mercantile's rights and obligations under the leases referred to in Section (b) above do not require the consent of any other party to the transactions contemplated by this Agreement and the Merger Agreement. Where required, Mercantile shall obtain, prior to the Effective Date, the consent of all parties to any such transaction.


                  4.11 Material Contracts. Except as previously disclosed to Sierra in writing and excluding loans, lines of credit, loan commitments or letters of credit to which Mercantile is a party, Mercantile is not a party to or bound by any contract or other agreement made in the Ordinary Course which involves aggregate future payments by or to Mercantile of more than $20,000 and which is made for a fixed period expiring more than one year from the date hereof, and Mercantile is not a party to or bound by any agreement not made in the Ordinary Course which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to Sierra pursuant to this Section is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no material breach or default (and no condition which, with notice or passage of time, or both, could become a material breach or default) exists with respect thereto.


                  4.12 Loans.  Mercantile  has  disclosed  to Sierra in  writing prior to the date hereof, and will promptly inform Sierra of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of Mercantile, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency or the Superintendent as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). Mercantile has furnished and will continue to furnish to Sierra true and accurate information concerning the loan portfolio of Mercantile, and no material information with respect to the loan portfolio has been or will be withheld from Sierra. All loans and investments of Mercantile are legal, valid and binding obligations enforceable in accordance with its terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to Sierra in writing or reserved for in the balance sheet of Mercantile as of September 30, 1996, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Mercantile does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Mercantile.


                  4.13 Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course, none of the investments reflected in the Mercantile unaudited balance sheet as of September 30, 1996, and none of the investments made by Mercantile since
September 30, 1996, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Mercantile to freely dispose of such investment at any time except as restricted by any applicable banking, securities or government regulations.


                  4.14 Employment Contracts and Benefits.

                  (a) Mercantile shall deliver to Sierra an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of Mercantile (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any, together with copies of all such plans, agreements, arrangements and commitments that are documented, any and all contracts of employment and has made available to Sierra any Board of Directors' minutes (or committee minutes) authorizing, approving or guaranteeing such plans and contracts.

                  (b) All contributions, premiums or other payments due from Mercantile to (or under) any plan listed in subsection (a) have been fully paid or adequately provided for through periodic accruals or otherwise on its unaudited financial statements for the period ended September 30, 1996. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis.

                  (c) To Mercantile's knowledge,  each plan listed in subsection
(a) complies with all material requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

                  (d) To Mercantile's knowledge,  each plan listed in subsection
(a) complied with all material requirements of the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder.

                  (f) Mercantile has heretofore disclosed in writing to Sierra the names of each director, officer and employee of Mercantile.


                  4.15 Collective Bargaining and Employment Agreements. Except as provided in this Agreement or as previously disclosed to Sierra in writing, Mercantile does not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by Mercantile without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between Mercantile and any current or former employees, and to Mercantile's knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.


                  4.16 Compensation of Officers and Employees. Except as previously disclosed to Sierra in writing, (i) no officer or employee of Mercantile is receiving aggregate direct remuneration at a rate exceeding $60,000 per annum, and (ii) the consummation of the transactions contemplated by this Agreement and the Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Mercantile or Sierra to any employee of Mercantile.


                  4.17 Legal Actions and Proceedings. Except as previously disclosed to Sierra in writing, Mercantile is not a party to, or so far as either of them is aware, threatened with, and to Mercantile's knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and Mercantile is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Mercantile of any amount in excess of $50,000, unless an insurer of Mercantile has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Mercantile of a monetary amount, which could materially adversely affect Mercantile or its business or property or the transactions contemplated hereby. Mercantile has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to Mercantile's knowledge, threatened against Mercantile.


                  4.18 Execution and Delivery of the Agreement.

                  (a) The execution and delivery of this Agreement have been duly authorized by the Board of Directors of Mercantile and, when the Merger, this Agreement and the Merger Agreement have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Mercantile common stock at a meeting of shareholders duly called and held, the Merger, this Agreement and the Merger Agreement will be duly and validly authorized by all necessary corporate action on the part of Mercantile.

                  (b) This Agreement has been duly executed and delivered by Mercantile and (assuming due execution and delivery by Sierra) constitutes, and the Merger Agreement upon its execution and delivery by Mercantile (and assuming due execution and delivery by Sierra) will constitute, legal and binding obligations of Mercantile in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditor's rights and remedies generally.

                  (c) The execution and delivery by Mercantile of this Agreement and the Merger Agreement and the consummation of the transactions herein and therein contemplated (i) do not violate any provision of the Articles of Incorporation or Bylaws of Mercantile or, to Mercantile's knowledge, any provision of federal or state law or any governmental rule or regulation (assuming (A) receipt of the Government Approvals, (B) receipt of the requisite Mercantile shareholder approval, (C) due registration of the Sierra Shares under the Securities Act of 1933, as amended ("1933 Act"), (D) receipt of appropriate permits or approvals under state securities or "blue sky" laws, and (E) accuracy of the representations of Sierra set forth herein), and (ii) to Mercantile's knowledge, do not require any consent of any person except as contemplated herein, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Mercantile is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Mercantile is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of Mercantile.


                  4.19 Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by Mercantile or is entitled to be paid based upon any agreements, arrangements or understandings made by Mercantile in connection with any of the transactions contemplated by this Agreement or the Merger Agreement, except that Mercantile has engaged Carpenter and Company to render an opinion regarding the fairness of the Merger. Mercantile shall provide Sierra with a true and accurate copy of its agreement(s) with such firm. All costs related to such opinion shall be paid or accrued prior to the Effective Date.


                  4.20 Insurance. Mercantile is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by California commercial banks, and all of the insurance policies and bonds maintained by Mercantile are in full force and effect, Mercantile is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of Mercantile, such insurance coverage is adequate for Mercantile. Except as disclosed to Sierra in writing, there has not been any damage to, destruction of, or loss of any assets of Mercantile not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of Mercantile.


                  4.21 Loan Loss Reserves. To the knowledge of Mercantile's management, the allowance for loan losses as of the Effective Date will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries.


                  4.22 Transactions With Affiliates. Except as may arise in the Ordinary Course, Mercantile has not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of Mercantile, or any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under the 1933 Act. Mercantile has not entered into any other transactions with the employees or directors of Mercantile or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to Sierra. Any such transactions have been on terms no less favorable to Mercantile than those which would prevail in an arms-length transaction with an independent third party.


                  4.23 Information in Sierra Registration Statement. The information pertaining to Mercantile which has been or will be furnished to Sierra for or on behalf of Mercantile for inclusion in the Sierra Registration Statement and the Proxy Materials, or in the applications to be filed to obtain the Government Approvals ("Applications"), does not and will not contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of Mercantile included in the Proxy Materials will present fairly the financial condition and results of operations of Mercantile at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. Mercantile shall promptly advise Sierra in writing if prior to the Effective Date Mercantile shall obtain knowledge of any facts that would make it necessary to amend or supplement the Sierra Registration Statement, the Proxy Materials or the Applications, in order to make the statements therein not misleading or to comply with applicable law.


                  4.24 Accuracy of Representations and Warranties. No representation or warranty by Mercantile, and no statement by Mercantile in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Sierra; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.


Section 5. REPRESENTATIONS AND WARRANTIES OF SIERRA..

                  Sierra represents and warrants to Mercantile that, except as set forth on a Schedule attached to this Agreement and corresponding in number to the appropriate section:


                  5.1 Corporate Status and Power to Enter Into Agreements. (i) Sierra is a corporation duly incorporated, validly existing and in good standing under California law, and is a registered bank holding company under the Bank holding Company Act of 1956, as amended, (ii) subject to the approval of this Agreement and the transactions contemplated hereby by the Superintendent, the FDIC and, unless waived, the FRB, Sierra has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) Sierra's bank subsidiary is duly licensed to engage in the commercial banking business as now conducted by it, and (iv) neither Sierra nor any of its subsidiaries is subject to any order of the FRB, the FDIC, the Superintendent or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of Sierra nor the location of its properties requires it to be licensed to do business in any jurisdictions other than states of California and Nevada.


                  5.2 Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of Sierra made available to Mercantile are complete and accurate copies thereof as in effect on the date hereof. The minute books of Sierra contain a complete and accurate summary of all meetings of Sierra's Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Sierra fairly reflect the material transactions to which Sierra is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.


                  5.3 Compliance With Laws, Regulations and Decrees. Sierra (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of Sierra or is not likely to otherwise have a material adverse effect on Sierra taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be to filed, and (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of Sierra as now being conducted.


                  5.4 Capitalization. As of November 30, 1996, the authorized capital stock of Sierra consists of 10,000,000 shares of Sierra common stock, no par value, of which 2,754,569 are duly authorized, validly issued, fully paid and nonassessable and currently outstanding, 9,800,000 shares of preferred stock none of which is outstanding, 200,000 shares of series A preferred stock none of which are issued or outstanding and $8,705,000 of Sierra debentures convertible into 870,500 shares of Sierra common stock. Said stock has been issued in compliance with all applicable securities laws. There are currently outstanding options to purchase 384,080 shares of Sierra common stock, at a weighted average exercise price of $9.47 per share, issued pursuant to its 1996 Stock Option Plan. Said options were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. Sierra has adopted a Board of Directors Deferred Compensation and Stock Award Plan under which the members of Sierra's Board of Directors can elect to defer earned director compensation and take such compensation upon retirement from the Board either in the form of Sierra Shares or in cash. Otherwise, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate Sierra to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any Sierra common stock or any other equity security of

Sierra, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of Sierra common stock or any other equity security of Sierra. The outstanding common stock of Sierra has been duly and validly registered with the Commission pursuant to the 1934 Act, to the extent required thereunder.


                  5.5 Financial Statements, Regulatory Reports. No financial statement or other document to be provided to Mercantile by Sierra under this Agreement, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. Sierra has filed all material documents and reports required to be filed by it with the FRB, the Commission and any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to Sierra required by governmental authorities and regulatory agencies having jurisdiction over Sierra or any of its bank subsidiaries have been taken. Sierra has not received any notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization of Sierra. Sierra has paid all assessments made or imposed by any governmental agency. Sierra has delivered to Mercantile copies of all annual management letters and opinions, and has made available to Mercantile for inspection all reviews, correspondence and other documents in the files of Sierra prepared by Deloitte & Touche or any other certified public accountant engaged by Sierra and delivered to Sierra since December 31, 1995. The financial records of Sierra have been, are being and shall be maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Sierra in the operation of its business to generate and retrieve its financial records are adequate for the current needs of Sierra.


                  5.6 Tax Returns.

                  (a) Sierra has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. Sierra has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed to Mercantile. Except as set forth below, neither Sierra nor any of its subsidiaries has been requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by either of them for any period. Except as set forth below, there are no claims pending against Sierra or any of its subsidiaries for any alleged deficiency in the payment of any taxes, and Sierra does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes.

                  (b) No consent has been filed relating to Sierra pursuant to Section 341(f) of the IRC.


                  5.7 Material Adverse Change. Except as heretofore disclosed in writing by Sierra to Mercantile, since September 30, 1996, there has been no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of Sierra (whether or not in the Ordinary Course).


                  5.8 Legal Actions and Proceedings. Except as previously disclosed to Mercantile in writing, Sierra is not a party to, or so far as either of them is aware, threatened with, and to Sierra's knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and Sierra is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Sierra of any amount in excess of $200,000, unless an insurer of Sierra has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Sierra of a monetary amount, which could materially adversely affect Sierra or its business or property or the transactions contemplated hereby. Sierra has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the knowledge of Sierra, threatened against Sierra.


                  5.9 Execution and Delivery of the Agreement..

                  (a) The Merger, this Agreement and the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of Sierra.

                  (b) This Agreement has been duly executed and delivered by Sierra and (assuming due execution and delivery by Mercantile) constitutes, and the Merger Agreement, upon its execution and delivery by Sierra (and assuming due execution and delivery by Mercantile) will constitute, legal and binding obligations of Sierra in accordance with its terms.

                  (c) The execution and delivery by Sierra of this Agreement and the Merger Agreement and the consummation of the transactions herein and therein contemplated (i) do not violate any provision of the Articles of Incorporation or Bylaws of Sierra or, to Sierra's knowledge, any provision of federal or state law or any governmental rule or regulation (assuming (A) receipt of the Government Approvals, (B) due registration of the Sierra Shares under the 1933 Act, (C) receipt of appropriate permits or approvals under state securities or "blue sky" laws, and (D) accuracy of the representations of Mercantile set forth herein), and (ii) to Sierra's knowledge, do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Sierra is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Sierra is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of Sierra.


                  5.10 No Undisclosed Liabilities. Except for items for which reserves have been established in the audited balance sheets of Sierra as of December 31, 1995, Sierra has not incurred or discharged, and is not legally obligated with respect to any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), which would have a material effect on the capital or earnings of Sierra other than as a result of operations in the Ordinary Course after such date. Other than a possible cash dividend by Sierra payable to shareholders of record as of March, 1997, no cash, stock or other dividend or any other distribution with respect to the stock of Sierra has been declared, set aside or paid, nor have any shares of the stock of Sierra been purchased, redeemed or otherwise acquired, directly or indirectly, by Sierra since December 31, 1995.


                  5.11 No Material Environmental Liabilities. To Sierra's knowledge, Sierra does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respect with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment the liability of remediation for which would cause a material adverse change in the capital or earnings of Sierra.

                  5.12 No Material Liabilities Under ERISA. No governmental agency or claimant or representative of such claimant have alleged a material violation of ERISA by Sierra the liability for which, if adversely determined, would result in a material adverse change in the capital or earnings of Sierra.


                  5.13 Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by Sierra or is entitled to be paid based upon any agreements, arrangements or understandings made by Sierra in connection with any of the transactions contemplated by this Agreement or the Merger Agreement.


                  5.14 Loan Loss Reserves. To the knowledge of Sierra's management, the allowance for loan losses in the Sierra balance sheet dated September 30, 1996, and as of the Effective Date are and will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries, including compliance with the comments of the FDIC in its most recent Report of Examination.


                  5.15 Information in Sierra Registration Statement. The information pertaining to Sierra which has been or will be furnished for or on behalf of Sierra for inclusion in the Sierra Registration Statement or the Proxy Materials, or in the Applications, does not and will not contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of Sierra included in the Proxy Materials will present fairly the financial condition and results of operations of Sierra at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. Sierra shall promptly advise Mercantile in writing if prior to the Effective Date Sierra shall obtain knowledge of any facts that would make it necessary to amend the Sierra Registration Statement, the Proxy Materials or any Application, or to supplement the prospectus, in order to make the statements therein not misleading or to comply with applicable law.


                  5.16 Accuracy of Representations and Warranties. No representation or warranty by Sierra, and no statement by Sierra in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Mercantile; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.


Section 6. SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934..


                  6.1 Preparation and Filing of Registration Statement. Unless exempted from registration by Section 3(a)(10) of the 1933 Act, Sierra shall promptly prepare and file with the Commission a registration statement on the appropriate form ("Sierra Registration Statement") under and pursuant to the provisions of the 1933 Act for the purpose of registering the Sierra Shares to be issued in the Merger. Sierra and Mercantile shall promptly prepare Proxy Materials for the purpose of submitting the Merger, this Agreement and the Merger Agreement to the shareholders of Mercantile for approval. Sierra and Mercantile shall cooperate in all reasonable respects with regard to the preparation of the Sierra Registration Statement and the Proxy Materials. The Proxy Materials in definitive form are expected to serve as the prospectus to be included in the Sierra Registration Statement. Sierra and Mercantile shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Sierra Registration Statement or the Proxy Materials, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Sierra Registration Statement and the Proxy Materials.


                  6.2 Effectiveness of Registration Statement and Listing of Shares. Sierra and Mercantile shall use their commercially reasonable efforts to have the Sierra Registration Statement and any amendments or supplements thereto declared effective under the 1933 Act as soon as practicable, and thereafter Mercantile shall distribute the Proxy Materials to holders of its common stock in accordance with applicable laws. Sierra shall use commercially reasonable efforts to cause the Sierra Shares issued to effect the Merger to be approved for listing on the Nasdaq National Market System when such Sierra Shares are issued to Mercantile's shareholders.


                  6.3 Sales and Resales of Common Stock. Sierra shall not be required to maintain the effectiveness of the Sierra Registration Statement for the purpose of sale or resale of the Sierra Shares by any person.


                  6.4 RuleRule 145 and Related Matters. At Sierra's option, securities representing Sierra Shares issued to "affiliates", as that term is defined in the 1933 Act, of Mercantile (as determined by counsel to Sierra and Mercantile) under Rule 145 of the Rules and Regulations under the 1933 Act pursuant to the Merger Agreement will be subject to stop transfer orders and will bear a restrictive legend in substantially the following form:

                  "The Securities Represented by this Certificate Have been Issued in a Transaction to Which Rule 145 Promulgated under the Securities Act of 1933, as Amended, Applies and May Only Be Sold or Otherwise Transferred in Compliance with the Requirements of Rule 145 or Pursuant to an Effective Registration Statement under Said Act or in a Transaction Which, in the Opinion of Counsel Satisfactory to the Issuer, satisfies an Exemption from Such Registration."

Should any opinion of counsel described in clause (ii) of the foregoing legend indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, Sierra will upon request substitute unlegended securities and remove any stop transfer orders.


Section 7. CONDITIONS TO THE OBLIGATIONS OF SIERRA..

                  The obligations of Sierra under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Date of each of the following conditions; provided, however, that any one or more of such conditions may be waived by the Board of Directors of Sierra at any time at or prior to the Effective Date:


                  7.1 Representations and Warranties. The representations and warranties of Mercantile in Section 4 hereof shall be true and correct in all material respects on and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to an earlier date.


                  7.2 Compliance and Performance Under Agreement. Mercantile shall have performed and complied in all material respects with all terms of this Agreement and the Merger Agreement required to be performed or complied with by it at or prior to the Effective Date.


                  7.3 Material Adverse Change. No materially adverse change shall have occurred since September 30, 1996, in the business, financial condition or results of operations of Mercantile and Mercantile shall not be a party to or, so far as Mercantile is aware, threatened with, and to Mercantile's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any Government agency if, in the reasonable judgment of Sierra, such legal action or proceeding could materially adversely affect Mercantile, or its business, financial condition or results of operations.


                  7.4 Approval of Agreement. The Merger, this Agreement and the Merger Agreement shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Mercantile common stock.


                  7.5 Officer's Certificate. Sierra shall have received a certificate, dated the Effective Date, signed on behalf of Mercantile by its President to the effect that the conditions in Sections 7.1-7.4 have been satisfied.

                  7.6 Opinion of Counsel. Mercantile shall have delivered to Sierra such documents as may reasonably be requested by Sierra to evidence compliance by Mercantile with the provisions of this Agreement and the Merger Agreement, including an opinion of its counsel in a form substantially as set forth on Exhibit 7.6.


                  7.7 Absence of Legal Impediment. On the Effective Date, the absence of: (a) any suit, action or proceeding, or order against Mercantile or Sierra with respect to any part of this Agreement, or the Merger, or challenging, enjoining, or otherwise affecting the consummation of the Merger which, in the opinion of counsel for Sierra, materially affects the Merger or the consummation of this Agreement; or (b) any pending or threatened action or proceeding by the United States Department of Justice or other federal governmental agency seeking to enjoin, prohibit or otherwise impede the Merger; or (c) a banking moratorium or other suspension of payment by banks in the United States or any general limitation on extension of credit by lending banks in the United States.


                  7.8 Effectiveness of Registration Statement. The Sierra common stock to be issued to Mercantile shareholders shall have been determined to be exempt from registration or the Sierra Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act. No stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission. All state securities and "blue sky" permits or approvals required to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received.


                  7.9 Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Governmental Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or shall impose any other condition or requirement, which Sierra in its reasonable judgment shall deem to be materially burdensome (in which case Sierra shall promptly notify Mercantile). For purposes of this Agreement no condition shall be deemed to be "materially burdensome" if such condition does not materially differ from conditions regularly imposed by the FRB, the Superintendent, or FDIC in orders approving transactions of the type contemplated by this Agreement and compliance with such condition would not:

                  (a) require the taking of any action inconsistent with the manner in which Sierra or Mercantile has conducted its business previously;

                  (b) have a material adverse effect upon the business, financial condition or results of operations of Sierra or Mercantile; or

                  (c) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement.

                  7.10 Tax Opinion. Sierra and Mercantile shall have received an opinion of counsel or accountants satisfactory to both parties, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to both parties, substantially to the effect that under federal income tax law and California income and franchise tax law:

                  (a) The Merger will comply with the requirements of Internal Revenue Code Section 368;

                  (b) Except for the Cash Component of the Exchange Amount and any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Mercantile Shares who receive Sierra Shares in exchange for the Mercantile Shares which they hold;

                  (c) The holding period of Sierra Shares exchanged for Mercantile Shares will include the holding period of the Mercantile Shares for which they are exchanged, assuming the shares of Mercantile Shares are capital assets in the hands of the holder thereof at the Effective Date; and

                  (d) The basis of the Sierra Shares received in the exchange will be the same as the basis of the Mercantile Shares for which they are exchanged, less any basis attributable to the Cash Component or to fractional shares for which cash is received.


                  7.11 Unaudited Financials. Not later than the Determination Date, Mercantile shall have furnished Sierra a copy of its most recently prepared unaudited consolidated financial statements for the period beginning January 1, 1997 and ending the monthend immediately preceding the Determination Date, including a balance sheet and statement of income of Mercantile for that period.


                  7.12 Rule 145 Undertaking. Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of such party shall have delivered to Sierra, as soon as practicable after the date of this Agreement, and prior to the date of the shareholder meeting called by Mercantile to approve this Agreement, a written agreement, in the form of Exhibit 7.12 hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any Sierra Shares to be received by such "affiliate" in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding any other provision of this Agreement, no certificate for Sierra Shares shall be delivered in exchange for Mercantile Shares held by any such "affiliate" who shall not have executed and delivered such an agreement.


                  7.13 Closing  Documents.   Sierra  shall  have  received  such
certificates and other closing documents as counsel for Sierra shall reasonably request.


                  7.14 Consents. Mercantile shall have received, or Sierra shall have satisfied itself that Mercantile will receive, all consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to Mercantile, in each case in form and substance reasonably satisfactory to Sierra, and no such consent or license or permit shall have been withdrawn or suspended.


                  7.15 Shareholder Agreements. All directors of Mercantile and the Brooks Trust shall have entered into a shareholder's agreement in the form attached hereto as Exhibit 7.15 contemporaneously with the execution of this Agreement by which such shareholders agree to vote their shares and any shares over which such shareholders have voting authority in favor of the Merger and further agreeing, to the extent permitted by law and the bylaws of Mercantile, to vote in favor of the Merger by consent solicitation.


                  7.16 Financial Conditions to Closing. The books of Mercantile as of the Adjustment Date and as of Closing shall reflect compliance with the following financial conditions:

         (a) Other Real Estate and Non-Performing Loans.(a)+Other Real Estate and Non-Performing Loans. Mercantile's other real estate owned ("OREO"), non-performing loans ("NPAs") (those loans not accruing interest on Mercantile's books), loans 90 days or more past due, and other loans under regulatory requirements classified as substandard or non-performing shall not exceed $2.495 million and the ratio of OREO and NPAs to Shareholder Equity plus Allowance for Loan Losses ("ALL") shall not exceed 42.5%.

         (b) Loan Loss Reserves.(b)+Loan Loss Reserves. Mercantile shall maintain an ALL of no less than $962 thousand, less reserves deleted from
Schedule 2.1(c) pursuant to the terms of Section 2.1(c)(ii)(A), and 2.95% of total loans, whichever is greater, and a ratio of ALL to NPAs of not less than 38.5% ("Coverage Ratio").



Section 8. CONDITIONS TO THE OBLIGATIONS OF MERCANTILE..

                  The obligations of Mercantile under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Date of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of Mercantile at any time at or prior to the Effective Date:

                  8.1 Representations and Warranties. The representations and warranties of Sierra in Section 5 hereof shall be true and correct in all material respects on and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically related to an earlier date.


                  8.2 Compliance and Performance Under Agreement. Sierra shall have performed and complied in all material respects with all of the terms of this Agreement and the Merger Agreement required to be performed or complied with by them at or prior to the Effective Date.


                  8.3 Material Adverse Change. No materially adverse change shall have occurred since September 30, 1996, in the business, financial condition, results of operations or properties of Sierra and its subsidiaries taken as a whole, and Sierra shall not be engaged in, or a party to or so far as Sierra is aware, threatened with, and to Sierra's knowledge no grounds shall exist for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of Mercantile, such legal action or proceeding could materially adversely affect Sierra or its business, financial condition, results of operations or assets.


                  8.4 Approval of Agreement. The Merger, this Agreement and the Merger Agreement shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Mercantile common stock.


                  8.5 Officer's Certificate. Mercantile shall have received a certificate, dated the Effective Date, signed on behalf of Sierra by its President and Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 8.1-8.4 hereof.


                  8.6 Opinion of Counsel. Sierra shall have delivered to Mercantile such documents as may reasonably be requested by Mercantile to evidence compliance by Sierra with the provisions of this Agreement and the Merger Agreement, including an opinion of its counsel in a form substantially as set forth on Exhibit 8.6.


                  8.7 Absence of Legal Impediment. On the Effective Date, the absence of: (a) any suit, action or proceeding, or order against Mercantile or Sierra with respect to any part of this Agreement, or the Merger, or challenging, enjoining, or otherwise affecting the consummation of the Merger which, in the opinion of counsel for Mercantile, materially affects the Merger or the consummation of this Agreement; or (b) any pending or threatened action or proceeding by the United States Department of Justice or other federal governmental agency seeking to enjoin, prohibit or otherwise impede the Merger; or (c) a banking moratorium or other suspension of payment by banks in the United States or any general limitation on extension of credit by lending banks in the United States.


                  8.8 Effectiveness of Registration Statement. The Sierra common stock to be issued to Mercantile shareholders shall have been determined to be exempt from registration or the Sierra Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act. No stop order suspending the effectiveness of the Sierra Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission. All state securities and "blue sky" permits or approvals required to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received.


                  8.9 Government Approvals. The Government Approvals shall have been received and shall be in effect, and all conditions or requirements prescribed by law or by any such approval shall have been satisfied; provided, however that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present business or operations conducted by either of the parties hereto or shall impose any other condition or requirement, which Mercantile in its reasonable judgment shall deem to be materially burdensome (in which case Mercantile shall promptly notify Sierra).


                  8.10 Tax Opinion or Ruling. Sierra and Mercantile shall have received the opinion referred to in Section 7.10 hereof which opinion shall meet the requirements of such section.

                  8.11 Unaudited Financials. Not later than the Determination Date, Sierra shall have furnished Mercantile a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income of Sierra.


                  8.12 Closing Documents. Mercantile shall have received such certificates and other closing documents as counsel for Mercantile shall reasonably request.


                  8.13 Fairness Opinion. The Board of Directors of Mercantile shall have received an opinion of its financial advisor to the effect that the terms of the Merger are fair, from a financial point of view, to Mercantile and its shareholders.


Section 9. CLOSING.


                  9.1 Closing Date. The closing of the transactions contemplated by this Agreement ("Closing") shall, unless another date, time or place is agreed to in writing by Sierra and Mercantile, be held at the offices of McCutchen, Doyle, Brown & Enersen, San Francisco, California on the Effective Date.


                  9.2 Delivery of Documents. At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.


                  9.3 Filings. At the Closing, Sierra and Mercantile shall instruct its representatives to make or confirm such filings as shall be required in the opinion of counsel to Sierra and Mercantile to give effect to the Merger.


Section 10. EXPENSES.


                  10.1 Merger Related Expenses. Each party hereto agrees to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreement shall be consummated, the costs incurred by such party incident to the performance of its obligations under this Agreement and the Merger Agreement, including without limitation, costs incident to the preparation of the Merger Agreement, this Agreement, the Sierra Registration Statement and the Proxy Materials (including the audited financial statements of the parties contained therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. Mercantile shall pay or accrue up to $10,000 toward the printing costs of the Sierra Registration Statement and the Proxy Materials and the costs of distributing the Proxy Materials and other information relating to these transactions to shareholders of Mercantile. All fees payable pursuant to state "blue-sky" securities laws, fees related to obtaining a tax opinion, the fee required to be paid to the Commission to register the Sierra Shares shall be shared equally by the parties. For purposes of determining Adjusted Book Value, all expenses of Mercantile in connection with the Merger shall be treated as if they have been paid by accrued on the books of Mercantile as of the Determination Date.


                  10.2 Miscellaneous Mercantile Expenses. For purposes of determining Adjusted Book Value, as of the Adjustment Date Mercantile shall accrue on its books all expenses or contractual obligations that are or will become due as of the Effective Date that have been incurred by Mercantile or for which Mercantile will be liable, regardless of whether Mercantile has received a billing or invoice for such expenses or obligations.


Section 11. AMENDMENT; TERMINATION..


                  11.1 Amendment. This Agreement and the Merger Agreement may be amended by Sierra and Mercantile at any time prior to the Effective Date without the approval of the shareholders of Mercantile with respect to any of their terms except, after Mercantile shareholders have approved the Merger, the terms relating to the form or amount of consideration to be delivered to Mercantile shareholders in the Merger.

                  11.2 Termination. This Agreement and the Merger Agreement may be terminated as follows:

                  (a) By the mutual consent of the Boards of Directors of both Sierra and Mercantile at any time prior to the consummation of the Merger.

                  (b) By the Board of Directors of Sierra on or after June 30, 1997, if (i) any of the conditions in Section 7 to which the obligations of Sierra are subject have not been fulfilled, or (ii) such conditions have been fulfilled or waived by Sierra and Mercantile shall have failed to complete the Merger.

                  (c) By the Board of Directors of Sierra if (i) it has become aware of any facts or circumstances of which it was not aware on the date hereof and which materially adversely affect Mercantile or its properties, operations or financial condition, (ii) a materially adverse change shall have occurred since September 30, 1996, in the business, financial condition, results of operations or properties of Mercantile, or (iii) there has been material failure or prospective material failure on the part of Mercantile to comply with its obligations under this Agreement or the Merger Agreement, or any material failure or prospective failure to comply with any of the conditions set forth in
Section 7 hereof.

                  (d) By the Board of Directors of Sierra in the event that Mercantile enters into a transaction or series of transactions with a third person or group providing for the acquisition of all or a substantial part of Mercantile, whether by way of merger, exchange or purchase of stock, sale of assets or otherwise.

                  (e) By the Board of Directors of Mercantile on or after June 30, 1997, if (i) any of the conditions contained in Section 8 to which the obligations of Mercantile are subject have not been fulfilled, or (ii) such conditions have been fulfilled or waived but Sierra shall have failed to complete the Merger; provided, however, that if Sierra is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Governmental Approvals or if Sierra shall be contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated hereby, such nonfulfillment shall not give Mercantile the right to terminate this Agreement until the earlier of (A) June 30, 1997, and (B) 60 days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto, including any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise or any waiting period with respect thereto provided such date shall not occur beyond December 31, 1997.

                  (f) By the Board of Directors of Mercantile if (i) it has become aware of any facts or circumstances of which it was not aware on the date hereof and which can or do materially adversely affect Sierra or its properties, operations or financial condition, (ii) a materially adverse change shall have occurred since September 30, 1996 in the business, financial condition, results of operations or assets of Sierra, or (iii) there has been a material failure or prospective material failure on the part of Sierra to comply with its obligations under this Agreement or the Merger Agreement, or any material failure or prospective material failure to comply with any condition set forth in Section 8.

                  (g) By the Board of Directors of Mercantile in the event Sierra or its affiliates enter into a Business Combination with any other entity which does not expressly contemplate the performance by Sierra or its successor in interest of Sierra's obligations under this Agreement and Sierra indicates it will not consummate this Agreement.


                  11.3 Termination. The power of termination hereunder may be exercised by Sierra or Mercantile, as the case may be, only by giving written notice, signed on behalf of such party by its Chief Executive Officer or President, to the other party.


                  11.4 Breach of Obligations. If there has been a material breach by either party in the performance of any of the obligations herein which shall not have been cured within ten business days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate this Agreement upon written notice to the other party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured.

                  11.5 Termination and Expenses..

                  (a) If this Agreement is terminated for any reason, the Merger Agreement shall automatically terminate. Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 10, to maintain the confidentiality of the other party's information pursuant to Section 3.1(f), or the provisions of this Section 11.5 or of Sections 12.1-12.7.

                  (b) If Sierra terminates this Agreement pursuant to Section 11.2(d) or because of a willful breach of the Agreement by Mercantile, Mercantile shall pay to Sierra, on demand, the sum of $350,000. If Mercantile terminates this Agreement pursuant to Section 11.2(g) or because of a willful breach of the Agreement by Sierra, Sierra shall pay to Mercantile, on demand, the sum of $350,000. In each case, the amount indicated shall be deemed consideration or liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement, provided, however, each party shall remain liable for expenses as set forth in Section 10.


Section 12. MISCELLANEOUS..


                  12.1 Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight courier, or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

To Sierra:                                         To Mercantile:

SierraWest Bancorp                                 Mercantile
10181 Truckee-Tahoe Airport Road                   455 Capitol Mall
Truckee, California 96160                          Sacramento, California 95814
Attention:  William T. Fike                        Attention:  Michael Burkart
President & CEO                                    President & CEO


With a copy to:                                    With a copy to:

McCutchen, Doyle, Brown & Enersen                  Lillick & Charles
Three Embarcadero Center                           Two Embarcadero Center
San Francisco, CA  94111                           San Francisco, CA 94111
Attention:  James M. Rockett                       Attention:  Ronald W. Bachli

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.


                  12.2 Binding Agreement. This Agreement is binding upon and is for the benefit of Sierra and Mercantile and its successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other party to this Agreement.


                  12.3 Survival of Representations and Warranties. No investigation by Sierra or Mercantile made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement and such representations and warranties shall survive such investigation, provided that representations, warranties, covenants and agreements of Sierra and Mercantile contained in this Agreement shall not survive the Closing.

                  12.4 Governing Law. This Agreement shall be governed by and construed in accordance with he laws of the State of California.


                  12.5 Attorneys' Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.


                  12.6 Entire Agreement; Severability. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understandings of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understanding relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.


                  12.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, Sierra and Mercantile have each caused this Agreement and Plan of Merger to be signed by its Chief Executive Officer or Chairman as of the day and year first above written.


MERCANTILE BANK                            SIERRAWEST BANCORP



By__/s/  Michael Burkart___________        By_/s/  William T. Fike____________
Michael Burkart                            William T. Fike
President and Chief Executive Officer      President and Chief Executive Officer


                                           SIERRAWEST BANK



                                           By__/s/  William T. Fike____________
                                           William T. Fike
                                           President and Chief Executive Officer

                                                 EXHIBIT A

                                              Merger Agreement

 ...........................This merger agreement ("Merger Agreement") dated as of ___________, 1997 between SierraWest Bank, ("Subsidiary"), a California banking corporation, and Mercantile Bank ("Mercantile"), a California banking corporation is entered into as follows:

Section 13.  Outstanding Shares.

                  (a) Mercantile is a California banking corporation authorized by the California State Banking Department. Mercantile has 1,000,000 authorized shares of no par value common stock of which 336,980 are outstanding. Mercantile has no outstanding shares of preferred stock, options or warrants.

                  (b) Subsidiary is a California banking corporation  authorized
by  the  California  State  Banking  Department.   Subsidiary  has  ____________
authorized shares of common stock of which __________ are outstanding. Subsidiary has no outstanding shares of preferred stock, options or warrants.

Section 14.  The Merger.

                  Mercantile shall be merged into Subsidiary ("Merger").

Section 15.  Conversion of Shares.

          Upon consummation of the Merger, (i) each outstanding share of Mercantile, other than shares held by shareholders who perfect their rights as dissenting shareholders under California law, shall be converted into the right to receive the exchange amount of $_____ per share ("Per Share Exchange Amount") comprised of a Cash Component of 50% and a Stock Component consisting of common stock of SierraWest Bancorp valued at 50%, in accordance with an election described in Section __ below; and (ii) the outstanding shares of Subsidiary shall remain the outstanding shares of the Surviving Corporation and are not affected by the Merger; and there will be no other outstanding shares, options, warrants or other stock rights to acquire any shares of Mercantile.


16. Terms of Cash/Stock Election.Election.

                  The Exchange Amount will be allocated to the Stock Component and the Cash Component in accordance the following election and procedures (the "Cash/Stock Election").

                  Mercantile shareholders may elect to receive the Exchange Amount in either all SierraWest Bancorp shares or all cash. If no election is made, the shareholder will receive cash equal to 50% and stock of a value equal to 50%.

                  If the aggregate Cash Component is undersubscribed, the unsubscribed portion of this minimum aggregate Cash Component will be allocated pro rata (by number of shares) among all Mercantile shareholders; if the aggregate Cash Component is oversubscribed, the Cash Component of each Mercantile shareholder electing to receive cash will be reduced pro rata (by number of shares electing to receive cash). The total of the Cash Component and the Stock Component will always equal the Exchange Amount.

                  Mercantile shareholders who make a Cash/Stock Election have no assurance that they will in fact receive all cash or all stock. They will receive cash in excess of the above amount per share only to the extent excess cash is available under the limitation set forth above, and they will receive all stock only if other Mercantile shareholders elect at least an aggregate of 50% in cash.

Section 17.  Articles of Incorporation and By-Laws.

                  (a) The Articles of Incorporation of Subsidiary shall, upon the Effective Date, be the Articles of Incorporation of the Surviving Corporation. It is the intention of the parties that the Merger will be treated as a tax free reorganization pursuant to Section 368 of the Internal Revenue Code.

                  (b) The By-Laws of Subsidiary, as they exist on the Effective Date, shall be the By-Laws of the Surviving Corporation until the same are amended.

Section 18.  Exchange of Shares.

                  The conversion of shares as provided in the Merger Agreement shall occur automatically upon the Effective Date without action by the holders thereof. Each holder of Mercantile Shares shall on or after the Effective Date surrender each certificate representing Mercantile Shares to the Exchange Agent appointed by the parties and shall be entitled to receive in exchange therefor the Per Share Exchange Amount.

Section 19.  Effect of Merger And Effective Date.

                  The effect of the Merger and the Effective Date of the Merger are as prescribed by law.

Section 20.  Officers and Directors

                  The officers and directors of Subsidiary holding office on the Effective Date shall be the officers and directors of the Surviving Corporation until removed as provided by law or until the election of their respective successors.

Section 21.  Acts of Merging Corporation

                  Mercantile, as the merging corporation, shall from time to time, as and when requested by the Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this Merger.

                  All capitalized term herein shall have the meanings ascribed to them in this Merger Agreement; provided, however, if no meaning is separately ascribed to such capitalized terms in this Merger Agreement, then such terms will have the meanings ascribed to them in the Agreement and Plan of Acquisition and Merger dated __________, 1997.

In witness  whereof  the  parties  have  executed  this Merger Agreement.


                                  Mercantile Bank


                                         By___________________________________
                                             Michael Burkart
                                             President


                                         By___________________________________
                                             Secretary


                                  SierraWest Bank


                                         By___________________________________
                                             William T. Fike
                                             President


                                         By___________________________________
                                             Secretary

(Letterhead of Carpenter & Company)


                                                  ANNEX B



January 23, 1997




Board of Directors
Mercantile Bank
455 Capital Mall, Suite 100
Sacramento, California 95814

Members of the Board:

We understand that Mercantile Bank (the Company") proposes to enter into a Plan of Acquisition and Merger Agreement dated as of January 23, 1997 ("the Agreement) with SierraWest Bancorp pursuant to which SierraWest Bancorp will acquire all the shares of common stock of Mercantile Bank in exchange for a combination of common shares of SierraWest Bancorp and cash valued at $6,601,000 subject to adjustment as set forth in the Agreement ("the Consideration"). You have asked for our opinion as to whether the Consideration to be received by shareholders of the company, as described in the Agreement, taken as a whole are fair from a financial point of view to such shareholders, as of the date hereof.

In connection with our opinion, we have among other activities: (a) reviewed certain publicly available financial and other data with respect to the Company, including the consolidated financial statements for recent years and for interim periods to November 30, 1996, and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (b) reviewed the terms of the Agreement; (c) reviewed certain historical market prices and trading volume of common stock of California banking companies; (d) compared the Company and SierraWest Bancorp from a financial point of view with certain other companies in the financial services industry which we deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent transactions which we deem to be comparable, in whole or in part, to the Transaction; (f) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, including financial forecasts and related assumptions of the Company; (g) made inquiries and held discussions on the Transaction and the Agreement and other matters relating thereto with the Company's counsel; and (h) performed such other analyses and examinations as we have deemed appropriate.

In connection with our review, we have not independently verified any of the foregoing information with respect to the Company. We have relied on all such information provided by the Company and have assumed that all such information is complete and accurate in all material respects. We have assumed that there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the

Transaction, and the Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company, nor have we been furnished with any such appraisals. Further, our opinion is based upon economic, monetary, and market conditions existing as of the date hereof.

Based upon the foregoing, and in reliance thereon, it is our opinion that, as of today's date, the Consideration is fair to the shareholders of the Company from a financial point of view.

This opinion is furnished pursuant to our engagement letter dated January 3, 1997, and is solely for the benefit of the Board of Directors and stockholders of the Company. Except as provided in such engagement letter, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent.


Very truly yours,

SEAPOWER CARPENTER CAPITAL, INC.,
dba CARPENTER & COMPANY




By:  /s/John Flemming
     John Flemming




JB/gw

                                       ANNEX C


                   CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION CODE

ss. 1300. Right to Require Purchase - "Dissenting Shares" and "Dissenting Shareholder" Defined.

                  (a)......If  the approval of the  outstanding  shares (Section
152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-term merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short- form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

                  (b)......As  used in this chapter,  "dissenting  shares" means shares which come within all of the following descriptions:

                  (1)......Which    were   not   immediately    prior   to   the
reorganization or short-term merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes the provisions of this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provisions does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

                  (2)......Which   were   outstanding   on  the   date  for  the
determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-term merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

                  (3)......Which  the dissenting  shareholder  has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

                  (4)......Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

                  (c)......As  used in this  chapter,  "dissenting  shareholder"
means the recordholder of dissenting shares and includes a transferee of record.

ss. 1301.  Demand for Purchase.

                  (a)......If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

                  (b)......Any  shareholder  who  has a  right  to  require  the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) [sic] of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

                  (c)......The  demand  shall  state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

ss. 1302.  Endorsement of Shares.

                  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

ss. 1303.  Agreed Price -- Time for Payment.

                  (a)......If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

                  (b)......Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

ss. 1304.  Dissenter's Action to Enforce Payment.

                  (a)......If  the  corporation   denies  that  the  shares  are
dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

                  (b)......Two  or  more  dissenting  shareholders  may  join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

                  (c)......On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine the fair market value of the shares.

ss. 1305.  Appraisers' Report -- Payment -- Costs.

                  (a)......If  the court  appoints an appraiser  or  appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

                  (b)......If  a majority of the  appraisers  appointed  fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

                  (c)......Subject  to the provisions of Section 1306,  judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

                  (d)......Any  such judgment  shall be payable  forthwith  with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

                  (e)......The  costs  of  the  action,   including   reasonable
compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision
(a) of Section 1301).

ss. 1306.  Dissenting Shareholder's Status as Creditor.

                  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

ss. 1307.  Dividends Paid as Credit Against Payment.

                  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

ss. 1308.  Continuing Rights and Privileges of Dissenting Shareholders.

                  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incidents to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

ss. 1309.  Termination of Dissenting Shareholder Status.

                  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

                  (a)......The  corporation  abandons the  reorganization.  Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

                  (b)......The  shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

                  (c)......The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

                  (d)......The dissenting  shareholder,  with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

ss. 1310.  Suspension of Proceedings for Payment Pending Litigation.

                  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

ss. 1311.  Exempt Shares.

                  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of reorganization or merger.

ss. 1312.  Attacking Validity of Reorganization or Merger.

                  (a)......No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

                  (b)......If  one  of  the  parties  to  a  reorganization   or
short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

                  (c)......If  one  of  the  parties  to  a  reorganization   or
short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                  [3/97]